FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226082-10

The issuer has filed a registration statement (including a prospectus) with the SEC (registration statement file no. 333-226082) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526 or you e-mail a request to prospectus-ny@gs.com.  The securities may not be suitable for all investors. Goldman Sachs & Co. LLC and the other underwriters and their respective affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

This material is for your information, and neither Goldman Sachs & Co. LLC nor the other underwriters are soliciting any action based upon it. This material is not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal.

The information contained herein will be superseded by similar information delivered to you prior to the time of sale. The information should be reviewed only in conjunction with the entire Preliminary Prospectus relating to the Benchmark 2021-B25 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2021-B25 (the “Offering Document”). All of the information contained herein is subject to the same limitations and qualifications contained in the Offering Document. Prior to making any investment decision, prospective investors are strongly urged to read the Offering Document in its entirety.

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DESCRIPTION OF THE AMAZON SEATTLE WHOLE LOAN

The following is a summary of the principal provisions of a first mortgage loan in the amount of $390,000,000 (the “Amazon Seattle Whole Loan”) from DBR Investments Co. Limited (“Lender”) to KRE 300 Pine Owner LLC (“Borrower”), made pursuant to that certain Loan Agreement dated as of April 1, 2021 between Lender and Borrower, as amended by that certain Loan Agreement Amendment and Note Consolidation, Severance and Splitter Agreement dated April 12, 2021, between Lender and Borrower, and reaffirmed by Guarantor (the “Amazon Seattle Loan Agreement”), and the other documents executed by the Borrower and other applicable parties in connection with the origination of the Amazon Seattle Whole Loan (collectively, the “Amazon Seattle Loan Documents”). This summary does not purport to be complete and is qualified in its entirety by reference to the Amazon Seattle Loan Documents. Terms used but not defined in this “Description of the Amazon Seattle Whole Loan” section or elsewhere in this Offering Circular have the meanings assigned to such terms in the Amazon Seattle Loan Agreement.

General

The Amazon Seattle Whole Loan was originated by the Lender on April 1, 2021 (the “Amazon Seattle Loan Origination Date”) and, on or prior to the Closing Date, will be acquired by the Mortgage Loan Seller. On or prior to the Closing Date, the Mortgage Loan Seller will assign the Amazon Seattle Mortgage Loan and the Amazon Seattle Trust Subordinate Companion Loan (including all interest that accrues on the Amazon Seattle Mortgage Loan and the Amazon Seattle Trust Subordinate Companion Loan from and after the Cut-off Date) to the Depositor and the Depositor will subsequently assign the Amazon Seattle Mortgage Loan and the Amazon Seattle Trust Subordinate Companion Loan to the Issuing Entity. As of the Cut-off Date, the outstanding principal balance of the Amazon Seattle Whole Loan is expected to be $390,000,000 (collectively, the “Amazon Seattle Loan Amount”).

The Amazon Seattle Whole Loan is an approximately twelve-year fixed-rate mortgage loan with a final stated maturity date of May 6, 2033 (the “Amazon Seattle Stated Maturity Date”), that is interest-only until the anticipated full repayment date of April 6, 2030 (the “Anticipated Repayment Date”).
See “—Payments on the Amazon Seattle Whole Loan” below.

The Amazon Seattle Whole Loan is evidenced by five senior promissory notes (collectively, the “Amazon Seattle A Note”), and one subordinate B note (the “Amazon Seattle B Note” and together with the Amazon Seattle A Note, the “Amazon Seattle Notes”), secured by certain real property (the “Amazon Seattle Mortgaged Property”). The Amazon Seattle B Note evidences the Amazon Seattle Trust Subordinate Companion Loan.

The maturity date of the Amazon Seattle Whole Loan is the date on which the final payment of principal of the Amazon Seattle Notes becomes due and payable in accordance with the terms of the Amazon Seattle Loan Documents, whether on the Amazon Seattle Stated Maturity Date, by declaration of acceleration, extension or otherwise (the “Amazon Seattle Maturity Date”).

The Amazon Seattle Loan Documents require the Borrower to pay interest on the Amazon Seattle Whole Loan as described in “—Payments on the Amazon Seattle Whole Loan—Principal and Interest Payments” below.

Security

The Amazon Seattle Whole Loan is secured by, among other things, the Amazon Seattle Mortgaged Property, any improvements erected or installed thereon and all personal property owned by the Borrower and encumbered by the Amazon Seattle Loan Documents, together with all rights pertaining to the Amazon Seattle Mortgaged Property and improvements, all revenue derived from the ownership and operation of the Amazon Seattle Mortgaged Property and all other collateral under the Amazon Seattle Loan Documents.

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Non-Recourse Provisions and Exceptions

The Borrower and Guarantor are required to indemnify the Lender from and against any actual loss, damage, cost, expense, liability, claim or other obligation actually incurred by the Lender (including reasonable attorneys’ fees and costs reasonably incurred) (but excluding (i) special, consequential exemplary or punitive damages, except to the extent Lender is required in a final judgment to pay the same to a third party (without duplication) and (ii) any of the forgoing to the extent resulting from the gross negligence, illegal acts, fraud or willful misconduct of Lender) arising out of or in connection with the following (the “Borrower’s Recourse Liabilities”):

(1)    fraud or material and willful misrepresentation by Borrower, Guarantor or any affiliate of Borrower then controlled by Guarantor (each a “Recourse Party”) in connection with the Amazon Seattle Whole Loan;

(2)    willful misconduct of any Recourse Party that results in physical damage or waste to the Amazon Seattle Mortgaged Property (provided, there will be no liability for any physical damage or waste to the extent caused by (x) a failure to pay expenses due to insufficient funds having been generated from the Amazon Seattle Mortgaged Property for Borrower’s business operations or (y) if reserve funds held by the Lender and specifically allocated for such amount or excess cash flow reserve funds permitted to be used for such purpose under the Amazon Seattle Loan Agreement have not been made available to Borrower by the Lender to pay such outstanding amounts);

(3)    the intentional and wrongful removal or wrongful disposal by or on behalf of any Recourse Party of any part of the Amazon Seattle Mortgaged Property in contravention of the Amazon Seattle Loan Documents during the continuance of an Amazon Seattle Loan Event of Default;

(4)    the misappropriation or conversion of any of the following by a Recourse Party in contravention of the Amazon Seattle Loan Documents:

(A)   any insurance proceeds paid by reason of any casualty or proceeds of the PLL Policy as defined in the Environmental Indemnity,

(B)   any awards or other amounts received by the Borrower from a governmental authority in connection with a condemnation of all or a portion of the Amazon Seattle Mortgaged Property, or

(C)   any rents during the continuance of an Amazon Seattle Loan Event of Default, or more than one (1) month in advance;

(5)    failure to pay (i) taxes when the same become delinquent, subject to Borrower’s right to consent the same as provided in the Amazon Seattle Loan Documents or (ii) insurance premiums on or prior to the date the same is due; provided, in each case, that it will not be a recourse event if there is insufficient cash flow from the Amazon Seattle Mortgaged Property or if reserve funds held by Lender have not been made available to Borrower by Lender to pay such outstanding amounts prior to the date upon which such payment becomes delinquent and Lender is required to use such amounts for the payment of taxes or insurance premiums and fails to make such payment in accordance with the Amazon Seattle Loan Documents;

(6)    any litigation or other legal proceeding related to the Amazon Seattle Whole Loan filed by a Recourse Party that materially delays, opposes, impedes, obstructs, hinders, enjoins or otherwise interferes with or frustrates the efforts of Lender to exercise any rights or remedies available to Lender herein, to the extent a court of competent jurisdiction rules that the same was filed by such Recourse Party in bad faith;

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(7)    a breach by Borrower of the Special Purpose Bankruptcy Remote Entity covenants which does not result in Borrower being substantially consolidated in a bankruptcy case with any other Person; or

(8)    from and after the Retail Unit Release, any amendment or termination of the Condominium Documents or termination of the Condominium Project, in each case, in violation of the terms of the Amazon Seattle Loan Agreement, by Borrower or any Borrower Board Director.

In addition, the Amazon Seattle Whole Loan will be fully recourse to Borrower and Guarantor, in the event that any of the following occur (each, a “Springing Recourse Event”):

(1)    Borrower files a voluntary petition under the bankruptcy code or any other Federal or state bankruptcy or insolvency law;

(2)    The filing of an involuntary bankruptcy petition against Borrower under the bankruptcy code or any other Federal or state bankruptcy or insolvency law by any other Person in which any Recourse Party colludes with such creditors for any involuntary bankruptcy petition against any Borrower;

(3)    Any Recourse Party files an answer consenting to, or otherwise joining in, any involuntary bankruptcy petition filed against Borrower under the bankruptcy code or any other Federal or state bankruptcy or insolvency law;

(4)    Borrower makes a voluntary assignment for the benefit of creditors;

(5)    Any Recourse Party consenting to or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or the Amazon Seattle Mortgaged Property (or a portion thereof) (other than with the consent of Lender);

(6)    a breach by Borrower of the special purpose entity covenants is violated or breached and is cited by a court of competent jurisdiction as a material factor in a substantive consolidation of Borrower with any other Person, and as a result thereof, Borrower is subsequently substantially consolidated in a bankruptcy case with any other Person;

(7)    A material breach by Borrower or a material failure by Borrower not to incur additional indebtedness other than the Amazon Seattle Mortgaged Loan and other debt and liabilities permitted by the Amazon Seattle Loan Documents or approved by Lender, provided, however, that (1) there will be no liability hereunder (x) for trade payables or other operational debt incurred in the ordinary course of business to the extent permitted under the Amazon Seattle Loan Documents or for the failure to pay such trade payables or operational debt as a result of insufficient funds having been generated from the Amazon Seattle Mortgaged Property for Borrower’s business operations or (y) if reserve funds held by Lender and specifically allocated for such amount have not been made available to Borrower by Lender to pay such outstanding amounts and Lender’s access thereto was not constrained by the intentional and wrongful act of Borrower, and (2) the foregoing will not require Guarantor or Sponsor to make any additional capital contributions to Borrower; or

(8)    Except as permitted by the Amazon Seattle Loan Documents, Borrower (A) voluntarily encumbering the Amazon Seattle Mortgaged Property by any lien securing indebtedness for borrowed money (other than a permitted encumbrance or a lien arising out of debt which was permitted under the Amazon Seattle Loan Documents when incurred but which subsequently became prohibited because of a failure to repay the same due to insufficient funds having been generated from the Amazon Seattle Mortgaged Property) without Lender’s prior written consent or (B) failing to obtain Lender’s prior written consent

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to any voluntary transfer of title to the Amazon Seattle Mortgaged Property or of any direct or indirect interest in Borrower, in any case, to the extent such consent is required by the Amazon Seattle Loan Documents to be obtained.

Provided, with respect to the foregoing clauses (3) and (5), there will be no liability for failing to file an objection to any such filing if (x) Borrower, acting in good faith and on the advice of counsel, determines that it has no legal basis for doing so, or (y) Borrower is not permitted by law to so file an objection.

Guarantor liability for bankruptcy-related events under the Guaranty are limited to 20% of the outstanding principal balance of the Amazon Seattle Whole Loan, plus enforcement costs.

For so long as an acceptable PLL Policy (as defined in the Environmental Indemnity Agreement) is in place, the liability of the Guarantor under the Environmental Indemnity Agreement is limited to any losses that are excluded from coverage under the PLL Policy.

“Affiliate” means, as to any Person, any other Person that (i) owns directly or indirectly 25% or more of all equity interests in such Person, and/or (ii) is in Control of, is Controlled by or is under common ownership or Control with such Person, and/or (iii) is a director or officer of such Person or of an Affiliate of such Person.

“Amazon Lease” means (a) that certain Office Lease, dated as of September 11, 2017 by and between Borrower (as successor-in-interest to the original landlord) and Amazon Corporate LLC (as predecessor-in-interest to Amazon Tenant), (b) as amended by that certain Amended and Restated First Amendment to Office Lease, dated as of August 27, 2020 (the “First Amazon Lease Amendment”), and that certain Second Amendment to Office Lease dated as of March 31, 2021 (the “Second Amazon Lease Amendment”) and (c) as guaranteed by that certain Limited Parent Guaranty, dated as of September 11, 2017, by Amazon.com, Inc. in favor of Borrower (as successor-in-interest to the original landlord), as amended by that certain First Amendment to Limited Parent Guaranty, dated as of September 19, 2019 (the “Amazon Guaranty”), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms of the Amazon Seattle Loan Agreement.

“Amazon Tenant” means Amazon.com Services LLC, a Delaware limited liability company.

“Awards” means any compensation paid by any governmental authority in connection with a condemnation in respect to all or any part of the Amazon Seattle Mortgaged Property.

“Borrower Board Director” means each director of the Condominium Board appointed or elected by Borrower.

“Closing Date Aggregate Debt Yield” means 5.82%.

“Closing Date Debt Yield” means 6.79%.

“Condominium Act” means the Washington Condominium Act, codified as RCW 64.34, or any successor legal requirement, as the same may be amended from time to time.

“Condominium Articles” means the Articles of Incorporation for the Condominium Association, executed by the incorporator under the Washington Non-profit Corporation Act, RCW 24.03, on September 24, 2015, and as in effect on April 1, 2021 (together with any amendments or supplements thereto, subject to terms, covenants and/or conditions of the Amazon Seattle Loan Agreement).

“Condominium Association” means any owners’ association of the Condominium Project. As of April 1, 2021, the “Condominium Association” is Amazon Seattle Condominium Association.

“Condominium Board” means the board of directors of the Condominium Association as created by the Condominium Articles.

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“Condominium Bylaws” means the Bylaws of the Condominium Association, as adopted by the Condominium Board in October, 2015, as amended by that certain Amazon Seattle Condominium Association Action in Lieu of Meeting of the Owners dated as of April 1, 2021, and as in effect on April 1, 2021 (together with any amendments or supplements thereto, subject to terms, covenants and/or conditions of the Amazon Seattle Loan Agreement), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms of the Amazon Seattle Loan Agreement.

“Condominium Documents” means all documents, as required by the Condominium Act and otherwise, relating to the submission of portions of the Amazon Seattle Mortgaged Property to the provisions of said Condominium Act or to the regulation, operation, administration or sale thereof after such submission, including, but not limited to, the Declaration (and all exhibits and schedules annexed thereto, including survey/plot plans), the Condominium Plan, any Condominium Articles, the Condominium Bylaws, and any rules and regulations of the Condominium Project, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms of the Amazon Seattle Loan Agreement.

“Condominium Project” means the common interest community known as Amazon Seattle Condominium, located at Amazon Seattle, Seattle, WA 98101, created by recording the Declaration in the Recorder’s Office.

“Condominium Release Amendment Criteria” means Borrower’s satisfaction of the following:

(a)    Borrower amends the Condominium Documents to reflect the revisions set forth on Schedule II of the Amazon Seattle Loan Agreement and the amended Condominium Documents are otherwise be acceptable to Lender; and

(b)    the implementation of the foregoing terms and provisions of this definition do not adversely affect the continued treatment of the Amazon Seattle Whole Loan (or the applicable portion thereof or interest therein) as a “qualified mortgage” held by any such REMIC Trust or the continued qualification of any such REMIC Trust as a “real estate mortgage investment conduit” under the Code, or cause the imposition of any tax on any such REMIC Trust under the Code, including without limitation any tax on “contributions” or “prohibited transactions.”

“Condominium Revision” means Borrower has the right, and Borrower has the obligation, to amend the Condominium Documents in order to revise the boundaries of the Units in accordance with the terms and conditions of the Amazon Lease and the Amazon Seattle Loan Agreement such that, as a result of such amendments and revisions, the boundaries of Unit 2 are substantially the same as the combined boundaries of the existing premises (other than the Give Back Space, as defined in the First Amazon Lease Amendment) and the Expansion Premises, as defined in the First Amazon Lease Amendment.

“Condominium Plan” means the “Survey Map and Plan,” as defined in the Declaration, and recorded in the Recorder’s Office on September 1, 2017, as Instrument Number 20170901001063, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms of the Amazon Seattle Loan Agreement.

“Control” means with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided that customary major decisions rights of holders of direct or indirect interests in Borrower will not constitute “Control” by such holders nor will it negate “Control” by the primary party. The terms Controlled, Controlling and Common Control will have correlative meanings.

“Declaration” means that certain Amended and Restated Condominium Declaration for Amazon Seattle Condominium, dated September 1, 2017 and recorded in the Recorder’s Office on September 1, 2017, as Instrument Number 20170901001064, and as in effect on April 1, 2021 (together with any amendments or supplements thereto, subject to terms, covenants and/or conditions of the Amazon

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Seattle Loan Agreement), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Guarantor” means KREST, and/or from and after a substitution in accordance with the terms of the Amazon Seattle Loan Documents, any other Person that guarantees any of Borrower’s obligations under the Guaranty or any replacement guaranty.

“KREST” means KKR Real Estate Select Trust Inc., a Maryland corporation.

“Loan Parties” means Borrower, each Mezzanine Borrower and each Guarantor (individually, each a “Loan Party”).

“Lease Sweep Lease” means (i) the Amazon Lease or (ii) any lease entered into by Borrower in replacement of the Amazon Lease that, either individually, or when taken together with any other lease with the same tenant or its Affiliates, and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such lease, demises at least the Requisite Lease Sweep Space.

“Manager” means (i) as of April 1, 2021, Urban Renaissance Property Company LLC or (ii) any other manager in respect of a Management Agreement engaged in accordance with the terms and conditions of the Amazon Seattle Loan Documents.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any country or governmental authority and any fiduciary acting in such capacity on behalf of the foregoing.

“Qualified Advisor” means KKR Registered Advisor LLC, (b) any Person that is controlled by a nationally-recognized manager of investment funds regularly engaged in investing in equity interests relating to commercial real estate, with total assets (in name or under management) in excess of $1,000,000,000 and having liquidity of not less than $20,000,000 and that has either (1) at least three Class A office properties (exclusive of the Amazon Seattle Mortgaged Property) in the same or similar metropolitan statistical area as the Amazon Seattle Mortgaged Property in name or under management or (2) has engaged one or more qualified managers for the Amazon Seattle Mortgaged Property, or (c) such other Person as may be approved by Lender.

“Requisite Lease Sweep Space” means 125,000 or more of the rentable square feet demised under the Amazon Lease.

“Release Amount” means $37,800,000.

“Retail Unit” means, collectively, Unit 1 and Unit 3, as the boundaries of the same are hereafter revised in connection with the Condominium Revision.

“Retail Unit Release” means on any business day occurring on or after the Prepayment Lockout Expiration Date but prior to the Anticipated Repayment Date, in connection with a sale of the Retail Unit in an arm’s-length transaction to an unrelated third party Person which is not an Affiliate of Borrower or Guarantor, Borrower may obtain the release of the Retail Unit from the lien of the mortgage and related Amazon Seattle Loan Documents (referred to in such capacity as the “Release Property”) and the release of Borrower’s obligations under the Amazon Seattle Loan Documents with respect to the Release Property (other than those expressly stated to survive), upon the satisfaction of each of the following conditions:

(i)     Borrower delivers at least thirty (30) days’ prior revocable written notice to Lender of the proposed release of the Release Property; provided that Borrower pays to Lender any out-of-pocket costs and expenses incurred by Lender as a result of the revocation of any such written notice;

(ii)     No Amazon Seattle Loan Event of Default is continuing on the date that the Release Property is released from the lien of the mortgage;

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(iii)     Borrower has paid to Lender the Release Amount, which Release Amount will be applied among the notes and/or components that comprise the Amazon Seattle Whole Loan on a pro rata and pari passu basis;

(iv)     Borrower submits to Lender, not less than 15 days prior to the date of such release, a release of Lien (and related Amazon Seattle Loan Documents) for such Release Property for execution by Lender. Such release must be in a form appropriate in the jurisdiction in which the Release Property is located and that would be reasonably satisfactory to a prudent lender. In addition, Borrower will be required to provide all documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (A) will effect such release in accordance with the terms of the Amazon Seattle Loan Agreement, and (B) will not impair or otherwise adversely affect the liens, security interests and other rights of Lender under the Amazon Seattle Loan Documents not being released (or as to the parties to the Amazon Seattle Loan Documents and the remaining portion of the Amazon Seattle Mortgaged Property subject to the Amazon Seattle Loan Documents not being released);

(v)     After giving effect to such release, as of the date of such release, (A) the Debt Yield is not less than the greater of the Closing Date Debt Yield and the Debt Yield immediately prior to such release and (B) the Aggregate Debt Yield is not less than the greater of the Closing Date Aggregate Debt Yield and the Aggregate Debt Yield immediately prior to such release; provided, however, that in order to satisfy the Debt Yield and Aggregate Debt Yield requirement set forth in this clause (v), Borrower may (but will not be obligated to) make a prepayment of a portion of the Amazon Seattle Whole Loan in accordance with the terms of the Amazon Seattle Loan Agreement (and cause each Mezzanine Borrower to make a prepayment of a portion of the applicable Mezzanine Loan in accordance with the applicable Mezzanine Loan Documents) in an aggregate amount sufficient to satisfy the foregoing Debt Yield and the Aggregate Debt Yield tests (where such prepayments are allocated to the Amazon Seattle Whole Loan and to each Mezzanine Loan on a pro rata basis in accordance with their respective outstanding principal balances immediately prior to such prepayments);

(vi)     Borrower has paid or reimbursed Lender for all out-of-pocket costs and expenses actually incurred by Lender (including, without limitation, reasonable incurred attorneys’ fees and disbursements, and Borrower has paid (or will pay in connection with the Retail Unit Release)) all third-party fees, costs and expenses actually incurred in connection with any such release, including but not limited to, (A) the current fee being assessed by such Servicer to effect such release not to exceed $10,000, and (B) any other charges incurred in connection with the release of any Liens, including the payment of all recording charges, filing fees, taxes or other similar expenses incurred in the reasonable judgment of Lender or Servicer in order to effectuate the release (including any Rating Agency fees, if any);

(vii)     Borrower has consummated the Condominium Revision in accordance with the terms of the Amazon Seattle Loan Agreement and has satisfied the Condominium Release Amendment Criteria, and the Retail Unit Release is in compliance with the Amazon Lease (including the terms of the First Amazon Lease Amendment);

(viii)     Subsequent to such release, Borrower will continue to be a Special Purpose Bankruptcy Remote Entity pursuant to, and in accordance with, the terms of the Amazon Seattle Loan Agreement;

(ix)     Borrower delivers to Lender a copy of the settlement statement in connection with such sale of the Retail Unit;

(x)     Notwithstanding the foregoing, if all or any portion of the Amazon Seattle Whole Loan is included in a REMIC Trust, as a condition to such release, Borrower has established to Lender’s reasonable satisfaction that the loan-to-value ratio of the Loan (expressed as a percentage) based upon valuations obtained by Borrower at its sole cost and expense using any commercially

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reasonable method permitted to a REMIC Trust (which may include an existing appraisal (to the extent such release occurs within twenty-four (24) months of the Closing Date) or, if after such period, an updated appraisal, a broker’s price opinion or other written determination of value using a commercially reasonable valuation method, in each case satisfactory to Lender, but will be based solely on the value of real property and will exclude personal property and going-concern value) does not exceed 125% immediately after the release of the Release Property, no such release will be permitted unless Borrower pays down the principal balance of the Amazon Seattle Whole Loan by an amount not less than the greater of (A) the Release Amount or (B) the least of one of the following amounts: (i) if the Release Property is sold, the net proceeds of an arm’s-length sale of the Release Property to an unrelated Person, (ii) the fair market value of the Release Property at the time of the release, or (iii) an amount such that the loan-to-value ratio of the Amazon Seattle Whole Loan as so determined by Lender after the release is not greater than the loan-to-value ratio of the Loan immediately prior to the release, unless Lender receives an opinion of counsel that, if clause (B) is not followed, the securitization will not fail to maintain its status as a REMIC Trust as a result of the release;

(xi)     Borrower has delivered to Lender an endorsement with regard to Lender’s title insurance policy (to the extent available) that (i) extends the date of the title insurance policy to the effective date of the release, and (ii) insures the priority of the mortgage is not affected;

(xii)     if a New Mezzanine Loan is outstanding at the time of such release, New Mezzanine Loan Borrower has satisfied all of the conditions under the New Mezzanine Loan Documents for the release of the Release Property from the Mortgage; and

(xiii)     if the Mezzanine Loan is outstanding at the time of such release, the Mezzanine Loan Borrower has satisfied all of the conditions under the Mezzanine Loan Documents for the release of the Release Property from the mortgage.

“Unit” or “Units” means the condominium units, together with all other real and personal property, rights, title and interest, estate and appurtenances relating thereto, created pursuant to the Condominium Documents.

“Unit 1” means “Unit 1” as such term is defined in the Declaration, as the boundaries of the same are hereafter revised in connection with the Condominium Revision.

“Unit 2” means “Unit 2” as such term is defined in the Declaration, as the boundaries of the same are hereafter revised in connection with the Condominium Revision.

“Unit 3” means “Unit 3” as such term is defined in the Declaration, as the boundaries of the same are hereafter revised in connection with the Condominium Revision.

Payments on the Amazon Seattle Whole Loan

The entire outstanding principal balance of the Amazon Seattle Whole Loan, together with all accrued and unpaid interest and all other amounts due under the Amazon Seattle Loan Documents, will be due and payable by the Borrower on the Amazon Seattle Maturity Date. Except in connection with a release of the mortgage or payment in connection with a casualty or condemnation or the release of the Retail Unit, in each case provided under the Amazon Seattle Loan Agreement, the Borrower will not be required to make any scheduled payments of principal prior to the Anticipated Repayment Date. From and after the Anticipated Repayment Date, rents will be applied to the payment of principal in accordance with the provisions of, and in the order of priority set forth in, the Amazon Seattle Loan Agreement.
See “—Payments on the Amazon Seattle Whole Loan—Principal and Interest Payments” below.

Payments on the Amazon Seattle Whole Loan are required to be made on the 6th day of each calendar month occurring during the term of the Amazon Seattle Loan Agreement, which term will expire upon repayment in full of the debt and full performance of each and every obligation to be performed by the

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Borrower pursuant to the Amazon Seattle Loan Documents (each, a “Amazon Seattle Payment Date”). The first Amazon Seattle Payment Date after the Closing Date will be May 6, 2021.

Principal and Interest Payments

On each Amazon Seattle Payment Date, the Borrower is required to pay to the Lender interest on the outstanding principal balance (“Monthly Interest Payment Amount”) at (i) with respect to the Amazon Seattle A Note, an initial rate of 3.004833% per annum (“Initial Note A Interest Rate”) and (ii) with respect to the Amazon Seattle B Note, an initial rate of 3.004833% per annum (“Initial Note B Interest Rate”). Borrower’s payment of the Monthly Interest Payment Amount due on any Amazon Seattle Payment Date will be applied to the payment of interest accrued during the preceding Amazon Seattle Interest Accrual Period.

To the extent that the Amazon Seattle Whole Loan is outstanding, from and after the Anticipated Repayment Date, interest will accrue on the outstanding principal of (i) the Amazon Seattle A Note at the Adjusted Note A Interest Rate, and (ii) the Amazon Seattle B Note at the Adjusted Note B Interest Rate, in each case, compounded monthly. Borrower is required to continue to make payments of interest on the outstanding principal on each Amazon Seattle Payment Date following the Anticipated Repayment Date up to and including the Amazon Seattle Maturity Date, in an amount equal to the Monthly Interest Payment Amount and, notwithstanding the following provision with respect to the Accrued Interest, the failure to make any such payment as and when due will constitute an Amazon Seattle Loan Event of Default. Each Monthly Interest Payment Amount paid after the Anticipated Repayment Date will be applied to the payment of interest computed, (x) with respect to the Amazon Seattle A Note, at the Initial Note A Interest Rate and (y) with respect to the Amazon Seattle B Note, at the Initial Note B Interest Rate.

With respect to the Amazon Seattle A Note, the difference between interest accrued at the Adjusted Note A Interest Rate and the Initial Note A Interest Rate, if not paid on the applicable Amazon Seattle Payment Date will be deferred (the deferred amount, the “Note A Accrued Interest”), and will be paid on the Amazon Seattle Maturity Date to the extent not sooner paid by Borrower. With respect to the Amazon Seattle B Note, the difference between interest accrued at the Adjusted Note B Interest Rate and the Initial Note B Interest Rate, if not paid on the applicable Amazon Seattle Payment Date will be deferred (the deferred amount, the “Note B Accrued Interest” and together with the Note A Accrued Interest, collectively, “Accrued Interest”), and will be paid on the Amazon Seattle Maturity Date to the extent not sooner paid by Borrower.

From and after the Anticipated Repayment Date, Borrower will make payments in reduction of the outstanding principal of the Amazon Seattle Whole Loan and Accrued Interest as set forth in the Amazon Seattle Loan Agreement. See “—Property Cash Flow Allocation” below.

In addition, (i) Note A Accrued Interest not paid on a current basis will itself accrue interest at the Adjusted Note A Interest Rate, and (ii) Note B Accrued Interest not paid on a current basis will itself accrue interest at the Adjusted Note B Interest Rate, in each case, compounded monthly.

All payments of interest and principal in respect of the Amazon Seattle Whole Loan will be applied as set forth in the Amazon Seattle Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans—Amazon Seattle Whole Loan” in the Offering Circular.

Provided no Amazon Seattle Loan Event of Default has occurred and is continuing, at any time after the date which is the earlier of: (A) two years after the “startup day,” within the meaning of Section 860G(a)(9) of the Code, of the final “real estate mortgage investment conduit,” established within the meaning of Section 860D of the Code, that holds any note that evidences all or any portion of the Amazon Seattle Whole Loan or (B) April 1, 2024 (the “Defeasance Lockout Expiration Date”), if the Borrower has elected to defease the Amazon Seattle Whole Loan, the Borrower will have the right to cause the release of the Amazon Seattle Mortgaged Property (in whole but not in part) from the lien of the mortgage and the other Amazon Seattle Loan Documents upon the satisfaction of the related conditions set forth in the Amazon Seattle Loan Agreement, including that: (i) not less than 20 business days’ prior revocable written notice is given to the Lender specifying a date (the “Release Date”), on which the Defeasance Collateral is

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to be delivered, provided that any such notice is revocable and subject to modification by Borrower on or prior to the proposed Release Date specified in any such notice, provided that Borrower is required to pay Lender upon demand for all of Lender’s actual out-of-pocket costs and expenses (including reasonable fees and disbursements of Lender’s counsel) incurred in connection with such modification, extension, cancellation and/or revocation, and Borrower is required to pay to the party entitled thereto any and all breakage or other termination costs charged or incurred with respect to any Defeasance Collateral that was purchased or was committed to be purchased; (ii) all accrued and unpaid interest and all other sums due under the Amazon Seattle Notes and under the other Amazon Seattle Loan Documents up to the Release Date, are paid in full on or prior to the Release Date (or the next Amazon Seattle Payment Date if the Release Date is not an Amazon Seattle Payment Date); provided, however, that the defeasance fee charged by the Master Servicer or the Special Servicer, exclusive of its actual out-of-pocket costs and expenses, may not exceed an aggregate amount of $20,000; and (iii) the Borrower delivers to the Lender: (A) the Defeasance Collateral, each of which will be duly endorsed by the holder thereof as directed by the Lender or accompanied by a written instrument of transfer in form and substance wholly satisfactory to the Lender in order to create a first priority security interest therein in favor of the Lender in conformity with all applicable state and federal laws governing granting of such security interests; (B) a pledge and security agreement, in form and substance satisfactory to the Lender in its sole discretion, creating a first priority security interest in favor of the Lender in the Defeasance Collateral (the “Defeasance Security Agreement”), which will provide, among other things, that any payments generated by the Defeasance Collateral will be paid directly to the Lender and applied by the Lender in satisfaction of all amounts then due and payable under the Amazon Seattle Loan Agreement and any excess received by the Lender from the Defeasance Collateral over the amounts payable by the Borrower under the Amazon Seattle Loan Agreement or the Amazon Seattle Notes will be refunded to the Borrower promptly after each Amazon Seattle Payment Date; (C) a certificate of the Borrower certifying that all of the requirements set forth in the Amazon Seattle Loan Agreement in connection with the defeasance of the Amazon Seattle Whole Loan have been satisfied; (D) an opinion of counsel for the Borrower in form and substance satisfactory to the Lender in its sole discretion stating, among other things, that (1) the Lender has a perfected first priority security interest in the Defeasance Collateral and that the Defeasance Security Agreement is enforceable against the Borrower in accordance with its terms; and (2) any REMIC trust formed pursuant to a securitization will not fail to maintain its REMIC status as a result of such defeasance; (E) at the Lender’s request, a rating agency confirmation; (F) a certificate from an approved accountant or a firm of independent public accountants reasonably acceptable to Lender certifying that the Defeasance Collateral is sufficient to satisfy the requirements set forth under clause (iii)(A) above; and (G) such other certificates, documents or instruments as the Lender may reasonably require.

Provided that no Amazon Seattle Loan Event of Default is continuing and that Borrower has not previously effectuated a defeasance, Borrower has the right after the Prepayment Lockout Expiration Date, to prepay the outstanding principal balance in whole, but not in part, in accordance with the terms of the Amazon Seattle Loan Agreement. Borrower is required to pay to Lender (i) the Prepayment Fee and (ii) all other sums, then due under the Amazon Seattle Notes, Amazon Seattle Loan Agreement and the other Amazon Seattle Loan Documents.

The Borrower will have the right to prepay the entire principal balance of the Amazon Seattle Notes and any other amounts outstanding under any of the Amazon Seattle Loan Documents, without payment of the Prepayment Fee or any prepayment premium, penalty or fee, on any business day on or after October 6, 2029 (the “Open Prepayment Date”).

From and after the occurrence and during the continuance of an Amazon Seattle Loan Event of Default, the outstanding principal balance of the Amazon Seattle Whole Loan and, to the extent not prohibited by applicable law, all other portions of the debt will bear interest at the applicable Amazon Seattle Default Rate. Additionally, in the case that any principal, interest or any other sum (other than the outstanding principal balance due on the Amazon Seattle Maturity Date) is not paid on the date on which it is due, the Borrower will be required to pay a late payment charge of the lesser of 3% of such unpaid sum and the maximum amount permitted by applicable law.

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Calculations of interest on the Amazon Seattle Notes will be made on the basis of a 360-day year and the actual number of days elapsed in the related Amazon Seattle Interest Accrual Period.

In certain instances, the Amazon Seattle Whole Loan may be required to be prepaid in the event of a casualty or condemnation. See “—Risk Management—Casualty and Condemnation” below.

“9-Year Swap Rate” means a rate per annum equal to the rate for U.S. dollar swaps with a 9-year maturity, expressed as a percentage, which appears on the Reuters Screen ISDAFIX1 Page (or the then-available equivalent) as of 11:00 a.m., New York City time, on the day that is 2 business days preceding the Anticipated Repayment Date (or, if no such 9-year maturity is so quoted, calculated by the Lender by linear interpolation utilizing the closest, but shorter, maturity and the closest, but longer, maturity). If such rate does not appear on the Reuters Screen ISDAFIX1 Page (or the then-available equivalent), the 9-Year Swap Rate will be determined by the Lender on the basis of the mid-market semi-annual swap rate quotations provided by the principal New York City office of each of five leading swap dealers in the New York City interbank market at approximately 11:00 a.m., New York City time, on the day that is 2 business days preceding the Anticipated Repayment Date, and, for this purpose, the semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. dollar interest rate swap transaction with a 9-year maturity and in an amount that is representative for a single transaction in the relevant market at such time with an acknowledged dealer of good credit in the swap market; the rate will be the arithmetic mean of such quotations, eliminating in a case where at least three quotations are provided, the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest).

“Adjusted Note A Interest Rate” means a rate per annum to be determined by Lender, equal to the greater of (i) the sum of (x) Initial Note A Interest Rate and (y) 2.50% and (ii) the sum of (x) the 9-Year Swap Rate as of the Anticipated Repayment Date, (y) the Note A Spread and (z) 2.50%.

“Adjusted Note B Interest Rate” means a rate per annum to be determined by Lender, equal to the greater of (i) the sum of (x) Initial Note B Interest Rate and (y) 2.50% and (ii) the sum of (x) the 9-Year Swap Rate as of the Anticipated Repayment Date, (y) the Note B Spread and (z) 2.50%.

“Defeasance Collateral” means U.S. Obligations that provide for payments (1) on or prior to, but as close as possible to and including, all successive scheduled Amazon Seattle Payment Dates after the Release Date through the Open Prepayment Date, and (2) in amounts equal to or greater than the Monthly Interest Payment Amount through and including the Open Prepayment Date together with payment in full of the outstanding principal balance as of the Open Prepayment Date.

“Note A Spread” means 1.357833% per annum.

“Note B Spread” means 1.357833% per annum.

“Prepayment Fee” means an amount equal to the greater of (i) the present value, as of the date of a defeasance or prepayment (as applicable) of the Amazon Seattle Whole Loan pursuant to the Amazon Seattle Loan Agreement (the “Repayment Date”), of the remaining scheduled payments of principal and interest from the Repayment Date through the Open Prepayment Date (including any balloon payment) assuming that all scheduled payments are made timely, determined by discounting such payments at the discount rate set forth in the Amazon Seattle Loan Agreement, less the amount of principal being prepaid on the Repayment Date, or (ii) 1% of the unpaid principal balance of the Amazon Seattle Notes as of the Repayment Date.

“Prepayment Lockout Expiration Date” means the 24th Amazon Seattle Payment Date.

“Amazon Seattle Default Rate” means with respect to the Amazon Seattle Whole Loan, a rate per annum equal to the lesser of (i) the maximum legal rate and (ii) 3% above the Amazon Seattle Whole Loan Interest Rate applicable to such Amazon Seattle Note.

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“Amazon Seattle Interest Accrual Period” means the period from and including the 6th day of a calendar month through and including the 5th day of the immediately succeeding calendar month in which such Amazon Seattle Payment Date occurs.

“Amazon Seattle Whole Loan Interest Rate” means, with respect to each interest period, (I) (a) prior to the Anticipated Repayment Date, (i) with respect to each Amazon Seattle A Note, the Initial Note A Interest Rate and (ii) with respect to the Amazon Seattle B Note, the Initial Note B Interest Rate; and (b) on and after the Anticipated Repayment Date, (i) with respect to each Amazon Seattle A Note, the Adjusted Note A Interest Rate and (ii) with respect to the Amazon Seattle B Note, the Adjusted Note B Interest Rate, or (II) when applicable pursuant to the Amazon Seattle Loan Agreement or any other Amazon Seattle Loan Document, the Default Rate.

Cash Management Arrangements

The Borrower is required to cause all rents relating to the Amazon Seattle Mortgaged Property to be transmitted directly by tenants of the Amazon Seattle Mortgaged Property into a trust account (the “Clearing Account”) established and maintained by the Borrower at an Eligible Institution selected by the Borrower and reasonably approved by the Lender (the “Clearing Bank”). Any rents from the Amazon Seattle Mortgaged Property received by the Borrower or the Manager will be deemed to be collateral for the obligations of the Borrower under the Amazon Seattle Loan Agreement and any other Amazon Seattle Loan Documents. Such amounts are required to be deposited by the Borrower or the Manager in the Clearing Account within 3 business days of receipt and will not be commingled with any other funds or property of the Borrower or the Manager. Funds deposited into the Clearing Account will be swept by the Clearing Bank with such frequency as directed by Borrower into Borrower’s operating account at the Clearing Bank, unless a Trigger Period is continuing, in which event such funds will be swept on a daily basis into the Deposit Account and applied and disbursed in accordance with the Amazon Seattle Loan Agreement. The Deposit Account and all other accounts will be under the sole control and dominion of the Lender, and the Borrower is required to pay for all reasonable expenses of opening and maintaining all of the above accounts.

“Aggregate Debt Yield” means, on any date of determination, a ratio, calculated by Lender and expressed as a percentage, in which (a) the numerator is the underwritten net operating income as of such date; and (b) the denominator is the combined outstanding principal balance of the Amazon Seattle Whole Loan and of the Mezzanine Loan on such date. Each determination by Lender of the Aggregate Debt Yield is conclusive and binding for all purposes, absent manifest error.

“Calculation Date” means the last day of each calendar quarter.

“Debt Yield” means, as of any date of determination, a ratio, calculated by Lender and expressed as a percentage, in which (a) the numerator is the underwritten net operating income as of such date; and (b) the denominator is the outstanding principal balance of the Amazon Seattle Whole Loan on such date. Each determination by Lender of the Debt Yield is conclusive and binding for all purposes, absent manifest error.

“Deposit Account” means an Eligible Account at the bank or banks selected by the Lender to maintain the Deposit Account. Such bank may be changed from time to time by the Lender in its sole discretion.

“Eligible Account” means a separate and identifiable account from all other funds held by the holding institution that is either (i) an account or accounts (or subaccounts thereof) maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (ii) a segregated trust account or accounts (or subaccounts thereof) maintained with the corporate trust department of a federal depository institution or state chartered depository institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations §9.10(b), having in either case corporate trust powers, acting in its fiduciary capacity, and a combined capital and surplus of at least $50,000,000, subject to supervision or examination by federal and state authorities and having a long-term unsecured debt rating of “BBB-” or higher by S&P and “A2” or higher by

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Moody’s and a short-term unsecured debt rating of “A-1” or higher by S&P and “P-1” or higher by Moody’s. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” means a depository institution or trust company insured by the Federal Deposit Insurance Corporation (a) the short term unsecured debt obligations or commercial paper of which are rated at least “A-1” by S&P, “P-1” by Moody’s and “F1” by Fitch (and the long term unsecured debt obligations of such depository institution are rated at least “A” by Fitch) in the case of accounts in which funds are held for 30 days or less, (b) in the case of accounts in which funds are held for more than 30 days, the long term unsecured debt obligations of which are rated at least (i) “A” by S&P, (ii) “A” by Fitch (and the short term deposits or short term unsecured debt obligations or commercial paper of such depository institution are rated no less than “F1” by Fitch), and (iii) “A2” by Moody’s, (c) in the case of letters of credit, the long term unsecured debt obligations of which are rated at least (i) “A+” by S&P, (ii) “A+” by Fitch (and the short term deposits or short term unsecured debt obligations or commercial paper of such depository institution are rated no less than “F1” by Fitch) and (iii) “A1” by Moody’s; provided, however, for purposes of the bank that holds the Deposit Account, the definition of Eligible Institution has the meaning set forth in the cash management agreement, or (d) in its capacity as Clearing Bank, Bank of America, N.A., US Bank N.A., Wells Fargo N.A., JPMorgan Chase Bank, N.A., Bank of Montreal or BMO Harris Bank N.A., provided that in each case, the applicable ratings of such entities are not reduced below the ratings in effect as of the Amazon Seattle Loan Origination Date.

“Low Debt Yield Avoidance Amount” means, at any point in time, the greater of (x) amount by which the then-current outstanding principal balance of the Amazon Seattle Whole Loan would need to be reduced in order for the Debt Yield to equal 5.83% and (y) the amount by which the then-current combined outstanding principal balance of the Amazon Seattle Whole Loan and the Mezzanine Loan would need to be reduced in order for the Aggregate Debt Yield to equal 5.00%, taking into account the aggregate amount of Low Debt Yield Avoidance Collateral previously provided by Borrower and held by Lender.

“Low Debt Yield Period” will (i) commence if, as of any Calculation Date, the Debt Yield is less than 5.83% or the Aggregate Debt Yield is less than 5.00% for at least two (2) consecutive Calculation Dates and (ii) will end on the date the Debt Yield of at least 5.83% and the Aggregate Debt Yield of at least 5.00% is achieved for at least 2 consecutive Calculation Dates, as determined by Lender; provided that, a Low Debt Yield Period will be deemed not to exist as of such related Calculation Date if, not later than 10 business days after Borrower’s receipt of notice from Lender that a Low Debt Yield Period has commenced, Borrower either (i) delivers to Lender as additional collateral for the Amazon Seattle Whole Loan, subject to the terms of the Amazon Seattle Loan Agreement, a letter of credit in lieu thereof (in each case, the “Low Debt Yield Avoidance Collateral”) in an amount equal to the Low Debt Yield Avoidance Amount or (ii) after the Prepayment Lockout Expiration Date, prepays the outstanding principal balance of the Amazon Seattle Whole Loan in accordance with the Amazon Seattle Loan Agreement in an amount equal to the Low Debt Yield Avoidance Amount. If Borrower delivers to Lender such Low Debt Yield Avoidance Collateral, then for so long as Lender holds such Low Debt Yield Avoidance Collateral, the Debt Yield will be calculated (except for purposes of determining whether the Low Debt Yield Avoidance Collateral may be released pursuant to the terms of the Amazon Seattle Loan Agreement) solely for purposes of determining whether a subsequent Low Debt Yield Period exists, with the assumption that the outstanding principal balance of the Amazon Seattle Whole Loan has been reduced by the Low Debt Yield Avoidance Amount.

“Trigger Period” means a period commencing upon (i) the Anticipated Repayment Date, (ii) the occurrence of an Amazon Seattle Loan Event of Default, (iii) the commencement of a Low Debt Yield Period, (iv) the commencement of a Lease Sweep Period (as defined in the “Reserve Funds—Lease Sweep Funds” below), or (v) the commencement of a mezzanine loan default. Such Trigger Period will end if, (A) with respect to a Trigger Period continuing pursuant to clause (i), the debt and all obligations under the Amazon Seattle Whole Loan have been paid in full, (B) with respect to a Trigger Period continuing pursuant to clause (ii), the Amazon Seattle Loan Event of Default commencing the Trigger Period has been cured and such cure has been accepted by Lender (and no other Amazon Seattle Loan Event of Default is then continuing), (C) with respect to a Trigger Period continuing due to clause (iii), the Low Debt Yield Period has ended pursuant to the terms of the Amazon Seattle Loan Agreement (and no other Trigger Period is

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continuing), (D) with respect to a Trigger Period continuing due to clause (iv), the Lease Sweep Period has ended pursuant to the terms of the Amazon Seattle Loan Agreement (and no other Lease Sweep Period is continuing), and (E) with respect to a Trigger Period continuing due to clause (v), receipt by Lender of a mezzanine loan default revocation notice.

Reserve Funds

The following reserve funds are required to be maintained as set forth below.

Tax Funds

During the continuance of a Trigger Period, the Borrower is required to deposit, on Amazon Seattle Payment Date, an amount equal to one-twelfth of the real estate taxes that Lender reasonably estimates will be payable during the next ensuing 12 months less any taxes payable directly by investment grade tenants under leases in effect in accordance with the Amazon Seattle Loan Agreement less any amounts required to be deposited by the Lender in accordance with the terms of the Amazon Seattle Loan Agreement, in order to accumulate sufficient funds to pay all such real estate taxes at least 30 days prior to their respective due dates, which amounts will be transferred into an account established to hold such funds (the “Tax Account”). If at any time the Lender reasonably determines that the funds in the Tax Account (the “Tax Funds”) will not be sufficient to pay the real estate taxes as of the date such real estate taxes are due, the Borrower will be required to increase its monthly deposits for real estate taxes by the amount that the Lender reasonably estimates will be sufficient to make up the deficiency at least 10 business days prior to their respective due dates.

Insurance Funds

During the continuance of a Trigger Period, the Borrower is required to deposit on each Amazon Seattle Payment Date, an amount equal to one-twelfth of the insurance premiums (the “Insurance Funds”) that the Lender estimates will be payable for the renewal of the coverage afforded by the policies required under the that Lender estimates will be payable for the renewal of the coverage afforded by the policies upon the expiration thereof, in order to accumulate sufficient funds to pay all such insurance premiums at least 30 days prior to the expiration of the policies. Such amounts will be transferred into an account established to hold such funds (the “Insurance Account”). If at any time the Lender reasonably determines that the Insurance Funds will not be sufficient to pay the insurance premiums as of the date such insurance premiums are due, the Borrower will be required to increase its monthly deposits for insurance premiums by the amount that the Lender estimates will be sufficient to make up the deficiency.

If an acceptable blanket policy is in effect with respect to the policies required pursuant to the Amazon Seattle Loan Agreement, deposits into the Insurance Account will be suspended to the extent that insurance premiums relate to such acceptable blanket policy. As of the Amazon Seattle Loan Origination Date, an acceptable blanket policy was in effect for the Amazon Seattle Mortgaged Property.

Capital Expenditure Funds

On each Amazon Seattle Payment Date prior to the Anticipated Repayment Date, the Borrower is required to deposit with or on behalf of the Lender, an amount equal to the product of (x) $0.0167 multiplied by (y) the rentable square feet of the Amazon Seattle Mortgaged Property (the “Capital Expenditure Deposit Amount”), for capital expenditures (the “Capital Expenditure Funds”), which amounts will be transferred into an account (the “Capital Expenditure Account”). After the Anticipated Repayment Date, Lender may elect to make deposits into the Capital Expenditure Account in its sole discretion.

Borrower’s obligation to make monthly deposits into the Capital Expenditure Account will be suspended for so long as no Trigger Period has occurred and is continuing. Upon the commencement of a Trigger Period, Borrower’s obligation to make monthly deposits will be reinstated on the immediately succeeding Amazon Seattle Payment Date, and will continue until such time as such Trigger Period has ceased.

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Rollover Funds

The Borrower is required to deposit with or on behalf of the Lender on each Amazon Seattle Payment Date prior to the Anticipated Repayment Date an amount equal to the product of (x) $0.125 multiplied by (y) the rentable square footage of the Amazon Seattle Mortgaged Property (the “Rollover Deposit Amount”) for Approved Leasing Expenses that may be incurred following the Amazon Seattle Loan Origination Date, all of which amounts will be transferred into an account (the “Rollover Account”).

Other than Lease Sweep Lease Termination Payments (which will be deposited into the Lease Sweep Account) (each as defined in the “Reserve Funds—Lease Sweep Funds” below), the following items will be deposited into the Rollover Account: all sums paid by a tenant to Borrower with respect to (A) a modification of any lease or otherwise paid in connection with the Borrower taking any action under any lease or waiving any provision thereof, (B) any settlement of claims of the Borrower against third parties in connection with any termination of any lease, and (C) any rejection, termination, surrender or cancellation of any lease (including in any bankruptcy case) or any lease buy-out or surrender payment from any tenant (including any payment relating to unamortized tenant improvements and/or leasing commissions) (the “Lease Termination Payments”).

Borrower’s obligation to make monthly deposits into the Rollover Account will be suspended for so long as (i) the total amount of funds held in the Rollover Account plus total amount of Lease Sweep Funds (as defined in the “Reserve Funds—Lease Sweep Funds” below) held in the Lease Sweep Account exceeds the applicable Leasing Reserve Cap (as defined in the “Reserve Funds—Lease Sweep Funds” below) or (ii) no Trigger Period has occurred and is continuing. Upon the commencement, or during the continuance of any Trigger Period, if the total amount of funds held in the Rollover Account plus total amount of Lease Sweep Funds held in the Lease Sweep Account falls below the applicable Leasing Reserve Cap, Borrower’s obligation to make monthly deposits will be reinstated on the immediately succeeding Amazon Seattle Payment Date, and will continue until such time as such Trigger Period has ceased, or until the total amount of funds held in the Rollover Account plus total amount of Lease Sweep Funds held in the Lease Sweep Account exceeds the applicable Leasing Reserve Cap.

“Approved Leasing Expenses” means the actual out-of-pocket expenses to unaffiliated third-parties (except with respect to expenses to Affiliates of Borrower or Guarantor to the extent such expenses have been expressly approved by Lender) incurred by Borrower in leasing space at the Amazon Seattle Mortgaged Property pursuant to leases entered into in accordance with the Amazon Seattle Loan Documents for landlord work, brokerage commissions, tenant improvements (including tenant amenities for a new Tenant), costs or allowances (other than free rent) and other expenses in connection with the re-tenanting of the applicable space covered by such leases, which expenses (i) are (A) specifically approved by Lender in connection with approving the applicable lease (including such payments and costs that are set forth in the applicable lease), (B) incurred in the ordinary course of business and on market terms and conditions in connection with leases which do not require Lender’s approval under the Amazon Seattle Loan Documents, and Lender will have received (and approved, if required under the terms of the Amazon Seattle Loan Agreement) a budget for such tenant improvement costs and a schedule of leasing commissions payments payable in connection therewith, or (C) otherwise approved by Lender, which approval will not be unreasonably withheld or delayed, and (ii) are substantiated by executed lease documents and/or brokerage agreements; provided, however, that Approved Leasing Expenses with respect to any space will be capped at the greater of (x) an aggregate amount of $75.00 per rentable square foot, plus the actual cost savings, if any, of Approved Leasing Expenses with respect to other space demised pursuant to other leases entered into in accordance with the Amazon Seattle Loan Documents, to the extent the aggregate amount of the Approved Leasing Expenses that Borrower is obligated to pay under or with respect to such other leases (whether or not such amounts are fully paid at such time) is less than $75.00 per rentable square foot and (y) an amount approved by Lender.

Free Rent Funds

The Borrower is required to deposit with Lender for transfer into an account (the “Free Rent Account”) on the Amazon Seattle Loan Origination Date, an amount equal to $5,572,775.41 to simulate the

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payment of rent during the period that any bridge rent, gap rent periods, free rent periods or rent abatement periods are in effect for the leases identified in the Amazon Seattle Loan Agreement. In addition, if Borrower is entitled to receive any portion of the Amazon Work Delay Rent Credit Escrow Amount (as defined in the Amazon Seattle Loan Agreement) pursuant to the Rent Credit Escrow Instructions (as defined in the Amazon Seattle Loan Agreement), Borrower is required to cause such amounts to be deposited into the Free Rent Account. Amounts deposited into the Free Rent Account pursuant to the Amazon Seattle Loan Agreement are referred to herein as the “Free Rent Funds”. See “—Reserve Funds—Existing TI/LC Funds” below.

Notwithstanding anything set forth on Schedule VII of the Amazon Seattle Loan Agreement, and provided that no Amazon Seattle Event of Default has occurred and is continuing, following delivery by Borrower to Lender of a written request therefor and reasonable supporting documentation, Lender may disburse to Borrower an amount equal to any Free Rent Funds that are owed from Borrower to the Seller pursuant to the Purchase Agreement as a result of a tenant commencing payment of rent earlier than the date set forth on the Purchase Agreement (which disbursement may be used by Borrower solely to satisfy its obligation to Seller in accordance with the Purchase Agreement), and Schedule VII may be deemed to be amended in order to make a corresponding reduction in the bridge or gap rent allocable to the lease with such tenant for the appropriate months.

Cash Collateral Funds

If prior to the Anticipated Repayment Date, a Trigger Period is continuing (and no Amazon Seattle Loan Event of Default or Lease Sweep Period is also then continuing), then all Available Cash will be paid to the Lender and transferred by the Lender into an account (the “Cash Collateral Account”) to be held by the Lender as cash collateral for the debt (such amounts, the “Cash Collateral Funds”), and such funds may be made available and disbursed to Borrower within three (3) Business Days of Borrower’s written request to pay costs and expenses in connection with the ownership, management and/or operation of the Mortgaged Property to the extent not paid pursuant to Article VI of the Amazon Seattle Loan Agreement. Any Cash Collateral Funds on deposit in the Cash Collateral Account not previously disbursed or applied will, upon the termination of such Trigger Period be promptly disbursed to Borrower. Notwithstanding the foregoing, the Lender will have the right, but not the obligation, at any time during the continuance of an Amazon Seattle Loan Event of Default, in its sole and absolute discretion to apply any and all Cash Collateral Funds then on deposit in the Cash Collateral Account to the debt or obligations, in such order and in such manner as the Lender will elect in its sole and absolute discretion, including to make a prepayment of principal (together with the applicable Prepayment Fee, if any, applicable thereto) or any other amounts due under the Amazon Seattle Loan Agreement.

Lease Sweep Funds

If a Lease Sweep Period is continuing, on each Amazon Seattle Payment Date all Available Cash will be transferred by the Lender (such amounts, the “Lease Sweep Funds”) into an account (the “Lease Sweep Account”). The deposit of Available Cash into the Lease Sweep Account will be suspended for so long as the total amount of funds held in the Rollover Account plus total amount of Lease Sweep Funds held in the Lease Sweep Account exceeds the applicable Leasing Reserve Cap, provided that during the continuance of any Lease Sweep Period, if the total amount of funds held in the Rollover Account plus total amount of Lease Sweep Funds held in the Lease Sweep Account falls below the applicable Leasing Reserve Cap, Borrower’s obligation to make monthly deposits will be reinstated on the immediately succeeding Amazon Seattle Payment Date, and will continue until such time as such Lease Sweep Period has ceased, or until the total amount of funds held in the Rollover Account plus total amount of Lease Sweep Funds held in the Lease Sweep Account exceeds the applicable Leasing Reserve Cap.

Additionally, all Lease Sweep Lease Termination Payments will be deposited into the Lease Sweep Account and held as Lease Sweep Funds (even if the aggregate amount on deposit in the Lease Sweep Account plus the Rollover Account equals or exceeds the Leasing Reserve Cap).

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Other than with respect to a Lease Sweep Period triggered or continuing due to the trigger event described in clause (i)(d) of the defined term “Lease Sweep Period” (i.e., due to a Lease Sweep Tenant Party Insolvency Proceeding), Borrower will have the option of preventing the commencement of a Lease Sweep Period (or, if already triggered, terminating such Lease Sweep Period) by delivering to Lender either (i) a letter of credit in a face amount equal to the applicable Leasing Reserve Cap (it being understood that if more than one Lease Sweep Period is then in effect, the Leasing Reserve Cap applicable will be the highest cap applicable to the triggers to be prevented or terminated) or (ii) (x) a payment guaranty in form and substance satisfactory to Lender from an Investment Grade Entity that maintains a minimum net worth of $500,000,000 (exclusive of any interest in the Amazon Seattle Mortgaged Property) and liquidity of $50,000,000 or (y) a payment guaranty in form and substance satisfactory to Lender from a guarantor reasonably acceptable to Lender, in any case, in an amount equal the applicable Leasing Reserve Cap (it being understood that if more than one Lease Sweep Period is then in effect, the Leasing Reserve Cap applicable will be the highest cap applicable to the triggers to be prevented or terminated), provided however, such guaranty in the immediately preceding clause (y) will be subject to (A) Lender’s receipt of a rating agency confirmation from each applicable Rating Agency and (B) the approval of the Mezzanine Lender.

“Basement Level Premises” has the meaning set forth in the First Amazon Lease Amendment.

“Delivery Condition” has the meaning set forth in the Tenant Work Letter.

“Final Condition” has the meaning set forth in the Tenant Work Letter.

“Investment Grade Entity” means (i) a Person that has an Investment Grade Rating or (ii) a Person that is wholly-owned by a Person described in the immediately preceding sub-clause (i) and whose obligations are guaranteed by such Person described in the immediately preceding sub-clause (i).

“Investment Grade Rating” means, with respect to any Person, that (a) such Person has a long-term credit rating by at least two (2) of S&P, Moody’s and/or Fitch and (b) no such long-term credit rating of such Person is less than BBB- (with respect to S&P and Fitch) or Baa3 (with respect to Moody’s).

“Lease Sweep Lease Termination Payments” means, collectively, all sums paid to Borrower with respect to any rejection, termination, modification, surrender or cancellation of any Lease Sweep Lease (including in any Lease Sweep Tenant Party Insolvency Proceeding) or any lease buy-out or surrender payment from any Lease Sweep Tenant (including any payment to Borrower relating to unamortized tenant improvements and/or leasing commissions and/or application of any security deposit).

“Lease Sweep Period”

(i)     will commence on the first Amazon Seattle Payment Date (provided such Amazon Seattle Payment Date is prior to the Anticipated Repayment Date) following the occurrence of any of the following:

(a)    the date that all of a Lease Sweep Lease (or a Material Termination Portion) is surrendered, cancelled, or terminated prior to its then-current expiration date or the receipt by Borrower or Manager of written notice from any Lease Sweep Tenant Party of its intent to surrender, cancel or terminate the Lease Sweep Lease (or a Material Termination Portion) prior to its then-current expiration date pursuant to a tenant’s valid exercise of a right to surrender, cancel or terminate, as applicable, under the applicable Lease Sweep Lease (the affected space in this clause (a) being the “Terminated Space”);

(b)    the date that any Lease Sweep Tenant discontinues operation of its business (i.e., “goes dark”) (or, if a Lease Sweep Tenant gives notice that it intends to discontinue operation of its business at a future date but has not yet discontinued, then the earlier of (i) actual discontinuance and (ii) the later of (A) the delivery of such notice and (B) the date that is 12 months prior to the future date of such discontinuance as stated in such notice) at 50% or more of its Lease Sweep Space on a rentable square foot basis (a “Dark Period Event” and the

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affected space being the “Dark Space”); provided that, if the Lease Sweep Tenant Party: (x) is Amazon Tenant (or an Affiliate thereof so long as the Amazon Guaranty remains in effect), (y) is one or more Investment Grade Entities, or (z) has subleased all of the Dark Space portion of its premises to one or more Investment Grade Entities that have accepted delivery thereof (i.e., the lease has commenced with respect to all such Dark Space) (each of the foregoing, a “Dark Space Exempt Party”) and, in any such case, such Dark Space Exempt Party is paying full unabated rent at a contract rate no less than the contract rate required under the Lease Sweep Lease with respect to all such Dark Space, then a Dark Period Event will not be deemed to have occurred for purposes of this clause (b) and no Lease Sweep Period will commence as a result pursuant to this clause (b); provided, however, that a Tenant under a Lease Sweep Lease will not be deemed to have “gone dark” for so long as such dark status is due to a Pandemic Discontinuation;

(c)    upon either (i) a monetary default or (ii) a material non-monetary default under a Lease Sweep Lease by the Lease Sweep Tenant Party that continues beyond any applicable notice and cure period;

(d)    the occurrence of a Lease Sweep Tenant Party Insolvency Proceeding; or

(e)    the effective date of any termination by Amazon Tenant of the Amazon Lease with respect to any Phase due to Borrower’s failure to timely deliver such phase to Amazon Tenant in Delivery Condition or in Final Condition, as applicable, pursuant to the Amazon Lease; and

(ii)     will end upon the first to occur of the following:

(A)   in the case of clause (i)(a), the date on which both of the following clauses (1) and (2) are satisfied: (1) one or more replacement tenants acceptable to Lender (in its reasonable discretion) execute and deliver replacement lease(s) covering, in the aggregate, the lesser of (I) all of the Terminated Space and (II) the Lease Sweep Reletting Threshold; provided that (x) all such replacement lease(s) are Qualified Leases and (y) the Occupancy Conditions with respect to all Terminated Space and all related replacement lease(s) are satisfied, and (2) after giving effect to all replacement lease(s) that satisfy the immediately preceding clause (1), the Debt Yield is not less than 5.83% and the Aggregate Debt Yield is not less than 5.00%; provided that, in the event that after giving effect to such replacement lease(s), the Debt Yield is less than 5.83% or the Aggregate Debt Yield is less than 5.00%, then at any time after the Prepayment Lockout Expiration Date, so long as no Amazon Seattle Loan Event of Default then exists, Borrower will be permitted to cause prepayments of the outstanding principal balance in accordance with the Amazon Seattle Loan Agreement in an amount sufficient to cause the Amazon Seattle Mortgaged Property to achieve a Debt Yield equal to 5.83% and an Aggregate Debt Yield equal to 5.00%;

(B)   in the case of clause (i)(b), the date on which all of the following clauses (1) and (2) are satisfied: (1) either (I) one or more replacement tenants acceptable to Lender (in its reasonable discretion) execute and deliver replacement lease(s) covering, in the aggregate, all Dark Space (or the Lease Sweep Reletting Threshold, if less); provided that (x) all such replacement lease(s) are Qualified Leases and (y) the Occupancy Conditions with respect to all Dark Space and all related replacement Lease(s) are satisfied, or (II) the entirety of the Dark Space has been sublet to an Investment Grade Entity who has accepted delivery thereof (i.e., the lease has commenced), and (2) the replacement tenant or Investment Grade Entity (as applicable) is paying full unabated rent at a contract rate no less than the contract rate required under the Lease Sweep Lease giving rise to the Dark Period Event (other than free rent from Qualified Leases having free rent periods that have commenced and are not longer than the lesser of 1 month per year of the initial term of the Qualified Lease or 6 months (a “Permitted Free Rent Period”) (or if longer, all free rent for such excess period has been reserved with Lender));

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(C)   in the case of clause (i)(c) above, the date on which the subject default has been cured, and no other event of default under such Lease Sweep Lease occurs for a period of 3 consecutive months following such cure;

(D)   in the case of clause (i)(d) above, the applicable Lease Sweep Tenant Party Insolvency Proceeding has terminated without any modifications to the applicable Lease Sweep Lease, or the applicable Lease Sweep Lease has been affirmed, assumed or assigned in a manner satisfactory to Lender;

(E)   in the case of clauses (i)(a) through (i)(c) or clause i(e), the date on which the amount of funds held in the Lease Sweep Account (including any Lease Sweep Lease Termination Payments) plus the amount of funds held in the Rollover Account equals the applicable Leasing Reserve Cap; and

(F)   in the case of clauses (i)(a) through (i)(d), the Anticipated Repayment Date.

“Lease Sweep Reletting Threshold” means 75% of the space demised under a Lease Sweep Lease.

“Lease Sweep Space” means the space demised under the applicable Lease Sweep Lease.

“Lease Sweep Tenant” means any tenant under a Lease Sweep Lease.

“Lease Sweep Tenant Party” means a Lease Sweep Tenant and any direct or indirect parent company of a Lease Sweep Tenant (if any) that guaranties all or any portion of the obligations of a Lease Sweep Tenant under a Lease Sweep Lease.

“Lease Sweep Tenant Party Insolvency Proceeding” means (A) the admission in writing by any Lease Sweep Tenant Party of its inability to pay its debts generally, or the making of a general assignment for the benefit of creditors, or the instituting by any Lease Sweep Tenant Party of any proceeding seeking to adjudicate it insolvent or seeking a liquidation or dissolution, or the taking advantage by any Lease Sweep Tenant Party of any insolvency law as a debtor or prospective debtor, or the commencement by any Lease Sweep Tenant Party of a case or other proceeding naming it as debtor under any insolvency law or the instituting of a case or other proceeding against or with respect to any Lease Sweep Tenant Party under any insolvency law or (B) the instituting of any proceeding against or with respect to any Lease Sweep Tenant Party seeking liquidation of its assets or the appointment of (or if any Lease Sweep Tenant Party consents to or acquiesces in the appointment of) a receiver, liquidator, conservator, trustee or similar official in respect of it or the whole or any substantial part of its properties or assets or the taking of any corporate, partnership or limited liability company action in furtherance of any of the foregoing.

“Leasing Reserve Cap” means (i) with respect to a Lease Sweep Trigger continuing solely pursuant to clause (i)(a) of the defined term “Lease Sweep Period”, $75.00 per rentable square foot of Terminated Space; (ii) with respect to a Lease Sweep Trigger continuing solely pursuant to clause (i)(b) of the defined term “Lease Sweep Period”, $75.00 per rentable square foot of Dark Space, (iii) with respect to a Lease Sweep Trigger continuing solely pursuant to clause (i)(c) of the defined term “Lease Sweep Period”, $75.00 per rentable square foot of the related defaulted Lease Sweep Lease or (iv) with respect to a Lease Sweep Trigger continuing solely pursuant to clause (i)(e) of the defined term “Lease Sweep Period”, $75.00 per rentable square foot of the applicable aggregate terminated space in the Level 1 Premises and/or the New Lobby; provided that, (x) if such Lease Sweep Trigger is continuing pursuant to both clauses (i)(a) and (i)(b) of the defined term “Lease Sweep Period” and no other Lease Sweep Period is then continuing, the Leasing Reserve Cap will be calculated based on the aggregate rentable square footage of both the Terminated Space and the Dark Space (without duplication with regard to the same space) and (y) the aggregate Leasing Reserve Cap for all concurrent Lease Sweep Triggers may not exceed $51,322,050 (i.e., $75.00 per rentable square foot that is leased pursuant to the Amazon Lease in existence on the date hereof, including the Expansion Premises). Notwithstanding the foregoing, if no Lease Sweep Period is continuing, then the Leasing Reserve Cap for purposes of capping deposits made to the Rollover Account during a

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Trigger Period (that is not caused by a Lease Sweep Period) will be $58,080,900 (i.e., $75.00 per rentable square foot of all space at the Amazon Seattle Mortgaged Property).

“Level 1 Premises” has the meaning set forth in the First Amazon Lease Amendment.

“Level 2 Premises” has the meaning set forth in the First Amazon Lease Amendment.

“Material Termination Portion” means Lease Sweep Space that is subject to a cancellation or termination (or tenant’s notice thereof), if and to the extent that same is equal to 100,000 square feet of space (the “Lease Sweep Space Termination Threshold”) or more, including any portion of Lease Sweep Space that is less than the Lease Sweep Space Termination Threshold at the time of cancellation or termination (or tenant’s notice thereof) under the applicable Lease Sweep Lease, but when aggregated with other Lease Sweep Space that is thereafter subject to a cancellation or termination (or tenant’s notice thereof) under such Lease Sweep Lease (and which has not been leased as of the date of determination), equals or exceeds the Lease Sweep Space Termination Threshold.

“New Lobby” has the meaning set forth in the First Amazon Lease Amendment.

“Occupancy Conditions” means, with respect to the Lease Sweep Space in question, (I) the delivery by Borrower to Lender of evidence reasonably satisfactory to Lender (including an estoppel certificate executed by the relevant tenant(s)) that (A) the entirety of the Lease Sweep Reletting Threshold of the subject Lease Sweep Space is tenanted (or in the case of a lease renewal or extension, continues to be leased) under one or more Qualified Leases, (B) each such tenant has accepted delivery of the entire space demised to such tenant, (C) all contingencies under all such lease(s) to the effectiveness of the lease(s) have been satisfied, (D) all leasing commissions payable in connection with any such lease have been paid and all tenant improvement obligations or other landlord obligations of an inducement nature have either been completed or paid in full or, alternatively, sufficient funds will be retained in the Lease Sweep Account for such purposes (the “Unpaid TILC Obligation Amount”), (E) such tenant has actually commenced paying full contractual rent under the applicable lease and any initial free rent period or period of partial rent abatements has expired (other than free rent from leases with free rent periods that are then in effect that are Permitted Free Rent Periods) or, alternatively, sufficient funds will be retained in the Lease Sweep Account to account for all remaining scheduled free rent periods or rent abatements (the “Remaining Rent Abatement Amount”) and (F) the rent commencement date under all such lease(s) has been set and (II) in the event that the conditions under the foregoing clause (I) are satisfied by Qualified Leases that demise space equal to or greater than the Lease Sweep Reletting Threshold that is less than 100% of the rentable square feet demised under the Amazon Lease as of the Amazon Seattle Loan Origination Date (the difference between such space leased under the Amazon Lease and the space leased under such Qualified Lease demised to satisfy the foregoing clause (I) being the “Remaining Lease Sweep Space”), the then-aggregate amount of funds on deposit in the Lease Sweep Account on account of the Remaining Lease Sweep Space and not previously disbursed or applied (and not allocable to the Unpaid TILC Obligation Amount), will be equal to or greater than the product of (x) the applicable per rentable square foot Leasing Reserve Cap and (y) the rentable square feet of the Remaining Lease Sweep Space (such required amount, the “Remaining Lease Sweep Space Amount”).

“Pandemic Discontinuation” means that a tenant under a lease has discontinued operations in its demised space at the Amazon Seattle Mortgaged Property as a result of either of the following: (A) such discontinuation occurs in order for such tenant to comply with restrictions of governmental authorities which restrict the use or occupancy of the Amazon Seattle Mortgaged Property in connection with the COVID-19 pandemic or any other pandemic or epidemic (a “SIP Order”), provided that the tenant resumes operations in its space within 90 days after such SIP Order is lifted or (B) such discontinuation occurs in connection with such tenant’s commercially reasonable safety protocols relating to the COVID-19 pandemic or any other pandemic or epidemic; provided, however, that in either case of clause (A) or (B) above, such tenant has not given notice that it does not intend to re-open or resume operations in its demised space.

“Phase” means, individually and collectively, as the context requires, the Sky Lobby Premises, the Level 1 Premises, the Level 2 Premises, the New Lobby, the Basement Level Premises and the Sub-Basement Premises.

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“Qualified Lease” means either: (A) the original Lease Sweep Lease, as extended in accordance with (i) the express renewal option set forth in such Lease Sweep Lease or (ii) a modification of the Lease Sweep Lease approved by Lender (or otherwise permitted without the consent of Lender in accordance with the Amazon Seattle Loan Agreement), or (B) a replacement lease (i) that has an initial term (x) of no less than 5 years or (y) which extends at least 2 years beyond the Anticipated Repayment Date and (ii) entered into in accordance with the Amazon Seattle Loan Agreement.

“Seller” means collectively, Pine Street Owner, L.P. and Pine Street Owner II, L.P., each a Delaware limited partnership.

“Sky Lobby Premises” has the meaning set forth in the First Amazon Lease Amendment.

“Sub-Basement Premises” has the meaning set forth in the First Amazon Lease Amendment.

“Tenant Work Letter” has the meaning set forth in the First Amazon Lease Amendment.

Existing TI/LC Funds

The Borrower is required to deposit with Lender for transfer into an account (the “Existing TI/LC Account”) on the Amazon Seattle Loan Origination Date, an amount equal to $16,421,410.86, on account of outstanding tenant improvements, tenant allowances and leasing commissions with respect to the leases set forth in the Amazon Seattle Loan Agreement, which remain unpaid as of the Amazon Seattle Loan Origination Date.

“Existing TI/LC Costs” means, collectively, outstanding tenant improvements, tenant allowances and leasing commissions with respect to the leases set forth in the Amazon Seattle Loan Agreement.

Condominium Funds

From and after the Retail Unit Release, the Borrower is required to deposit with Lender for transfer into an account (the “Condominium Account”) on each Amazon Seattle Payment Date, an amount equal to one-twelfth of the Condominium Charges as set forth in the Approved Annual Budget, in order to accumulate sufficient funds to pay all such Condominium Charges on their respective due dates. Amounts deposited from time to time into the Condominium Account pursuant to the Amazon Seattle Loan Agreement are referred to herein as the “Condominium Funds”. If at any time the Lender reasonably determines that the Condominium Funds will not be sufficient to pay the Condominium Charges, the Lender will be required to notify the Borrower of such determination and the monthly deposits for Condominium Charges will be increased by the amount that the Lender estimates is sufficient to make up the deficiency at least 10 days prior to the respective due dates for the Condominium Charges; provided, that if the Borrower receives notice of any deficiency after the date that is 10 days prior to the date that Condominium Charges are due, the Borrower is required to deposit with or on behalf of the Lender such amount within 2 business days after its receipt of such notice.

“Common Expenses” has the meaning set forth in the Declaration.

“Condominium Assessments” means the “Assessments”, as defined in the Declaration.

“Condominium Charges” means, collectively, the Condominium Assessments, the Common Expenses, together with all costs, expenses, reimbursements, special assessments, charges, fines, interest, fees, costs of collection, and other amounts due and payable by “Owners” (as such term is defined Declaration) of the Borrower Units in connection with the Condominium Documents.

Property Cash Flow Allocation

On each Amazon Seattle Payment Date during the continuance of a Trigger Period and prior to the Anticipated Repayment Date, except during the continuance of an Amazon Seattle Loan Event of Default,

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all funds deposited into the Deposit Account during the immediately preceding Amazon Seattle Interest Accrual Period will be applied on such Amazon Seattle Payment Date in the following order of priority:

(i)     First, to the payment of all fees, costs and expenses due to Lender under the Amazon Seattle Loan Documents, including, without limitation, any servicing fees that are due and unpaid (which payment of servicing fees, at Lender’s option, may be made directly to the Master Servicer or the Special Servicer, as applicable);

(ii)     Second, to the Tax Account, to make the required payments of Tax Funds as required under the Amazon Seattle Loan Agreement;

(iii)     Third, to the Insurance Account, to make any required payments of Insurance Funds as required under the Amazon Seattle Loan Agreement;

(iv)     Fourth, to the Condominium Account, to make any required payments of Condominium Funds as required under the Amazon Seattle Loan Agreement, if applicable;

(v)     Fifth, to Lender, funds sufficient to pay the Monthly Interest Payment Amount due and owing on such Amazon Seattle Payment Date as required under the Amazon Seattle Loan Agreement;

(vi)     Sixth, to Borrower, funds in an amount equal to the Monthly Operating Expense Budgeted Amount, as adjusted to account for the amount by which actual operating expenses were greater than or less than the operating expenses anticipated in the applicable annual budget for the prior month, as reasonably approved by Lender;

(vii)     Seventh, to the Capital Expenditure Account, funds in an amount equal to the Capital Expenditure Deposit Amount;

(viii)     Eighth, to the Rollover Account, funds in an amount equal to the Rollover Deposit Amount (until the aggregate funds in the Rollover Account and the Lease Sweep Account equal the applicable Leasing Reserve Cap);

(ix)     Ninth, to Lender, of any other amounts then due and payable under the Amazon Seattle Loan Documents, including, without limitation, any interest accruing at the Amazon Seattle Default Rate, late payment charges, if any, and any unpaid reimbursable costs and expenses incurred by Lender on Borrower’s behalf or in connection with the enforcement of Lender’s rights and remedies under the Amazon Seattle Loan Documents, at law or in equity;

(x)     Tenth, to Borrower, payments for Approved Extraordinary Operating Expenses, if any;

(xi)     Eleventh, if a New Mezzanine Loan (or any portion thereof) is outstanding, to the New Mezzanine Payment Account, funds in an amount equal to the Monthly New Mezzanine Debt Service Payment due and owing on such Monthly Payment Date in accordance with the New Mezzanine Lender Payment Instruction with respect to such Monthly Payment Date;

(xii)     Twelfth, to the Mezzanine Payment Account, funds in an amount equal to the Monthly Mezzanine Debt Service Payment due and owing on such Amazon Seattle Payment Date in accordance with the Mezzanine Lender Payment Instruction with respect to such Amazon Seattle Payment Date; and

(xiii)     Lastly, all amounts remaining after payment of the amounts set forth in clauses (i) through (xii) above (collectively, “Available Cash”) applies in the following order of priority: (A) during a Trigger Period continuing due to a Lease Sweep Period, to the Lease Sweep Account (to be held and disbursed in accordance the Amazon Seattle Loan Agreement) until (x) such Lease Sweep Period has ceased pursuant to its terms or until (y) such time as the aggregate funds in the Rollover Account and the Lease Sweep Account are equal to or greater than the applicable Leasing Reserve Cap; (B) during the continuance of any other Trigger Period (i.e. no Lease Sweep Period is also

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then continuing) or if a Lease Sweep Period is continuing but clause (A)(y) above applies, to the Cash Collateral Account to be held and disbursed in accordance with the Amazon Seattle Loan Agreement and/or (C) provided no Trigger Period is continuing, to Borrower.

The failure of the Borrower to make all of the payments required under clauses (i) through (v) and clauses (vii) through (ix) above in full on each Amazon Seattle Payment Date will constitute an Amazon Seattle Loan Event of Default.

On each Amazon Seattle Payment Date occurring from and after the Anticipated Repayment Date, except during the continuance of an Amazon Seattle Loan Event of Default, all funds deposited into the Deposit Account during the immediately preceding Amazon Seattle Interest Accrual Period must be applied on such Amazon Seattle Payment Date in the following order of priority:

(i)     First, to the payment of all fees, costs and expenses due to Lender under the Amazon Seattle Loan Documents, including, without limitation, any servicing fees that are due and unpaid (which payment of servicing fees, at Lender’s option, may be made directly to the Master Servicer or the Special Servicer, as applicable);

(ii)     Second, to the Tax Account, to make the required payments of Tax Funds as required under the Amazon Seattle Loan Agreement;

(iii)     Third, to the Insurance Account, to make any required payments of Insurance Funds as required under the Amazon Seattle Loan Agreement;

(iv)     Fourth, to the Condominium Account, to make any required payments of Condominium Funds as required under the Amazon Seattle Loan Agreement, if applicable;

(v)     Fifth, to Lender, funds sufficient to pay the Monthly Interest Payment Amount (computing the interest payable pursuant to this clause (v) at the Initial Note A Interest Rate) due and owing on such Amazon Seattle Payment Date as required under the Amazon Seattle Loan Agreement with respect to the Amazon Seattle A Note;

(vi)     Sixth, to Lender, funds sufficient to pay the Monthly Interest Payment Amount (computing the interest payable pursuant to this clause (vi) at the Initial Note B Interest Rate) due and owing on such Amazon Seattle Payment Date as required under the Amazon Seattle Loan Agreement with respect to the Amazon Seattle B Note;

(vii)     Seventh, to Borrower, funds in an amount equal to the Monthly Operating Expense Budgeted Amount, as adjusted to account for the amount by which actual operating expenses were greater than or less than the operating expenses anticipated in the applicable Annual Budget for the prior month, as approved by Lender in its good faith but sole discretion;

(viii)     Eighth, to Lender, of any other amounts then due and payable under the Amazon Seattle Loan Documents, including, without limitation, any interest accruing at the Default Rate, late payment charges, if any, and any unpaid reimbursable costs and expenses incurred by Lender on Borrower’s behalf or in connection with the enforcement of Lender’s rights and remedies under the Amazon Seattle Loan Documents, at law or in equity;

(ix)     Ninth, to Borrower, payments for Approved Extraordinary Operating Expenses, if any;

(x)     Tenth, if a New Mezzanine Loan (or any portion thereof) is outstanding, to the New Mezzanine Payment Account, funds in an amount equal to the Monthly New Mezzanine Debt Service Payment due under clause (x) of such definition (computing the interest payable pursuant to clause (x) of such definition at the “Initial Interest Rate” (as defined in the New Mezzanine Loan Documents)) due and owing on such Monthly Payment Date in accordance with the New Mezzanine Lender Payment Instruction with respect to such Monthly Payment Date;

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(xi)     Eleventh, to the Mezzanine Payment Account, funds in an amount equal to the Monthly Mezzanine Debt Service Payment due under clause (x) of such definition (computing the interest payable pursuant to clause (x) of such definition at the Mezzanine Initial Interest Rate) due and owing on such Amazon Seattle Payment Date in accordance with the Mezzanine Lender Payment Instruction;

(xii)     Twelfth, to Lender, funds sufficient to pay the monthly amount determined by Lender to be required to fully amortize the outstanding principal balance over an amortization schedule of 30 years using an assumed interest rate of the Initial Blended Interest Rate, to be applied in reduction of the outstanding principal balance of the Amazon Seattle A Note;

(xiii)     Thirteenth, solely to the extent that the outstanding principal balance of the Amazon Seattle A Note has been reduced to zero, to Lender, funds sufficient to pay the monthly amount determined by Lender to be required to fully amortize the outstanding principal balance over an amortization schedule of 30 years using an assumed interest rate of the Initial Blended Interest Rate, to be applied in reduction of the outstanding principal balance of the Amazon Seattle B Note;

(xiv)     Fourteenth, at Lender’s option, to the Capital Expenditure Account, funds in an amount determined by Lender;

(xv)     Fifteenth, to Lender, funds sufficient to pay the outstanding principal balance of the Amazon Seattle A Note;

(xvi)     Sixteenth, to Lender, funds sufficient to pay the outstanding principal balance of the Amazon Seattle B Note;

(xvii)     Seventeenth, to Lender, funds sufficient to pay Note A Accrued Interest (computing the interest payable pursuant to this clause (xvii) at the Adjusted Note A Interest Rate) in accordance with the Amazon Seattle Loan Agreement with respect to the Amazon Seattle A Note;

(xviii)     Eighteenth, to Lender, funds sufficient to pay Note B Accrued Interest (computing the interest payable pursuant to this clause (xviii) at the Adjusted Note B Interest Rate) in accordance with the Amazon Seattle Loan Agreement with respect to the Amazon Seattle B Note;

(xix)     Nineteenth, if a New Mezzanine Loan (or any portion thereof) is outstanding, all remaining amounts to the New Mezzanine Payment Account until all amounts then due and owing under the New Mezzanine Loan Documents has been fully paid;

(xx)     Twentieth, if the Mezzanine Loan (or any portion thereof) is outstanding, all remaining amounts to the Mezzanine Payment Account until all amounts then due and owing under the Mezzanine Loan Documents have been fully paid; and

(xxi)     Lastly, all amounts remaining after payment of the amounts set forth in clauses (i) through (xx) above, to Borrower.

The failure of the Borrower to make all of the payments required under clauses (i) through (vi) and (viii) above in full on each Amazon Seattle Payment Date will constitute an Amazon Seattle Loan Event of Default.

The Borrower has pledged, transferred and assigned to the Lender, a continuing perfected security interest in and to, and a general first lien upon, among other things (i) the Deposit Account, the Clearing Account and all of the Borrower’s right, title and interest in and to all cash, property or rights transferred to or deposited in the Deposit Account or the Clearing Account, (ii) all earnings, investments and securities held in the Deposit Account or the Clearing Account and (iii) any and all proceeds of the foregoing.

All proceeds or awards due to a casualty or condemnation will be deposited in an account (the “Casualty and Condemnation Account”) and applied in accordance with the Amazon Seattle Loan Agreement.

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“Approved Extraordinary Operating Expense” means any an extraordinary operating expense not set forth in the Approved Annual Budget (as defined in the “Annual Budget”, see below) incurred by Borrower and approved by Lender.

“Initial Blended Interest Rate” means a rate of 3.004833% per annum.

“Mezzanine Lender Payment Instruction” means a notice, which notice may be in the form of the monthly payment invoice sent to the Mezzanine Borrower, setting forth the Monthly Mezzanine Debt Service Payment and with respect to the initial notice or if there is any change from the initial notice or any prior notice, (i) the “Deposit Account” under the Mezzanine Loan Documents and (ii) wire instructions for such payment.

“Mezzanine Loan Default Interest” means the amount (if any) by which (i) interest payable by the Mezzanine Borrower at the Default Rate (as defined in the Mezzanine Loan Documents) exceeds (ii) interest payable by the Mezzanine Borrower at the Interest Rate (as defined in the Mezzanine Loan Documents) for such Amazon Seattle Payment Date.

“Mezzanine Payment Account” means an account into which the deposit bank will deposit from the Deposit Account the amounts required to be deposited pursuant to the payment priorities set forth above.

“Monthly Mezzanine Debt Service Payment” means, as to each Amazon Seattle Payment Date, an amount equal to (x) the scheduled payment of interest payable by the Mezzanine Borrower on such Amazon Seattle Payment Date pursuant to the terms of the Mezzanine Loan Documents, plus (y) only prior to the Anticipated Repayment Date, and only to the extent included in the Mezzanine Lender Payment Instruction for such Amazon Seattle Payment Date, Mezzanine Loan Default Interest, late charges, reimbursement of the Mezzanine Lender’s expenses and protective advances payable by the Mezzanine Borrower.

“Monthly New Mezzanine Debt Service Payment” means, as to each Monthly Payment Date, an amount equal to (x) the scheduled payment of interest payable by New Mezzanine Loan Borrower pursuant to the terms of the New Mezzanine Loan Documents, plus (y) only prior to the Anticipated Repayment Date, and only to the extent included in the New Mezzanine Lender Payment Instruction for such Monthly Payment Date, New Mezzanine Loan Default Interest, late charges, reimbursement of New Mezzanine Loan Lender’s expenses and protective advances payable by New Mezzanine Loan Borrower.

“Monthly Operating Expense Budgeted Amount” means the monthly amount set forth in the Approved Annual Budget for operating expenses for the calendar month in which such Amazon Seattle Payment Date occurs; provided that, if any management agreement is in place at any of the Amazon Seattle Mortgaged Property, the aggregate management fees payable to the Manager as part of the Monthly Operating Expense Budgeted Amount will not exceed the greater of (x) 3.0% of gross revenue and (y) the management fee reimbursable by tenant(s) (to the extent the same are not Affiliates of Borrower) occupying the Amazon Seattle Mortgaged Property.

“New Mezzanine Lender Payment Instruction” means a notice, which notice may be in the form of the monthly payment invoice sent to New Mezzanine Loan Borrower, setting forth the Monthly New Mezzanine Debt Service Payment and with respect to the initial notice or if there is any change from the initial notice or any prior notice, (i) the current New Mezzanine Loan Account and (ii) wire instructions for such payment.

Property Management; Leasing Agreement; Parking

The Amazon Seattle Mortgaged Property is currently managed by Urban Renaissance Property Company LLC. If the Borrower defaults in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of the Borrower to be performed or observed (beyond any applicable cure periods), then, without limiting the Lender’s other rights or remedies under the Amazon Seattle Loan Agreement or the other Amazon Seattle Loan Documents, and without waiving or releasing the Borrower from any of its obligations thereunder or under the Management Agreement, the Lender will have the right to pay any sums and to perform any act as may be appropriate to cause all the

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material terms, covenants and conditions of the Management Agreement on the part of the Borrower to be performed or observed.

Borrower may not (i) surrender, terminate (other than “for cause” as explicitly permitted by the terms of the Management Agreement), cancel, or materially modify the Management Agreement, (ii) enter into any other agreement relating to the management or operation of the related Amazon Seattle Mortgaged Property, except, so long as no Amazon Seattle Loan Event of Default is continuing, with a Qualified Manager on terms substantially the same as the Management Agreement between Borrower and Manager as of the Amazon Seattle Loan Origination Date, (iii) consent to the assignment by the Manager of its interest under any Management Agreement unless no Amazon Seattle Loan Event of Default is continuing and such assignment is to a Qualified Manager, or (iv) waive or release any of its material rights and remedies under the Management Agreement, in each case without the express consent of the Lender; provided, however, that as long as no Amazon Seattle Loan Event of Default is then continuing, Lender approval will not be required with respect to the termination of any Management Agreement by Borrower or the appointment of a Qualified Manager.

Subject to the terms of the Management Agreement and the collateral assignment of same, Lender will have the right to require the Borrower to replace the Manager with another property manager chosen by the Borrower and approved by the Lender in its sole discretion (provided, that such approval may be conditioned upon the Borrower delivering a rating agency confirmation from each applicable rating agency as to such new property manager and management agreement) upon the occurrence of any one or more of the following events: (i) at any time during the occurrence and continuance of an Amazon Seattle Loan Event of Default, (ii) if such Manager is in default under any Management Agreement beyond any applicable notice and cure period, (iii) if such Manager becomes insolvent or a debtor in any bankruptcy or insolvency proceeding (unless (A) such proceeding must have been dismissed within 10 business days from and after Borrower’s receipt of Lender’s election to terminate or (B) such Manager is replaced by a Qualified Manager or other management company reasonably acceptable to Lender that is not insolvent or subject to any bankruptcy or insolvency proceeding).

“Management Agreement” means, as of April 1, 2021, the management agreement entered among Borrower, Urban Renaissance Property Company LLC, a Washington limited liability company and the Condominium Association, or any other management agreement in accordance with the terms of the Amazon Seattle Loan Documents, pursuant to which the Manager is to provide property management and other services with respect to an Amazon Seattle Mortgaged Property.

“Pre-Approved Qualified Manager” means any of: (1) Urban Renaissance Group, (2) Cushman & Wakefield, (3) Colliers International, (4) CBRE, (5) Jones Lang LaSalle, and (6) Colliers International.

“Qualified Manager” means (i) the Manager as of the Amazon Seattle Loan Origination Date, (ii) an Affiliate Controlled by or under common Control with Borrower, (iii) any Pre-Approved Qualified Manager, or any Affiliate of such Person, in either case, who is not the subject of a bankruptcy or similar insolvency proceeding at the time of its engagement as property manager of the Amazon Seattle Mortgaged Property, (iv) a Person which, at the time of its engagement as property manager of the Amazon Seattle Mortgaged Property: (A) either is a national or regional management company having at least 5 years’ experience in the management of “Class A” office properties in major metropolitan areas of the United States of America, or is an Affiliate of the Person who satisfies the foregoing requirement and is under common ownership and Control with such Person, (B) has under management no office properties in major metropolitan areas having no less than 3,000,000 leasable square feet (exclusive of the Amazon Seattle Mortgaged Property) of “Class A” office properties in major metropolitan areas in the United States of America, or is an Affiliate of the Person who satisfies the foregoing requirement and is under common ownership and Control with such Person and (C) is not the subject of a bankruptcy or similar insolvency proceeding at the time of its engagement as property manager of the Amazon Seattle Mortgaged Property or (v) a property manager reasonably approved by Lender and for which Lender has received a rating agency confirmation.

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Permitted Transfers

Notwithstanding anything to the contrary contained in the Amazon Seattle Loan Agreement, the following transfers (the “Permitted Transfers”) are permitted under the Amazon Seattle Loan Agreement without the consent or approval of Lender:

(1)    a lease entered into in accordance with the Amazon Seattle Loan Documents or a sale of an Amazon Seattle Mortgaged Property in accordance with the Amazon Seattle Loan Documents;

(2)    a Transfer and Assumption in accordance with the Amazon Seattle Loan Agreement (described below);

(3)    an Amazon Seattle Permitted Encumbrance or Permitted Equipment Transfer;

(4)    any transfer, directly as a result of the death of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by the decedent in question to the Person or Persons lawfully entitled thereto or any transfer, directly as a result of the legal incapacity of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by such natural person to the Person or Persons lawfully entitled thereto;

(5)    any transfer, directly as a result of the legal incapacity of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by such natural person to the Person or Persons lawfully entitled thereto;

(6)    the pledge of direct interests in Borrower to Mezzanine Lender pursuant to the Mezzanine Loan Documents, and a transfer of direct interests in Borrower to Mezzanine Lender in connection with a foreclosure of such Mezzanine Loan or assignment in lieu thereof;

(7)    if a New Mezzanine Loan is created, the pledge of direct interests in New Mezzanine Loan Borrower to Mezzanine Lender pursuant to the Mezzanine Loan Documents, and a transfer of direct interests in New Mezzanine Loan Borrower to Mezzanine Lender in connection with a foreclosure of the Mezzanine Loan or assignment in lieu thereof;

(8)    any (i) transfer or issuance of publicly traded shares in a Public Vehicle or of any direct or indirect equity interest of any Person whose only direct or indirect equity interest in Borrower consists of publicly traded shares in a Public Vehicle or (ii) transfer or issuance of non-traded shares in a Public Vehicle or of any direct or indirect equity interest of any Person whose only direct or indirect equity interest in Borrower consists of non-traded shares in a Public Vehicle; provided that, in each case, the Ownership and Control Condition continues to be satisfied;

(9)    the transfer of direct or indirect equity interests in any Excluded Entity (or by any Excluded Entity that is described in clause (c) of the definition thereof), provided that the Ownership and Control Condition continues to be satisfied;

(10) provided that no Amazon Seattle Loan Event of Default exists, a transfer (other than a pledge, hypothecation, assignment or other encumbrance) of a direct or indirect interest in the most junior Mezzanine Borrower is permitted without Lender’s consent provided that:

(A)   after giving effect to such transfer, the Ownership and Control Condition continues to be satisfied

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(B)   Borrower continues to be a Special Purpose Bankruptcy Remote Entity and continues to be a Delaware single member limited liability company;

(C)   if such transfer would result in any Guarantor no longer surviving following such transfer (by merger or otherwise), or any Guarantor no longer owning (directly or indirectly) any equity interest in Borrower, or the respective ownership percentages of Guarantors in Borrower changing, then;

(1)    all Guarantors that will survive and continue to own (directly or indirectly) ownership interests in Borrower immediately following such transfer are required to (including any Approved Replacement Guarantors) have (x) executed and delivered to Lender amendments to the Guaranty and the Environmental Indemnity, and such surviving Guarantors are required to reaffirm their joint and several obligations under the Guaranty and the Environmental Indemnity, as amended, which amendments must be in form and substance satisfactory to Lender and (y) delivered to Lender updated legal opinions substantially on the form delivered to Lender in connection with the closing; and

(2)    such surviving Guarantors are required to deliver to Lender an opinion of counsel from an independent law firm with respect to the substantive non-consolidation of Borrower and its constituent entities (partners, members or shareholders), which law firm and which opinion is required to be (x) in form and substance of the insolvency opinion delivered on the Amazon Seattle Loan Origination Date or (y) in a form otherwise reasonably satisfactory to Lender and acceptable to the rating agencies (clauses (1) and (2), the “Guarantor Transfer Conditions”);

(D)   if such transfer would be a Qualifying Transfer, then (A) Borrower is required to give Lender notice of such Qualifying Transfer not less than 30 days prior to the date of such transfer and (B) Lender must have received Satisfactory Search Results for each Person that will (for the first time as a result of such proposed transfer) have Control of, or a 10% or greater direct or indirect interest in, Borrower, Mezzanine Borrower or any Transferee Borrower or in any Person that Controls Borrower, Mezzanine Borrower or any Transferee Borrower upon such Qualifying Transfer; provided, however, that the effectuation of such Qualifying Transfer that is otherwise a Permitted Transfer upon less than 30 days’ notice to Lender will not constitute a default if within 30 days of the consummation of such Qualifying Transfer, Lender receives Satisfactory Search Results for the applicable Persons referenced above;

(E)   if such transfer causes (A) a change of Control of Borrower or (B) the transferee together with its Affiliates to acquire or to increase its direct or indirect interest in Borrower from an amount that is less than 49% to an amount which equals or exceeds 49%, to the extent that Lender determines that the pairings in the most recently delivered non-consolidation opinion with respect to the Amazon Seattle Whole Loan no longer apply, Borrower is required to deliver to Lender a non-consolidation opinion (x) substantially in the form, and from the same counsel, delivered to Lender on the Amazon Seattle Loan Origination Date or (y) in form and substance, and from counsel, reasonably satisfactory to Lender and satisfactory to the applicable rating agencies, within 30 days of Lender’s request for such non-consolidation opinion;

(F)   the Amazon Seattle Mortgaged Property must continue to be managed by (x) a Qualified Manager or (y) by a property manager reasonably acceptable to Lender and acceptable to the applicable rating agencies in accordance with the terms of the Amazon Seattle Loan Agreement; and

(G)  such Transfer does not constitute creation of Prohibited Preferred Equity;

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(11) pledge of the equity interests in a Person that owns an indirect interest in the most junior Mezzanine Borrower (such Person whose equity interest are pledged, the “Pledged Entity”) securing a corporate line of credit or term loan, provided that the value of the equity in the Amazon Seattle Mortgaged Property owned indirectly by the Pledged Entity constitutes no more than 20% of the total value of all collateral being pledged for such securing such corporate line of credit or term loan. Any transfer of such pledged interests upon a foreclosure of such pledge (or an assignment-in-lieu or similar transaction) is not permitted under the Amazon Seattle Loan Agreement unless such transfer is a Permitted Transfer described under another subsection of the Amazon Seattle Loan Agreement; provided that, this clause (11) and the restrictions herein will not apply to affiliated, unsecured intercompany indebtedness so long as neither Borrower nor Mezzanine Borrower is the maker or holder of such indebtedness and such indebtedness remains unsecured; and/or

(12) the Transfer of up to 49% of the indirect interests in the most junior Mezzanine Borrower to the Outside Investor Interestholder Group such that the Outside Investor Interestholder Group becomes a direct or indirect non-Controlling member of Joint Venture pursuant to the Joint Venture Agreement, as indicated on the organizational chart attached to the Amazon Seattle Loan Agreement (an “Outside Investor Interestholder Group Transfer”), provided that the conditions set forth in the Amazon Seattle Loan Agreement have been satisfied with respect to such Transfer; provided, however, if the Outside Investor Interestholder Group Transfer is consummated prior to June 30, 2021, then the Satisfactory Search Results required under the terms of the Amazon Seattle Loan Agreement has to be limited to (A) Lender having received satisfactory evidence that no Person that will own a 10% or greater direct or indirect interest in Borrower or any Mezzanine Borrower is on any government list or any other list Lender checks pursuant to its current internal policies and procedures, (B) Lender having complied with any other legal requirements and Lender’s internal policies and procedures relating to “know your customer” requirements to the extent such legal requirements or policies and procedures change following the Closing Date and prior to the closing date of the Outside Investor Interestholder Group Transfer and (C) such other information as required by Lender in connection with the foregoing.

Within 5 business days after a transfer under clause (6) or clause (7) above resulting from the exercise of any mezzanine lender’s rights under the applicable mezzanine loan documents or the consummation of any remedial or enforcement action by any mezzanine lender of the collateral for the applicable mezzanine loan, including without limitation, any foreclosure, power of sale or assignment-in-lieu of foreclosure by any mezzanine lender under any pledge agreement, unless previously delivered to Lender, Borrower is required to cause one or more replacement guarantors to execute and deliver to Lender a replacement Guaranty and a replacement Environmental Indemnity in accordance with terms of the Mezzanine Intercreditor Agreement. Failure to comply with the foregoing constitutes an immediate Amazon Seattle Loan Event of Default.

Notwithstanding anything to the contrary contained in the Amazon Seattle Loan Agreement, if, as a result of any Transfer (including a Cause Replacement), Guarantor either no longer Controls Borrower or no longer owns any direct or indirect interest in Borrower (or if there were two or more Guarantors immediately prior to such Transfer, no Guarantor any longer Controls Borrower or any such Guarantor no longer has a direct or indirect interest in Borrower), it will also be a condition for such Transfer to be a Permitted Transfer that one or more Approved Replacement Guarantors will execute and deliver a guaranty of recourse obligations (in the same form as the guaranty of recourse obligations delivered to Lender by Guarantor on the Amazon Seattle Loan Origination Date) or otherwise reasonably approved by Lender and an environmental indemnity agreement (in the same form as the Environmental Indemnity delivered to Lender by Guarantor on the Amazon Seattle Loan Origination Date), on or prior to the date of such Transfer, pursuant to which, in each case, the Approved Replacement Guarantor(s) agree(s) to be liable under each such guaranty of recourse obligations and environmental indemnity agreement from and after the date of such Transfer (whereupon the previous guarantor will be released from any further liability under the

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guaranty of recourse obligations from acts that arise from and after the date of such Transfer other than the acts or actions of the released Guarantor or any Affiliate thereof (or any Person acting on behalf thereof), and such Approved Replacement Guarantor(s) will be the “Guarantor” for all purposes set forth in the Amazon Seattle Loan Agreement).

Notwithstanding anything to the contrary contained in the Amazon Seattle Loan Documents, Borrower has the right to cause the replacement of Guarantor with one or more Approved Replacement Guarantors in accordance with the Amazon Seattle Loan Documents.

“Acceptable Exchanges” means the New York Stock Exchange, the American Stock Exchange, NASDAQ, the London Stock Exchange, the Toronto Stock Exchange and the Tokyo Stock Exchange.

“Approved Replacement Guarantor” means (I) one or more Replacement Affiliate Guarantors that are each subject to service of process in the United States or Canada, or (II) a Person (A) (i) that is a Qualified Transferee, (ii) is subject to service of process in the United States or Canada, (iii) who is Controlled by Sponsor, a KKR Managed Vehicle, a Qualified Advisor, the applicable Permitted Transferee or Qualified Advisor (following a Transfer and Assumption) or another Person that is Controlled by, KKR, (iv) who satisfies the Guarantor Financial Covenants (in a manner reasonably acceptable to Lender) and (v) subject to the exception set forth below, who Controls or is under common Control with Borrower (or Transferee Borrower, as applicable), or (B) is approved by Lender in its sole but good faith discretion. If two or more Approved Replacement Guarantors are delivering replacement guaranties and replacement environmental indemnities to Lender, then (1) only one such Approved Replacement Guarantor must Control or be under common Control with Borrower (or Transferee Borrower, as applicable), directly or indirectly, (2) the obligations of all Approved Replacement Guarantors will be joint and several and (3) the Guarantor Financial Covenants will be required to be satisfied in the aggregate.

“Cause Replacement” means the occurrence of a “Cause Event” (as defined in the Joint Venture Agreement in effect on the effective date of the Outside Investor Interestholder Group Transfer) and both the removal of Sponsor (or a KKR Managed Vehicle) (and its or its Affiliate’s designated board members of the Joint Venture) from the Control of Borrower and Mezzanine Borrower as the result thereof and Sponsor’s (or such KKR Managed Vehicle’s) replacement by a Permitted Transferee or Qualified Advisor that will, directly or indirectly, Control Borrower and Mezzanine Borrower. Any Cause Replacement will satisfy the conditions of the Amazon Seattle Loan Agreement, and no Cause Replacement will be permitted hereunder prior to the earlier of the securitization of the entire Amazon Seattle Whole Loan or 12 months following the Closing Date.

“Crowd Funded Person” means a Person that is capitalized through the practice of syndication, advertising or general or broad solicitation, which capitalization is achieved primarily (i) in reliance upon Regulation Crowdfunding promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and/or (ii) through internet-mediated registries, platforms or similar portals, mail-order subscriptions, benefit events and/or other similar methods; provided, however, that a Crowd Funded Person may not include Sponsor in connection with its consummation of a Sponsor Public Offering.

“Disqualified Person” means any Person that either (i) is a Crowd Funded Person or a DST, or is Controlled by a Crowd Funded Person or a DST, or is a Person in which a Crowd Funded Person or a DST owns any direct or indirect ownership interest, or (ii) owns (or, in connection with a proposed assumption of the Loan or a proposed Transfer, proposes to own) any direct or indirect interest in Borrower, in the Amazon Seattle Mortgaged Property or in any prospective transferee of the Amazon Seattle Mortgaged Property through a tenancy-in-common or other similar form of ownership; provided, however, that the following will not be a Disqualified Person hereunder: (a) any Person described in clause (i) or (ii) above that owns an indirect interest in the most junior Mezzanine Borrower through the ownership of shares of a Public Vehicle or (b) any Person described in clause (i) or (ii) above that owns less than a 10% indirect and non-Controlling interest in the most junior Mezzanine Borrower.

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“DST” means a trust formed under Chapter 38 of Title 12 of the Delaware Code, 12 Del. Code §§ 3801 et seq., or any successor statute thereto, in each case, as amended from time to time, or any similar statutory trust formed under the law of any other state.

“Excluded Entity” means (a) following the commencement of a Sponsor Public Offering, Sponsor or any direct or any direct or indirect legal or beneficial owner (including, without limitation, any shareholder, partner, member and/or non-member manager) of Sponsor, provided that, in each case, Sponsor is managed directly or indirectly by a Qualified Advisor or is a KKR Managed Vehicle, (b) KKR or any direct or indirect legal or beneficial owner (including, without limitation, any shareholder, partner, member and/or non-member manager) of KKR and (c) holders of non-voting, non-Controlling preferred shares or preferred partnership interests in any REIT that owns any direct or indirect equity interest in Borrower, provided that such shares or interests under this clause (c) are included in a class or series of shares or interests the aggregate issue price of which does not exceed $125,000.

“Expansion Premises” has the meaning set forth in the First Amazon Lease Amendment.

“Joint Venture” means KREST 300 Pine Member LLC, a Delaware limited liability company.

“Joint Venture Agreement” means the amended and restated limited liability company agreement of Joint Venture, executed in connection with the Outside Investor Interestholder Group Transfer, but only upon Lender’s approval (not to be unreasonably withheld) on or prior to the effective date of the Outside Investor Interestholder Group Transfer, in form and substance, solely with respect to the provisions of such agreement (and any other agreements referenced thereby or incorporated therein) relating to a Cause Replacement (including without limitation, the acts, events and circumstances that may result in a Cause Replacement and all rights, remedies and ramifications of the occurrence of a Cause Replacement, including changes of control of Joint Venture and any buy/sell or buy-out rights or forced sales as a result thereof); provided, however, that the definition of “Cause Event” is pre-approved by Lender to be inserted into the Joint Venture Agreement (subject to Lender’s review and approval of the defined terms used therein and not otherwise defined therein).

“KKR Managed Vehicle” means an investment fund or similar vehicle managed and controlled by KKR or its owned and Controlled Affiliates for which Lender has received Satisfactory Search Results.

“Outside Investor Interestholder Group” means (a) Outside Investor and (b) each of its subsidiaries that are (directly or indirectly) wholly-owned and Controlled by Outside Investor, and that will own a direct or indirect interest in Borrower following an Outside Investor Interestholder Group Transfer (all as shown on the proposed organization chart that was delivered to Lender prior to the Closing Date).

“Ownership and Control Condition” is deemed to be satisfied if immediately following any Transfer, each of the following conditions is satisfied:

(i)     Borrower and each Mezzanine Borrower are Controlled, directly or indirectly, by either (a) prior to the consummation of a Transfer and Assumption in accordance with the Amazon Seattle Loan Agreement and prior to a Cause Replacement, a Person that is either Sponsor or a KKR Managed Vehicle (and if Sponsor Controls Borrower at the time of determination, Sponsor continues to be a KKR Managed Vehicle or managed directly or indirectly by a Qualified Advisor), (b) following a Cause Replacement (but prior to the consummation of a Transfer and Assumption in accordance with the Amazon Seattle Loan Agreement), the Permitted Transferee or Qualified Advisor that replaced Sponsor (or a KKR Managed Vehicle) in connection with such Cause Replacement or (c) following the consummation of a Transfer and Assumption in accordance with the Amazon Seattle Loan Agreement, the applicable Permitted Transferee or Qualified Advisor;

(ii)     prior to the earlier of the securitization of the entire Amazon Seattle Whole Loan or 12 months following the Closing Date, Borrower and each Mezzanine Borrower will be owned at least 50.1%, directly or indirectly, by a Person that is either Sponsor or a KKR Managed Vehicle;

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(iii)     from and after the earlier of the securitization of the entire Amazon Seattle Whole Loan or 12 months following the Closing Date, Borrower and each Mezzanine Borrower will be either (a) prior to the consummation of a Transfer and Assumption in accordance with the Amazon Seattle Loan Agreement and prior to a Cause Replacement, (I) as of the date of determination, the Amazon Lease is in full force and effect and Amazon Tenant is in occupancy of the premises demised under the Amazon Lease (including the Expansion Premises), at least 10% owned, directly or indirectly, by Sponsor or a KKR Managed Vehicle and at least 25% owned, directly or indirectly, in the aggregate, by either Sponsor (or a KKR Managed Vehicle) or Outside Investor (or both) (provided that prior to an Outside Investor Interestholder Group Transfer, such minimum 25% interest will be owned, directly or indirectly, by Sponsor or a KKR Managed Vehicle), or (II) if the Amazon Lease is then no longer in full force and effect or Amazon Tenant is not occupying the entire premises demised under the Amazon Lease (including the Expansion Premises), at least 50.1% owned, directly or indirectly, by a Person that is either Sponsor or a KKR Managed Vehicle, (b) following a Cause Replacement (but prior to the consummation of a Transfer and Assumption in accordance with the Amazon Seattle Loan Agreement), at least 50.1% owned, directly or indirectly, by a Person that is Outside Investor, the Permitted Transferee or Qualified Advisor that replaced Sponsor (or a KKR Managed Vehicle) as the Controlling party in connection with such Cause Replacement and/or Sponsor (or a KKR Managed Vehicle) (or a combination of the foregoing, provided that Outside Investor’s ownership is no less than 44%) or (c) following the consummation of a Transfer and Assumption in accordance with the Amazon Seattle Loan Agreement, the ownership required under terms of the Amazon Seattle Loan Agreement;

(iv)     if a New Mezzanine Loan has been created, then New Mezzanine Loan Borrower will continue to own 100% of the direct equity interests in Borrower; and

(v)     Mezzanine Loan Borrower must continue to own 100% of the direct equity interests in Borrower.

“Permitted Equipment Transfer” means the transfer of personal property and/or fixtures and equipment that is either being replaced or that is no longer necessary in connection with the operation of the Amazon Seattle Mortgaged Property, provided (x) no Amazon Seattle Loan Event of Default is continuing and (y) such transfer will not materially and adversely affect the value, use or operation of the Amazon Seattle Mortgaged Property.

“Permitted Transferee” means any of the following entities or any other entity reasonably acceptable to Lender:

(i)     a pension fund, bank collective investment fund, pension trust, master pension trust, government plans, or pension account that immediately prior to such transfer owns, directly or indirectly, total real estate assets of at least $1,000,000,000;

(ii)     a pension fund advisor or similar fiduciary who (a) immediately prior to such transfer, controls, directly or indirectly, at least $1,000,000,000 of real estate assets and (b) is acting on behalf of one or more pension funds that, in the aggregate, satisfy the requirements of clause (i) of this definition;

(iii)     an insurance company which is subject to supervision by the insurance commissioner, or a similar official or agency, of a state or territory of the United States (a) with a net worth (exclusive of any interest in the Amazon Seattle Mortgaged Property), determined as of a date no more than 6 months prior to the date of the transfer of at least $500,000,000 and (b) who, immediately prior to such transfer, controls, directly or indirectly, real estate assets of at least $1,000,000,000;

(iv)     a corporation organized under the banking laws of the United States or any state or territory of the United States (including the District of Columbia) (a) with a combined capital and surplus of at least $1,000,000,000 and (b) who, immediately prior to such transfer, controls, directly or indirectly, real estate assets of at least $1,000,000,000;

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(v)     any Person (a) who directly or indirectly owns and/or operates or is managed or controlled by any Person who directly or indirectly owns and/or operates at least 3 office buildings similar or higher quality as the Amazon Seattle Mortgaged Property totaling not less than 1,500,000 square feet (exclusive of the Amazon Seattle Mortgaged Property), (b) who has a net worth (exclusive of any interest in the Amazon Seattle Mortgaged Property), determined as of a date no more than six (6) months prior to the date of such transfer, of at least $500,000,000 and (c) who, immediately prior to such transfer, controls, directly or indirectly, real estate assets of at least $1,000,000,000 (exclusive of the Amazon Seattle Mortgaged Property); or

(vi)     any Person in which more than 50% of the ownership interests are owned directly or indirectly by any of the entities listed in clauses (i) through (v) of this definition of “Permitted Transferee”, or any combination of more than one such entity, and which is controlled directly or indirectly by such entity or entities.

“Prohibited Person” means any Person:

(i)     that is listed on any government list or is otherwise a Proscribed Person;

(ii)     that is listed on the annex to, or has otherwise been designated as subject to the provisions of, Executive Order 13224;

(iii)     who commits, threatens, conspires to commit or supports “terrorism” as defined in Executive Order 13224;

(iv)     that is owned or Controlled by, or acting for on behalf of, any Person that is described in the foregoing clauses (i), (ii) or (iii) above or has otherwise been designated as subject to the provisions of Executive Order 13224;

(v)     with whom another Person is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Patriot Act, Executive Order 13224 and any Anti-Money Laundering Laws;

(vi)     that is an embargoed person;

(vii)     who is an Affiliate of any Person that is described in any of clauses (i) through (vi) above, provided, that for purposes of this clause (vii) an Affiliate will also include any Person that owns 10% or more of the interests in a Person described in any of clauses (i) through (vi) above; or

(viii)     is a Disqualified Person.

“Prohibited Preferred Equity” means preferred equity that is issued by any direct or indirect owner of Borrower or any Mezzanine Borrower and has (i) a hard coupon, minimum return or the equivalent or (ii) a mandatory redemption date or the equivalent, with consequences for failure to meet clause (i) or (ii), such as a change in control or the triggering of buy-sell mechanisms. For avoidance of doubt, “Prohibited Preferred Equity” excludes (x) any pledge that is permitted under the Amazon Seattle Loan Agreement, (y) the Transfer of direct or indirect equity interests in or by any Excluded Entity that is described in clause (c) of the definition thereof and (z) any preferred equity that is issued by a Person that is, directly or indirectly, wholly-owned and Controlled by Outside Investor to a Person that either is Outside Investor or is a Person that is, directly or indirectly, wholly-owned and Controlled by Outside Investor.

“Proscribed Person” means any Person that, directly or indirectly, owns or controls Borrower (i) is or will be listed on any government lists, (ii) is or will be a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) (“Executive Order 13224”) or any other similar prohibitions contained in the rules and regulations maintained by OFAC or in any enabling legislation or other Presidential Executive Orders in respect thereof, (iii) has been indicted for, or has been or will be indicted for or convicted of, in each case, any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense, or (iv) is, to the

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knowledge of Borrower, currently or will be under investigation by any Governmental Authority for an alleged criminal activity Patriot Act Offense (provided, however, that the foregoing representations in any of the foregoing clauses (i) through (iv) will be qualified as to Borrower’s knowledge with respect to any Person that (together with its Affiliates) owns not more than a 10% indirect ownership interest in Borrower and that does not Control Borrower).

“Public Offering” means a sale of equity interests in a Person pursuant to an offering registered under the Securities Act of 1933, as amended.

“Public Vehicle” means a Person that is or has been the subject of a Public Offering, and whose securities are either (a) listed and traded on an Acceptable Exchange or (b) not publicly traded on any exchange.

“Qualified Transferee” means, for any proposed transferee in respect of a Qualifying Transfer (other than with respect to transfers of publicly-traded shares or other publicly-traded interests) or in respect of any other Person as and when required pursuant to the terms of the Amazon Seattle Loan Agreement or any other Amazon Seattle Whole Loan Document, Lender must have received and approved: (x) satisfactory evidence that the proposed transferee (1) has never been convicted of, or pled guilty or no contest to, a felony, (2) has never in the past 10 years been indicted or convicted of, or pled guilty or no contest to, a Patriot Act offense and is not on any government list and is not otherwise a Prohibited Person, (3) has never been the subject of a voluntary or involuntary (to the extent the same has not been discharged) bankruptcy proceeding within 7 years prior to the date of the proposed transfer and (4) has no material outstanding judgments against such proposed transferee and (y) Satisfactory Search Results with respect to such proposed transferee and each Person that owns a direct or indirect interest in such transferee that will Control Borrower, or that will own a 10% or greater interest in Borrower or in any Person that Controls Borrower (in each case, disregarding, for the purposes of calculating any 10% threshold, any acquisition or ownership of publicly-traded shares or non-traded shares in a Public Vehicle).

“Qualifying Transfer” means any transfer that would result in the transferee (for the first time as a result of such proposed transfer) (i) obtaining a direct or indirect ownership interest of 10% or more in Borrower (or increasing its then existing interest from less than ten percent (10%) to ten percent (10%) or more), (ii) becoming a Controlling Person in Borrower or (iii) obtaining a direct or indirect ownership interest of 10% or more in a Controlling Person in Borrower (or increasing its then existing interest from less than ten percent (10%) to ten percent (10%) or more) (in each case, disregarding, for the purposes of calculating any 10% threshold, any acquisition or ownership of publicly-traded shares or non-traded shares in a Public Vehicle).

“Satisfactory Search Results” means, with respect to any applicable Person, (a) Lender must have received the name and identity of each such Person, together with the names of its controlling principals, the social security number or employee identification number of such applicable Person and controlling principals, and such applicable Person and controlling principal’s home address or principal place of business, and home or business telephone number, and (b) satisfactory completion by Lender of its anti-financial crime and “know your customer” procedures (internal or otherwise), consisting of (i) a search and evaluation of (x) OFAC sanctions and other government-required sanction lists, and (y) negative news screening of such Persons, if any, associated with material derogatory information that could reasonably result in anti-money laundering risk to Lender related to terrorist or other financial crimes, and (ii) commercially reasonable confirmation satisfactory to Lender that such Person does not violate any anti-money laundering laws, is not an embargoed person and is not otherwise a Prohibited Person.

“Sponsor” means, as used in this “Description of the Amazon Seattle Whole Loan”, KREST or, if applicable following a Transfer hereunder, any KKR Managed Vehicle.

“Sponsor Public Offering” means a Public Offering of equity interests in Sponsor, whereby (a) Sponsor becomes a Public Vehicle that continues to satisfy the Guarantor Financial Covenants and (b) the Ownership and Control Condition continues to be satisfied.

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Transfer and Assumption

Following the earlier of the securitization of the entire Amazon Seattle Whole Loan or 12 months following the Amazon Seattle Loan Origination Date, but only prior to the Anticipated Repayment Date, Borrower has the right: to (i) convey the entire Amazon Seattle Mortgaged Property to a new mortgage borrower (“Transferee Mortgage Borrower”) and have Transferee Mortgage Borrower assume all of Borrower’s obligations under the Amazon Seattle Loan Documents, (ii) if any New Mezzanine Loan has been created, have all of the Persons who own direct ownership interests in Transferee Mortgage Borrower (“Transferee New Mezzanine Borrower”) assume all of New Mezzanine Loan Borrower’s obligations under the New Mezzanine Loan Documents, (iii) have all of the Persons who own direct ownership interests in Transferee Mortgage Borrower (“Transferee Mezzanine Borrower”; together with Transferee Mortgage Borrower, collectively, “Transferee Borrowers”) assume all of Mezzanine Loan Borrower’s obligations under the Mezzanine Loan Documents and (iv) have one or more Approved Replacement Guarantors enter into new or replacements for the Guaranty and the Environmental Indemnity, subject to the terms and satisfaction of all of the conditions precedent set forth in the Amazon Seattle Loan Agreement (collectively, a “Property Sale”). Alternatively, following the earlier of the securitization of the entire Amazon Seattle Whole Loan or 12 months following the Amazon Seattle Loan Origination Date, but only prior to the Anticipated Repayment Date, Borrower has the right to (A) permit a transfer of (but not a mortgage, pledge, hypothecation or encumbrance of, or a grant of a security interest in) the direct or indirect equity interests in the most junior mezzanine borrower to a Person (“Equity Transfer”; together with Transferee Borrowers, collectively, “Transferees”) and (B) have one or more Approved Replacement Guarantors enter into new or replacements for the Guaranty and the Environmental Indemnity, subject to the terms and satisfaction of all of the conditions precedent set forth in the Amazon Seattle Loan Agreement, where such transfer would not otherwise satisfy the conditions for a Permitted Transfer under the Amazon Seattle Loan Agreement (the transaction described in clauses (A) and (B), an “Equity Sale”). A Property Sale or an Equity Sale may be referred to herein as a “Transfer and Assumption”. Notwithstanding anything to the contrary contained in the Amazon Seattle Loan Documents, Lender’s receipt of a rating agency confirmation is not required in connection with a Transfer and Assumption. Transfer and Assumption is subject to the following conditions:

(1)    that the Borrower has provided the Lender with not less than 30 days prior written notice;

(2)    that no Amazon Seattle Loan Event of Default has occurred and is continuing;

(3)    (A) if such Transfer and Assumption is a Property Sale, that the Transferee Borrower is a newly-formed Delaware single member limited liability company or a newly-formed Delaware limited partnership, in either case, that is a Special Purpose Bankruptcy Remote Entity in accordance with “—SPE Covenants” below (or the corresponding definitions and provisions of the Mezzanine Loan Documents) (provided the sole limited partner of any such limited partnership owns 100% of the interests in the general partner of such limited partnership, which general partner must be a newly-formed Delaware single member limited liability that is a Special Purpose Bankruptcy Remote Entity), or (B) if such Transfer and Assumption is an Equity Sale, Borrower and each mezzanine borrower continue to be a Special Purpose Bankruptcy Remote Entity in accordance with “—SPE Covenants” below;

(4)    (A) if such Transfer and Assumption is a Property Sale, a Permitted Transferee Controls each Transferee and owns, directly or indirectly, not less than 50.1% of the equity interests in each Transferee Borrower or (B) if such Transfer and Assumption is an Equity Sale, a Permitted Transferee Controls Borrower and each mezzanine borrower and owns, directly or indirectly, not less than 50.1% of the equity interests in Borrower and each mezzanine borrower; provided, however, that if such Equity Sale occurs after a Cause Replacement that was consummated in accordance with the Amazon Seattle Loan Agreement, then (x) a Permitted Transferee or a Qualified Advisor Controls Borrower and each Mezzanine Borrower and own, directly or indirectly, not less than 0.5% of the equity interests in Borrower and each Mezzanine Borrower and (y) such Permitted Transferee or such Qualified Advisor (by itself or together with one or more additional Permitted

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Transferees) owns, directly or indirectly, in the aggregate not less than 49% of the equity interests in Borrower and each Mezzanine Borrower;

(5)    the Amazon Seattle Mortgaged Property will be managed by a Qualified Manager or by a property manager acceptable to the Lender;

(6)    if such Transfer and Assumption is a Property Sale, that the Transferee Mortgage Borrower will have executed and delivered to the Lender an assumption agreement in form and substance acceptable to the Lender;

(7)    to the extent that the then-existing Guarantor will no longer hold an interest in and Control Borrower and Mezzanine Borrower following such Transfer and Assumption, that the Transferees will have proposed one or more Approved Replacement Guarantor (and each such proposed replacement guarantor that is an Approved Replacement Guarantor is hereafter referred to as a “Transferee Guarantor”);

(8)    that each Transferee Guarantor will deliver to Lender a guaranty of recourse obligations (in substantially the same form as the Guaranty delivered to Lender by Guarantor on the Amazon Seattle Loan Origination Date), and an environmental indemnity agreement (in substantially the same form as the Environmental Indemnity Agreement delivered to Lender by Guarantor on the Amazon Seattle Loan Origination Date), pursuant to which, in each case, the Transferee Guarantor(s) agree(s) to be liable under each such guaranty of recourse obligations and Environmental Indemnity Agreement from and after the date of such Transfer and Assumption (whereupon the previous guarantor will automatically be released from any further liability under Guaranty and, if applicable, the environmental indemnity agreement, for acts that arise from and after the date of such Transfer and Assumption other than the acts or actions of the released Guarantor or any Affiliate thereof (or any Person acting on behalf thereof), and such Transferee Guarantor(s) will be the “Guarantor” for all purposes set forth in the Amazon Seattle Loan Agreement);

(9)    that the Transferees will submit to the Lender true, correct and complete copies of all documents reasonably requested by the Lender concerning the organization and existence of each Transferee and each Transferee Guarantor;

(10) Lender must have received Satisfactory Search Results for each Person that will have Control of, or a 10% or greater direct or indirect interest in the Borrower, any mezzanine borrower or any Transferee Borrower or in any Person that Controls Borrower, any mezzanine borrower or any Transferee Borrower upon such Transfer and Assumption (including any Permitted Transferee or Qualified Advisor) (in each case, disregarding, for the purposes of calculating any 10% threshold, any acquisition or ownership of publicly-traded shares or non-traded shares in a Public Vehicle);

(11) that counsel to the Transferees and each Transferee Guarantor(s) is required to deliver to the Lender opinions in form and substance reasonably satisfactory to the Lender as to such matters as the Lender will require, which may include opinions as to substantially the same matters and were required in connection with the origination of the Amazon Seattle Whole Loan (including a new substantive non-consolidation opinion);

(12) if such Transfer and Assumption is a Property Sale, that the Transferee Mortgage Borrower is required to cause to be delivered to the Lender, an endorsement (relating to the change in the identity of the vestee and execution and delivery of the Transfer and Assumption documents) to the title insurance policy in form and substance acceptable to the Lender, in the Lender’s reasonable discretion;

(13) that the Transferee Mortgage Borrower or the Borrower, as the case may be, will deliver to the Lender, upon such Transfer and Assumption, a transfer fee equal to Lender’s Allocation of $250,000;

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(14) if a New Mezzanine Loan is outstanding at the time of the Transfer and Assumption, the proposed Transfer and Assumption will not constitute or cause a default under the New Mezzanine Loan, and, solely to the extent that New Mezzanine Loan Lender’s consent to such Transfer and Assumption is required pursuant to the terms of the New Mezzanine Loan Documents, Lender is expected to have received evidence that New Mezzanine Loan Lender has consented to such Transfer and Assumption;

(15) if the Mezzanine Loan is outstanding at the time of the Transfer and Assumption, the proposed Transfer and Assumption will not constitute or cause a default under the Mezzanine Loan, and, solely to the extent that the Mezzanine Lender’s consent to such Transfer and Assumption is required pursuant to the terms of the Mezzanine Loan Documents, Lender is expected to have received evidence that Mezzanine Lender has consented to such Transfer and Assumption;

(16) that the Borrower is required to pay all of the Lender’s reasonable out-of-pocket costs and expenses in connection with the Transfer and Assumption (Lender may, as a condition to evaluating any requested consent to a transfer, require that Borrower post a cash deposit with Lender in an amount equal to Lender’s anticipated costs and expenses in evaluating any such request for consent); and

(17) until such time as the entire Amazon Seattle Whole Loan has been deposited into one or more securitizations, that the Borrower will have otherwise received the Lender’s written consent to such Transfer and Assumption (which consent will not be unreasonably withheld so long as all of the other conditions described above are satisfied), and for the avoidance of doubt, no consent of Lender will be required in connection with the Transfer and Assumption from and after the time that the entire Amazon Seattle Whole Loan has been deposited into one or more securitizations.

Liens

The Amazon Seattle Loan Documents provide that the Borrower is not permitted to incur any liens on any direct or indirect interest in the Borrower or any portion of the Amazon Seattle Mortgaged Property, other than the Amazon Seattle Permitted Encumbrances, and, in the case of liens on indirect interests in Borrower, liens that constitute Permitted Transfers.

“Operations Agreements” means the Skybridge Permit and any other covenants, restrictions, easements, declarations or agreements of record relating to the construction, operation or use of the Amazon Seattle Mortgaged Property, together with all amendments, modifications or supplements thereto.

“Permitted Equipment Financing” means equipment financing that is (i) entered into in the ordinary course of Borrower’s business, (ii) for equipment or other personal property related to the ownership and operation of the Amazon Seattle Mortgaged Property whose removal would not materially damage or impair the value of the Amazon Seattle Mortgaged Property or that is readily replaceable without material interference or interruption to the operation of the Amazon Seattle Mortgaged Property, and (iii) which is secured only by the financed equipment.

“Amazon Seattle Permitted Encumbrances” means, (i) the liens and security interests created by the Amazon Seattle Loan Documents, (ii) all encumbrances and other matters disclosed in the title insurance policy, (iii) liens, if any, for taxes or other charges imposed by any governmental authority not yet due or delinquent and subject to Borrower’s contest and other rights under the Amazon Seattle Loan Agreement, (iv) any Operations Agreements effective as of the Amazon Seattle Loan Origination Date or entered into in accordance with the terms of the Amazon Seattle Loan Agreement, (v) any workers’, mechanics’ or other similar liens on the Amazon Seattle Mortgaged Property provided that any such lien is bonded or discharged within 45 days after Borrower first receives written notice of the recording of such lien, or which is being contested in good faith in accordance with the Amazon Seattle Loan Agreement, (vi) the rights of lessors or secured parties under any Permitted Equipment Financing, and any financing statements filed as evidence of such lessor’s or secured parties’ rights (vii) leases entered into in

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accordance with the terms of the Amazon Seattle Loan Agreement and the rights of tenants thereunder, along with such rights of first refusal, rights of first offer and tenant options which are granted to tenants under Major Leases which are approved by Lender in accordance with the terms of the Amazon Seattle Loan Agreement, (viii) grants of utility easements which are granted in the ordinary course of business and do not have a material adverse effect, (ix) zoning, land use and building restrictions imposed on the Amazon Seattle Mortgaged Property as of the Amazon Seattle Loan Origination Date and modifications, amendments and/or supplements thereto resulting from any unilateral change in any legal requirement imposed by a governmental authority, (x) the Mezzanine Loan Liens, (xi) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s reasonable discretion, or which are not subject to Lender’s consent, (xii) any agreements entered into that are necessary to effectuate the Condominium Revision or the release of the Retail Unit in accordance with the terms of the Amazon Seattle Loan Agreement and (xiii) easements, rights of way, restrictions and other similar non-monetary encumbrances, granted by Borrower in the ordinary course of business and recorded against and affecting the Amazon Seattle Mortgaged Property that do not materially interfere with the value, current use or operation of the Amazon Seattle Mortgaged Property or the security intended to be provided by the Amazon Seattle Loan Documents or with the current ability of the Amazon Seattle Mortgaged Property to generate net cash flow sufficient to service the Amazon Seattle Whole Loan or Borrower’s ability to pay and perform the obligations under the Amazon Seattle Loan Documents when they become due.

“Mezzanine Loan Liens” means the liens in favor of the holder of the Mezzanine Loan created pursuant to the Mezzanine Loan Documents.

“Skybridge Permit” means that certain City of Seattle Ordinance 124985 Council Bill 118610 passed on February 8, 2016.

Leases and Major Contracts

Leases

Upon request by the Lender, Borrower is required to furnish Lender with executed copies of all Leases then in effect. Within 10 business days after the execution of a Major Lease or any renewals, amendments or modification of a Major Lease, Borrower is required to deliver to Lender a copy thereof, together with Borrower’s certification that such lease (or such renewal, amendment or modification) was entered into in accordance with the Amazon Seattle Loan Agreement.

Any lease and any renewals, amendments or modifications of a lease (provided such lease or lease renewal, amendment or modification is not a lease that is a Major Lease (or a renewal, amendment or modification to a Major Lease)) that (i) has a term that does not exceed 10 years, (ii) provides for rental rates and terms comparable to existing local market rates and must be arm’s length transactions with a bona fide, independent third-party tenant, (iii) is subordinate to the Amazon Seattle Whole Loan without any non-disturbance from Lender, and (iv) does not contain any option to purchase or any right of refusal to purchase, may be entered into by Borrower without Lender’s prior consent so long as no Amazon Seattle Loan Event of Default is then continuing.

Except as otherwise permitted under the Amazon Seattle Loan Agreement, Borrower may not enter into a proposed Major Lease or a proposed renewal (except to the extent such renewal is provided for in any lease in effect as of the Amazon Seattle Loan Origination Date or previously approved by Lender, the exercise of which does not require Borrower’s consent), material amendment or material modification of an existing Major Lease without the prior written consent of Lender (such consent to be unreasonably withheld, conditioned or delayed); provided, Lender’s prior approval is not required for any lease (or renewal, amendment or modification thereof) that is not a Direct Lease unless Borrower has an express approval right thereto (and in such case, Lender is subject to any reasonableness or similar requirement otherwise applicable to Borrower).

Borrower may not permit or consent to any assignment or sublease of any Major Lease without the Lender’s prior written approval (other than assignments or subleases expressly permitted under any Major

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Lease pursuant to a unilateral right of the tenant or subtenant thereunder not requiring the consent of the Borrower), which approval may not be unreasonably withheld.

Borrower has the right, without the consent or approval of Lender, to terminate or accept a surrender of any Direct Lease that is not a Major Lease so long as such termination or surrender is (i) by reason of a tenant default and (ii) in a commercially reasonable manner to preserve and protect the Amazon Seattle Mortgaged Property. No voluntary termination by Borrower of any Lease Sweep Lease is permitted without the prior written consent of Lender.

“Direct Lease” means any lease to which Borrower is a party as landlord, lessor or licensor.

“Major Lease” means (a) any Lease Sweep Lease and (b) any other Direct Lease and/or Major Sublease, whether presently existing or entered into after Amazon Seattle Loan Origination Date in accordance with the terms of the Amazon Seattle Loan Agreement, which, either individually, or when taken together with any other lease with the same tenant or its Affiliates, and assuming the exercise of all expansion rights to lease additional space contained in such lease, (i) covers more than 83,000 rentable square feet of the Amazon Seattle Mortgaged Property, (ii) contains an option or other preferential right to purchase all or any portion of the Amazon Seattle Mortgaged Property, (iii) is with an Affiliate of the Borrower as tenant (other than any tenant which is a portfolio company of the investment vehicles managed by Affiliates of Borrower and said lease is an arm’s length, market rent lease where the tenant is occupying the space under the lease for its business purposes), or (iv) is entered into during the continuance of an Amazon Seattle Loan Event of Default.

“Major Sublease” means (I) any sublease or sub-license agreement for which Borrower has approval rights under the related Direct Lease with respect to the existence and/or terms of such sublease or sub-license agreement, and/or the modification, termination, assignment, further subleasing and/or sub-licensing of such sublease or sub-license agreement, but specifically excluding any sublease or sub-license agreement for which Borrower has no approval rights under the related Direct Lease with respect to the existence and terms of such sublease or sub-license agreement, or the modification, termination, assignment, further subleasing or sub-licensing of such sublease or sub-license agreement, or (II) any sublease or sub-license agreement with an Affiliate of Borrower as tenant (other than any tenant which is a portfolio company of the investment vehicles managed by Affiliates of Borrower and said lease is an arm’s length, market rent lease where the tenant is occupying the space under the lease for its business purposes).

“Parking Facility Lease” means that certain Parking Lease, dated as of September 16, 2015, by and between Parking Landlord and Borrower (as successor-in-interest to the original lessee), as amended by that certain letter agreement accepted and agreed to by Parking Landlord on May 3, 2018, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms of the Amazon Lease.

“Parking Landlord” means 1601 Third Avenue (WA), LLC a Delaware limited liability company (as successor-in-interest of Benaroya Capital Company, LLC, a Washington limited liability company), or any of its successors or assigns.

Major Contracts

The Borrower is required to obtain the Lender’s prior written approval of any and all Major Contracts affecting the Amazon Seattle Mortgaged Property, which approval will not be unreasonably withheld, conditioned or delayed.

“Assignment of Leasing Agreement” means, as of April 1, 2021, that certain Assignment of Leasing Agreement and Subordination of Leasing Commissions dated as of April 1, 2021 among Borrower, RST LLC, a Washington limited liability company d/b/a Real Retail (“RST”), as leasing agent, and Lender.

“Alteration Threshold” means 5.0% of the outstanding principal balance of the Amazon Seattle Whole Loan.

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“Excluded Agreements” means (i) any construction contracts, architecture agreements, development agreements and other contracts or agreements that are entered into in connection with alterations which are not Material Alterations, (ii) the Management Agreement and the Leasing Agreement, (iii) utility contracts and agreements which either (A) have a total term not exceeding 3 years or (B) are otherwise reasonably approved by Lender, (iv) the existing leasing agreement, provided the same is terminable upon 30 days’ notice without payment whatsoever following foreclosure of the mortgage, subject only to the payment of “tail” commissions set forth therein with respect to the Amazon Lease, which tail commission was deposited into the Existing TI/LC Account on the Amazon Seattle Loan Origination Date, (v) without duplication of the immediately preceding clause (v), leasing brokerage agreements that are on market terms and are with a leasing agent that is not an Affiliate of Borrower, provided the same are terminable upon 30 days’ notice without payment whatsoever following foreclosure of the mortgage, subject only to the payment of customary “tail” commissions for executed leases (but not for prospective tenants) and (vi) agreements regarding the sale of all or any portion of the Amazon Seattle Mortgaged Property, so long as the Amazon Seattle Whole Loan will be repaid in connection with such sale in accordance with the Amazon Seattle Loan Agreement and the same are not binding on successors and/or assigns of Borrower.

“Leasing Agent” means (i) as of the date hereof, RST LLC, a Washington limited liability company d/b/a Real Retail, or (ii) any other leasing agent in respect of a Leasing Agreement engaged in accordance with the terms and conditions of the Amazon Seattle Loan Documents.

“Leasing Agreement” means (i) as of April 1, 2021, that certain Leasing Agreement dated as of December 20, 2019, between the Seller and RST LLC, a Washington limited liability company d/b/a Real Retail, as leasing agent, as assigned from the Seller to Borrower or (ii) any other leasing agent agreement entered into by and between Borrower and a Leasing Agent in accordance with the terms of the Amazon Seattle Loan Documents pursuant to which the Leasing Agent is to provide leasing services with respect to the Amazon Seattle Mortgaged Property.

“Major Contract” means any of the following contracts or agreements to which Borrower is a party: (i) any material brokerage or leasing agreement (other than the leasing agreement entered into as of April 1, 2021), (ii) to the extent not otherwise specified in this definition, any maintenance, service or other contract or agreement of any kind (other than leases) of a material nature (materiality for purposes of clauses (i) and (ii) is limited to contracts for which (x) the annual expenditure thereunder is greater than $500,000 and which extend beyond one year (unless cancelable on 30 days or less notice without requiring the payment of termination fees or payments of any kind)) or (y) the annual expenditure thereunder is greater than $3,200,000 or (iii) any contract or agreement with an Affiliate of Borrower, in any case, relating to the ownership, leasing, management, use or operation, maintenance, repair or restoration of the Amazon Seattle Mortgaged Property, excluding, for purposes of the foregoing, Excluded Agreements.

“Material Alteration” means any alteration affecting structural elements of the improvements, utility or HVAC system contained in any improvements or the exterior of the Amazon Seattle Mortgaged Property, the cost of which exceeds the Alteration Threshold; provided, however, that in no event will any of the following constitute a Material Alteration: (i) any pre-approved repairs or alterations set forth in the Amazon Seattle Loan Agreement, (ii) any tenant improvement work performed pursuant to, any lease existing on the Amazon Seattle Loan Origination Date or entered into thereafter in accordance with the provisions of the Amazon Seattle Loan Agreement or landlord work required to deliver any space to tenants in rent ready condition, (iii) any alterations that are specifically provided for in the Approved Annual Budget to the extent such Approved Annual Budget is actually approved by Lender or otherwise consented to by Lender, such consent not to be unreasonably withheld, conditioned or delayed, (iv) non-structural or decorative work performed in the ordinary course, (v) alterations required based on life safety or emergency conditions purposes or required to comply with applicable law, (vii) any work required to be performed by the Seller under the Post-Closing Escrow Agreement or (viii) alterations arising out of a casualty or condemnation (the foregoing items (i) through (viii), collectively, “Approved Alterations”) and the cost of any Approved Alteration will be disregarded in determining whether an alteration exceeds the Alteration Threshold.

“Post-Closing Escrow Agreement” means that certain Post-Closing Capital Project Escrow Agreement, of even date herewith, by and among the Seller, Borrower, Amazon Seattle Condominium

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Association, a Washington non-profit corporation and First American Title Insurance Company, entered into in accordance with the Purchase Agreement.

“Purchase Agreement” means that certain Purchase Agreement dated as of March 19, 2021, by and between the Seller and Borrower, as amended by that certain First Amendment to Purchase Agreement dated as of March 29, 2021, and by that certain Second Amendment to Purchase Agreement dated as of March 31, 2021.

Landmark Designation

Borrower may (i) not take any voluntary action or knowingly or negligently omit to take any action that, in either case, causes the Landmark Designation Documents to no longer be in full force and effect, (ii) not amend, alter, supplement, waive, modify or voluntarily terminate or (to the extent in Borrower’s control) allow the voluntary termination of the Landmark Designation Documents without the prior written consent of Lender, not to be unreasonably withheld conditioned or delayed (provided that Lender consent is not required in connection with the execution of any documentation relating to the landmark designation evidencing approvals of any alterations permitted under the Amazon Seattle Loan Agreement, subject to clause (iii) below, or that is required to preserve the Landmark designation of the Amazon Seattle Mortgaged Property or the tax benefits accruing therefrom) and (iii) not take any action that would adversely affect the Landmark designation of the Amazon Seattle Mortgaged Property or the tax benefits accruing therefrom. In the event that the Landmark Designation Documents are not in full force and effect and the representation in the Amazon Seattle Loan Agreement is untrue such that there is a Real Estate Tax Increase (as defined below) resulting from such breach of representation, Borrower may cure such Default by, within 30 days after written notice by Lender, either (a) causing Guarantor to deliver a new guaranty to Lender, in form and substance reasonably acceptable to Lender, pursuant to which Guarantor (A) guaranties payment of real estate taxes up to an amount equal to the positive difference between the amount of the actual real estate taxes and the amount of real estate taxes that would have been due during the term of the Amazon Seattle Loan Agreement had the tax benefits that were purported to be granted by the Landmark Designation Documents been in full force and effect (the “Real Estate Tax Increase”) and (B) without duplication of (A) above, guaranties, during a Trigger Period, Borrower’s obligation to deposit the Monthly Real Estate Tax Increase as and when real estate taxes become due and payable pursuant to the terms of the Amazon Seattle Loan Agreement, (b) delivering to Lender a letter of credit in the amount of the Real Estate Tax Increase or (c) depositing with Lender an amount equal to the Real Estate Tax Increase, which Lender may (x) if no Trigger Period is then in effect, disburse to Borrower on a monthly basis in an amount equal to the positive difference between the amount of the actual real estate taxes and the amount of real estate taxes that would have been due had the tax benefits that were purported to be granted by the Landmark Designation Documents been in full force and effect for such month (the “Monthly Real Estate Tax Increase”) and (y) during the continuance of a Trigger Period, deposit the Monthly Real Estate Tax Increase into the Tax Reserve to be disbursed in accordance with the terms of the Amazon Seattle Loan Agreement.

“Landmark Designation Documents” means the documents set forth on Schedule X of the Amazon Seattle Loan Agreement, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms of the Amazon Seattle Loan Agreement.

Risk Management

Insurance

The Borrower is required to obtain and maintain, or cause to be maintained, insurance policies for the Borrower, the Amazon Seattle Mortgaged Property and the Condominium Property, providing at least the following coverages:

(1)    Property insurance and insurance covering all improvements and betterments installed or included at or located with the Amazon Seattle Mortgaged Property against loss or damage by fire, any type of wind (including named storms), lightning, mudslide and

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such other perils as are included in a standard “special form” or “all-risk” policy, and against loss or damage by all other risks and hazards covered by a standard extended coverage insurance policy, with no exclusion for damage or destruction caused by acts of terrorism riot and civil commotion, vandalism, malicious mischief, burglary and theft (A) in an amount equal to 100% of the “Full Replacement Cost” of the Amazon Seattle Mortgaged Property, which for purposes of the Amazon Seattle Loan Agreement will mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) have deductibles no greater than $100,000, with the exception of windstorm or earthquake, which may have deductibles not to exceed 5% of the total insurable value of the Amazon Seattle Mortgaged Property per occurrence (provided, however, that a $500,000 deductible will be acceptable until the earlier to occur of (I) the date that is 12 months after April 1, 2021, (II) the completion of the “Construction Work” (as defined in the Purchase Agreement) and (III) Sponsor (or a KKR Managed Vehicle) no longer owning, directly or indirectly, at least 50.1% of the equity interests in Borrower and Mezzanine Borrower, after which, such deductible will return to $100,000); (C) to be written on a no coinsurance form or containing an agreed amount endorsement with respect to the improvements and personal property at the Amazon Seattle Mortgaged Property waiving all co-insurance provisions; and (D) containing ordinance or law coverage if any of the improvements or the use of the Amazon Seattle Mortgaged Property will at any time constitute legal non-conforming structures or uses, and compensating for loss to the undamaged portion of the building (with a limit equal to the replacement cost), the cost of demolition and the increased costs of construction, each in amounts as required by the Lender. In addition, the Borrower is required to obtain: (y) if any portion of the improvements or personal property is currently or at any time in the future located in a federally designated special flood hazard area (“SFHA”), flood hazard insurance for all such improvements and/or personal property located in the SFHA in an amount equal to (1) the maximum amount of building and, if applicable, contents insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended (the “Flood Insurance Acts”) plus (2) such additional coverage as the Lender will require, subject to a deductible not to exceed an amount equal to the maximum available through the Flood Insurance Acts; and (z) earthquake insurance in amounts and in form and substance satisfactory to Lender, provided that the insurance pursuant to clauses (y) and (z) will be on terms consistent with the comprehensive all risk insurance policy required under this paragraph (1);

(2)    commercial general liability insurance, including coverages against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Amazon Seattle Mortgaged Property, and liquor liability to the extent applicable, such insurance (A) to be on the so-called “occurrence” form and containing minimum limits per occurrence of $1,000,000 with a combined limit per policy year, excluding umbrella coverage, of not less than $2,000,000; (B) to continue at not less than the aforesaid limit until required to be changed by the Lender (in the Lender’s reasonable discretion) by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; and (4) contractual liability for all insured contracts to the extent the same is available;

(3)    rental loss and/or business income interruption insurance (A) with loss payable to the Lender; (B) covering all risks required to be covered by the insurance provided for in paragraph (1) above, paragraph (6) below and paragraph (12) below; (C) covering a period of restoration beginning on the date a casualty occurs and continuing until the restoration of the Amazon Seattle Mortgaged Property is completed and containing an extended period of indemnity endorsement which covers the 12-month period commencing on the date on which the such Amazon Seattle Mortgaged Property has repaired or replaced and operations are resumed; and (D) in an amount equal to 100% of the projected gross

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revenue from such Amazon Seattle Mortgaged Property (less non-continuing expenses) for a period of 24 months plus the extended period of indemnity. The amount of such business income insurance will be determined at least once each year thereafter based on the Borrower’s reasonable estimate of the gross revenue from such Amazon Seattle Mortgaged Property (less non-continuing expenses);

(4)    at all times during which structural construction, repairs or alterations are being made with respect to the improvements, and only if the property or liability coverage forms (or the Condominium Property and liability coverage form) do not otherwise apply, (A) commercial general liability and umbrella liability insurance in the amount of $50,000,000 covering claims related to the constructions, repairs or alterations being made which are not covered by or under the terms or provisions of the commercial general liability and umbrella liability insurance policy required as set forth in the Amazon Seattle Loan Agreement; and (B) the insurance provided for in paragraph (1) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to paragraph (1) above, (3) including permission to occupy the Amazon Seattle Mortgaged Property and the Condominium Property and (4) with an agreed amount endorsement waiving co-insurance provisions;

(5)    workers’ compensation, subject to the statutory limits of the state in which the Amazon Seattle Mortgaged Property is located, and employer’s liability insurance with limits which are required from time to time by the Lender in respect of any work or operations on or about the Amazon Seattle Mortgaged Property, or in connection with the Amazon Seattle Mortgaged Property or its operation, provided that the Borrower has employees;

(6)    comprehensive boiler and machinery/equipment breakdown insurance, if applicable, in amounts as will be reasonably required by the Lender on terms consistent with the commercial property insurance policy required under paragraph (1) above, provided that the requirements contained in this paragraph (6) may be included in a builder’s risk policy;

(7)    umbrella liability insurance in addition to primary coverage in an amount not less than $100,000,000 per occurrence on terms consistent with the commercial general liability insurance policy required under paragraph (2) above and paragraph (8) below;

(8)    motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, with limits which are required from time to time by the Lender, provided the Borrower has a motor vehicle liability exposure arising out of the use of owned, non-owned, rented, or leased vehicles;

(9)    insurance against employee dishonesty with respect to any employees of the Borrower in an amount not less than one (1) month of gross revenue from the Amazon Seattle Mortgaged Property and with a deductible not greater than $25,000.00, provided the Borrower has employees;

(10) such insurance as may be required pursuant to the terms of the Condominium Documents;

(11) upon 60 days’ notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for properties similar to the Amazon Seattle Mortgaged Property located in or around the region in which the Amazon Seattle Mortgaged Property is located;

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(12) the property insurance, commercial general liability, umbrella liability insurance and rental loss and/or business interruption insurance required under paragraphs (1), (2), (3) and (7) above will cover perils of terrorism and acts of terrorism (or at least not specifically exclude same) and the Borrower will maintain property insurance, commercial general liability, umbrella liability insurance and rental loss and/or business interruption insurance for loss resulting from perils and acts of terrorism on terms (including amounts and deductibles) consistent with those required under paragraphs (1), (2), (3) and (7) above (or at least not specifically excluding same) at all times during the term of the Amazon Seattle Whole Loan, provided that such coverage is commercially available. For so long as the Terrorism Risk Insurance Program Reauthorization Act of 2015 or any replacement, reauthorization or extension thereof (“TRIPRA”) is in effect and continues to cover both foreign and domestic acts, the Lender will accept terrorism insurance with coverage against acts which are “certified” within the meaning of TRIPRA;

(13) notwithstanding anything in paragraph (1) or (11) above to the contrary, the Borrower will be required to obtain and maintain coverage in its property insurance policy (or by a separate policy) against loss or damage by terrorist acts in an amount equal to 100% of the Full Replacement Cost of the Amazon Seattle Mortgaged Property plus the rental loss and/or business interruption coverage under paragraph (3) above; provided that such coverage is commercially available. In the event that such coverage with respect to terrorist acts is not included as part of the “all risk” property policy required by paragraph (1) above, the Borrower will, nevertheless be required to obtain coverage for terrorism (as standalone coverage) in an amount equal to 100% of the Full Replacement Cost of the Amazon Seattle Mortgaged Property plus the rental loss and/or business interruption coverage under paragraph (3) above; provided that such coverage is commercially available. The Borrower will obtain the coverage required under this paragraph (12) from a carrier which otherwise satisfies the rating criteria specified below (a “Qualified Carrier”) or in the event that such coverage is not available from a Qualified Carrier, the Borrower is required to obtain such coverage from the highest rated insurance company providing such coverage. Notwithstanding the foregoing, in the event TRIPRA is no longer in effect, Borrower will be required to carry terrorism insurance throughout the term of the Amazon Seattle Whole Loan as required herein this paragraph (12), but in such event Borrower will not be required to pay any insurance premiums solely with respect to such terrorism coverage in excess of the Terrorism Premium Cap (hereinafter defined) and, if the cost of such terrorism coverage exceeds the Terrorism Premium Cap, the Borrower will purchase the maximum amount of terrorism coverage available with funds equal to the Terrorism Premium Cap; provided that, if the insurance premiums payable with respect to such terrorism coverage exceeds the Terrorism Premium Cap, Lender may, at its option (1) purchase such stand-alone terrorism policy, with Borrower paying such portion of the insurance premiums with respect thereto equal to the Terrorism Premium Cap and the Lender paying such portion of the insurance premiums in excess of the Terrorism Premium Cap or (2) modify the deductible amounts, policy limits and other required policy terms to reduce the insurance premiums payable with respect to such stand-alone terrorism policy to the Terrorism Premium Cap; and

(14) in addition to the insurance coverages described above, the Borrower will obtain such other insurance as may from time to time be reasonably required by the Lender in order to protect its interests.

Any blanket insurance policy will be subject to the Lender’s approval and will otherwise provide the same protection as would a separate policy insuring only the Amazon Seattle Mortgaged Property in compliance with the provisions above (any such blanket policy, an “Acceptable Blanket Policy”). To the extent that the policies are maintained pursuant to an Acceptable Blanket Policy that covers more than one location within a one thousand foot radius of the Amazon Seattle Mortgaged Property, the limits of such Acceptable Blanket Policy must be sufficient to maintain coverage as set forth above for each Amazon Seattle Mortgaged Property and any and all other locations combined within such radius that are covered

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by such blanket policy calculated on a total insured value basis, to the extent that such coverage is commercially available.

All insurance policies described above (i) with respect to the policies of property insurance, contain clauses or endorsements to the effect that, (1) no act or negligence of the Borrower, or anyone acting for the Borrower, or of any tenant or other occupant, or failure to comply with the provisions of any policy, which might otherwise result in a forfeiture of the insurance or any part thereof, or foreclosure or similar action, will in any way affect the validity or enforceability of the insurance insofar as the Lender is concerned, (2) the policies will not be cancelled without at least 30 days’ written notice to the Lender, except 10 days’ notice for non-payment of premium and (3) the issuer(s) of the policies will give written notice to the Lender if the issuers elect not to renew the policies prior to its expiration; (ii) with respect to all policies of liability insurance, if obtainable by the Borrower using commercially reasonable efforts, contain clauses or endorsements to the effect that, (1) the policy will not be canceled without at least 30 days’ written notice to the Lender and any other party named therein as an additional insured (other than in the case of non-payment in which case only 10 days prior notice, or the shortest time allowed by applicable legal requirement (whichever is longer), will be required) and (2) the issuers thereof will give notice to the Lender if the issuers elect not to renew such policies prior to its expiration. If the issuers cannot or will not provide notice, the Borrower will be obligated to provide such notice; and (iii) not contain any clause or provision that would make the Lender liable for any insurance premiums thereon or subject to any assessments thereunder.

All policies of insurance required pursuant to the Amazon Seattle Loan Agreement are required (i) to be issued by companies authorized or licensed to do business in the state where the Amazon Seattle Mortgaged Property is located, with (1) a financial strength and claims paying ability rating of (x) “A” or better by S&P and (y) “A2” or better by Moody’s, to the extent Moody’s rates the Certificates or certificates for another securitization including a portion of the Amazon Seattle Whole Loan (collectively, the “Securities”), and (z) “A” or better by Fitch, to the extent Fitch rates the Securities, provided, however, that for multi-layered policies, (A) if four (4) or fewer insurance companies issue the policies, then at least 75% of the insurance coverage represented by the policies must be provided by insurance companies with a rating of “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the Securities, and “A” or better by Fitch, to the extent Fitch rates the Securities, with no carrier below “BBB” by S&P and “Baa2” or better by Moody’s, to the extent Moody’s rates the Securities, and “BBB” or better by Fitch, to the extent Fitch rates the Securities, or (B) if 5 or more insurance companies issue the policies, then at least 60% of the insurance coverage represented by the policies must be provided by insurance companies with a rating of “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the Securities, and “A” or better by Fitch, to the extent Fitch rates the Securities, with no carrier below “BBB” by S&P and “Baa2” or better by Moody’s, to the extent Moody’s rates the Securities, and “BBB” or better by Fitch, to the extent Fitch rates the Securities, and (2) a rating of “A-:VIII” or better in the current Best’s Insurance Reports, (ii) with respect to all property insurance policies and rental loss and/or business interruption insurance policies, such policy contains a Standard Mortgagee Clause/Lender’s Loss Payable Endorsement, or their equivalents, naming the Lender as the person to whom all payments made by such insurance company will be paid; (iii) such policy contains a waiver of subrogation against the Lender; (iv) such policy contains such provisions as the Lender deems reasonably necessary or desirable to protect its interest including endorsements providing (A) that neither Borrower, the Lender nor any other party will be a co-insurer under said policies and (B) in addition to complying with any other requirements expressly set forth in the Amazon Seattle Loan Agreement for a deductible per loss of an amount not more than that which is customarily maintained by prudent owners of properties with a standard of operation and maintenance comparable to and in the general vicinity of the Amazon Seattle Mortgaged Property, but in no event in excess of an amount reasonably acceptable to the Lender; and (v) to be satisfactory in form and substance to the Lender and will be approved by the Lender, including deductibles, loss payees, and insureds. Notwithstanding the foregoing, Borrower is permitted to maintain a portion of the coverage required hereunder with insurance companies which do not meet the foregoing requirements (“Otherwise Rated Insurers”) in their current participation amounts and positions within the syndicate provided that (1) Borrower replaces the Otherwise Rated Insurers at renewal with insurance companies meeting the rating requirements set forth hereinabove and (2) if, prior to renewal, the current AM Best rating of any such Otherwise Rated Insurer is withdrawn or

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downgraded, Borrower replaces any Otherwise Rated Insurer with an insurance company meeting the rating requirements set forth hereinabove.

In the event of foreclosure of the mortgages or other transfer of title to the Amazon Seattle Mortgaged Property in extinguishment in whole or in part of the Amazon Seattle Whole Loan, all right, title and interest of the Borrower in and to the policies that are not blanket policies then in force concerning the Amazon Seattle Mortgaged Property and all proceeds payable thereunder will thereupon vest in the purchaser at such foreclosure or the Lender or other transferee in the event of such other transfer of title.

“Condominium Property” means the Common Elements (including the “Limited Common Elements,” as defined in the Declaration).

“Terrorism Premium Cap” means an amount equal to two times the annual amount of the insurance premium that is then payable in respect of the property and business interruption/rental loss insurance required under the Amazon Seattle Loan Documents (without giving effect to the cost of terrorism and earthquake components of such property and business interruption/rental loss insurance) at the time that such terrorism coverage is excluded from the applicable policy.

Casualty and Condemnation

The Borrower is required to give prompt notice to the Lender of any casualty or condemnation or of the actual or threatened commencement of any proceedings that would result in a condemnation of all or any portion of the Amazon Seattle Mortgaged Property. With respect to a condemnation, the Lender may participate in any such proceedings (i) if an Amazon Seattle Loan Event of Default is continuing or (ii) with respect to any condemnation in which the Net Proceeds or the costs of completing the restoration required in connection therewith are equal to or greater than $4,000,000, and the Borrower is required to deliver to the Lender from time to time all instruments reasonably requested by the Lender to permit such participation and, at its expense, diligently prosecute any such proceedings, and consult with the Lender, its attorneys and experts, and cooperate with them in all reasonable respects the carrying on or defense of any such proceedings.

Following the occurrence of a casualty, the Borrower, regardless of whether insurance proceeds are available, is required to promptly proceed to restore, repair, replace or rebuild the Amazon Seattle Mortgaged Property and is required to cause the Condominium Board to restore, repair, replace and rebuild the Condominium Property in accordance with the Amazon Seattle Loan Agreement, in each case, in accordance with legal requirements to be of substantially the same character as prior to such damage or destruction. The Lender may, but will not be obligated to make proof of loss if not made promptly by the Borrower. In addition, the Lender may participate in any settlement discussions with any insurance companies, and will approve any final settlement (i) if an Amazon Seattle Loan Event of Default is continuing or (ii) with respect to any casualty in which the Net Proceeds or the costs of completing the restoration are equal to or greater than $4,000,000 and the Borrower will deliver to the Lender all instruments reasonably required by the Lender to permit such participation. Except as set forth in the foregoing sentence or in clause (a) of the immediately following paragraph, any insurance proceeds in connection with any casualty will be due and payable solely to the Lender and held by the Lender in accordance with the terms of the Amazon Seattle Loan Agreement. In the event the Borrower or any party other than the Lender is a payee on any check representing insurance proceeds with respect to any casualty to which the Lender is entitled under this paragraph, the Borrower will immediately endorse, and cause all such third parties to endorse, such check payable to the order of the Lender.

In connection with any restoration: (a) if the Net Proceeds are less than $6,000,000 (the “Restoration Threshold”), and provided no Amazon Seattle Loan Event of Default is continuing and the Anticipated Repayment Date has not occurred, the Net Proceeds will be disbursed by the Lender to the Borrower upon receipt, provided that (x) all of the conditions set out in clauses (C), (E), (F)(1), (G), and (H) of the immediately following paragraph are met, (y) the Borrower delivers evidence reasonably acceptable to the Lender that the condition set out in clause (D) of the immediately following paragraph will be met, and (z) the Borrower delivers to the Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the restoration in accordance with the terms of the Amazon

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Seattle Loan Agreement, and (b) if the Anticipated Repayment Date has occurred or the Net Proceeds are equal to or greater than the Restoration Threshold, the Net Proceeds will be held by the Lender and the Lender will make the Net Proceeds available for the restoration in accordance with the conditions described in the immediately following paragraph.

The Net Proceeds will be made available to the Borrower for restoration upon the determination of the Lender, in its reasonable discretion, that the following conditions are met: (A) no Amazon Seattle Loan Event of Default has occurred and is continuing; (B) (1) in the event the Net Proceeds are Insurance Proceeds, less than 35% of the total floor area of the improvements has been damaged, destroyed or rendered unusable (except on a temporary basis) as a result of such casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than 15% of the land constituting the Amazon Seattle Mortgaged Property is taken, and such land is located along the perimeter or periphery of the Amazon Seattle Mortgaged Property, and no portion of the improvements is located on such land;(C) (1) the Lease Sweep Leases must remain in full force and effect and (2) leases entered into accordance with the Amazon Seattle Loan Agreement demising in the aggregate a percentage equal to or greater than 75% of the total rentable space in the Amazon Seattle Mortgaged Property which has been demised under executed and delivered leases in effect as of the date of the occurrence of such casualty or condemnation, whichever the case may be, will remain in full force and effect during and after the completion of the restoration without abatement of rent beyond the time required for the restoration, notwithstanding the occurrence of any such casualty or condemnation, whichever the case may be, and will make all necessary repairs and restorations that are not being made by the Borrower as part of the restoration, at their sole cost and expense; (D) the Borrower commences the restoration as soon as reasonably practicable (but in no event later than 90 days after such casualty or condemnation, whichever the case may be, occurs, subject to force majeure delay not to exceed 120 days) and diligently pursues the same to satisfactory completion; (E) the Lender is reasonably satisfied that any operating deficits, including all scheduled payments of principal and interest under the Amazon Seattle Notes, which will be incurred with respect to the Amazon Seattle Mortgaged Property as a result of the occurrence of any such casualty or condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the rental loss and/or business income interruption insurance, if applicable, or (3) by other funds of the Borrower; (F) the Lender will be reasonably satisfied that the restoration will be completed on or before the earliest to occur of (1) the date 3 months prior to the Anticipated Repayment Date, (2) the earliest date required for such completion under the terms of the Amazon Lease (if in effect at such time) or any replacement Lease Sweep Lease, unless the requirement to complete within such time period has been irrevocably waived in writing by the Amazon Tenant or the tenant under the applicable replacement Lease Sweep Lease, (3) such time as may be required under applicable legal requirements or (4) the expiration of the rental loss and/or business income interruption insurance coverage; (G) the Amazon Seattle Mortgaged Property and the use thereof after the restoration will be in compliance in all material respects with and permitted under all applicable legal requirements (including as a legal non-conforming use); (H) such casualty or condemnation, as applicable, does not result in the loss of access to the Amazon Seattle Mortgaged Property or the related improvements; (I) (A) the Restoration Debt Yield, after giving effect to the restoration, will be equal to or greater than 6.79% and (B) the Restoration Aggregate Debt Yield, after giving effect to the restoration, will be equal to or greater than 5.82%; (J) with respect to a restoration of the Condominium Property, (1) the Condominium Documents remain in full force and effect during and after the completion of the restoration, and (2) the Condominium Project is not terminated as a result of such casualty or condemnation; (K) the Borrower will deliver, or cause to be delivered, to the Lender a signed detailed budget approved in writing by the Borrower’s architect or engineer, estimating the entire cost of completing the restoration, which budget will be reasonably acceptable to the Lender; and (L) the Net Proceeds together with any cash or cash equivalent deposited by the Borrower with the Lender or from other sources reasonably acceptable to the Lender are sufficient in the Lender’s reasonable discretion to cover the cost of the restoration.

If the Anticipated Repayment Date has not occurred, the Net Proceeds will be held by the Lender in the Casualty and Condemnation Account and, until disbursed in accordance with the related provisions of the Amazon Seattle Loan Agreement, will constitute additional security for the debt and other obligations under the Amazon Seattle Loan Documents.

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All plans and specifications required in connection with the restoration the cost of which is reasonably estimated by the Lender to exceed $4,000,000 will be subject to the prior reasonable approval of the Lender and, if reasonably required by the Lender, an independent consulting engineer selected by the Lender and reasonably approved by the Borrower. All reasonable costs and expenses incurred by the Lender in connection with recovering, holding and advancing the Net Proceeds for the restoration including, without limitation, reasonable attorneys’ fees and disbursements and the independent consulting engineer’s fees and disbursements, will be paid by the Borrower.

“Net Proceeds” means (i) the net amount of all insurance proceeds received by the Lender pursuant the provisions of the Amazon Seattle Loan Agreement concerning insurance policies as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), actually incurred if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

“Restoration Aggregate Debt Yield” means, as of any date of determination, the ratio of (a) the underwritten net operating income of the Amazon Seattle Mortgaged Property, based on (x) annualized in place rents or annualized rents under leases that are reasonably expected by the Lender to remain in place following the completion of such restoration and (y) expenses on a pro forma basis, to (b) an amount equal to the combined outstanding principal balance of the Amazon Seattle Whole Loan.

“Restoration Debt Yield” means, as of any date of determination, the ratio of (a) the underwritten net operating income of the Amazon Seattle Mortgaged Property, based on (x) annualized in place rents or annualized rents under leases that are reasonably expected by the Lender to remain in place following the completion of such restoration and (y) expenses on a pro forma basis, to (b) an amount equal to the outstanding principal balance of the Amazon Seattle Whole Loan.

Annual Budget

The Borrower is required to submit to the Lender by (i) December 31 or (ii) if a Trigger Period is continuing, December 1, of each year, the annual budget for the succeeding fiscal year beginning in Fiscal Year 2022. During the continuance of a Trigger Period, the Lender will have the right to approve each annual budget (which approval will not be unreasonably withheld, conditioned or delayed so long as no Amazon Seattle Loan Event of Default is continuing (such approved annual budget, an “Approved Annual Budget”)). During the continuance of a Trigger Period, until such time that any annual budget has been approved by the Lender, the prior annual budget will be deemed an Approved Annual Budget for all purposes under the Amazon Seattle Loan Agreement (with (x) such adjustments as reasonably determined by the Lender to reflect actual increases in taxes, insurance premiums, utilities and other non-discretionary expenses and (y) an increase of 3% to each other line item of such Approved Annual Budget over the budgeted amount for such line item for the prior year). To the extent the Lender has approval rights over an annual budget pursuant to this paragraph, neither the Borrower nor any Manager will change or modify the annual budget that has been approved by the Lender without the prior written consent of the Lender, which consent is not to be unreasonably withheld, conditioned, or delayed.

Financial Reporting

Annual Financial Statements

Unless the audited financial statements described under the immediately following paragraph are delivered to the Lender on or prior to the such date (and in such case, no reports will be required to be delivered under this paragraph), not later than 90 days after the end of each fiscal year, beginning in fiscal year 2021, the Borrower is required to deliver to the Lender a complete copy of Borrower’s (or any 100% direct or indirect owner of Borrower that owns no assets other than such ownership interest and the ownership of any intermediate holding companies that own no assets other than such ownership interest in Borrower) unaudited financial statements, internally prepared using an approved accounting method, covering the Amazon Seattle Mortgaged Property, including a balance sheet as of the end of such year, a

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statement of revenues and expenses for such year and the fourth quarter thereof, and beginning in fiscal year 2022, stating in comparative form the figures for the previous fiscal year and the annual budget for such fiscal year. Such annual financial statements will be accompanied by an officer’s certificate in the form required pursuant to the Amazon Seattle Loan Agreement.

From and after the earlier to occur of (A) Moody’s rating any of the Securities in a securitization of all or any portion of the Amazon Seattle Whole Loan, and (B) the first Transfer and Assumption of the Amazon Seattle Whole Loan, not later than 120 days after the end of each fiscal year, beginning in fiscal year 2021, the Borrower is required to deliver to the Lender a complete copy of Borrower’s (or any 100% direct or indirect owner of Borrower that owns no assets other than such ownership interest and the ownership of any intermediate holding companies that own no assets other than such ownership interest in Borrower) audited financial statements certified by an independent accountant in accordance with an approved accounting method covering the Amazon Seattle Mortgaged Property, including a balance sheet as of the end of such year, a statement of revenues and expenses for such year, as well as the supplemental schedule of occupancy statistics for the Amazon Seattle Mortgaged Property. Such annual financial statements will be accompanied by an officer’s certificate in the form required pursuant to the Amazon Seattle Loan Agreement.

Not later than 120 days after the end of each fiscal year, beginning in fiscal year 2021, if not otherwise provided in another report or document provided pursuant to the terms of the Amazon Seattle Loan Agreement, an annual summary of any and all capital expenditures made at the Amazon Seattle Mortgaged Property during the prior 12 month period.

Quarterly and Monthly Financial Statements

Not later than 60 days following the end of each fiscal quarter, beginning with the third fiscal quarter of 2021, the Borrower is required to deliver to the Lender: (i) unaudited financial statements, internally prepared using an approved accounting method including a balance sheet, and a profit and loss statement as of the end of such quarter and for the corresponding quarter of the previous year, and a statement of revenues and expenses for such quarter and the year to date, and beginning with the first fiscal quarter of 2022 a comparison of the year to date results with the results for the same period of the previous year. Such statements for each quarter will be accompanied by an officer’s certificate certifying, (A) that such statements fairly represent the financial condition and results of operations of the Borrower, (B) that as of the date of such officer’s certificate, no Amazon Seattle Loan Event of Default exists under the Amazon Seattle Loan Agreement, the Amazon Seattle Notes or any other Amazon Seattle Loan Documents or, if so, specifying the nature and status of each such Amazon Seattle Loan Event of Default and the action then being taken by the Borrower or proposed to be taken to remedy such Amazon Seattle Loan Event of Default, (C) the amount by which actual operating expenses were greater than or less than the operating expenses anticipated in the applicable annual budget and (D) an updated organizational chart (reflecting substantially the same level of detail as the organizational chart provided in the Amazon Seattle Loan Agreement in connection with the closing of the Amazon Seattle Whole Loan or otherwise reasonably acceptable to the Lender). Such financial statements are required to contain such other information as may be reasonably requested by the Lender for purposes of calculations to be made by the Lender pursuant to the terms of the Amazon Seattle Loan Agreement, and (ii) a true, correct and complete rent roll for the Amazon Seattle Mortgaged Property, dated as of the last month of such fiscal quarter, and such rent roll will be accompanied by an officer’s certificate (A) certifying that such rent roll is true, correct and complete in all material respects as of its date, (B) stating whether the Borrower, within the past 3 months, has issued a notice of monetary default or material non-monetary default with respect to any Major Lease (or in the case of a Major Sublease that constitutes a Major Lease, to the Borrower’s knowledge, the landlord thereunder has issued a notice of monetary default or material non-monetary default with respect to such Major Sublease) which has not been cured and the nature of such default, and (C) stating whether, within the past 3 months, any tenant under a Major Lease has “gone dark” or the Borrower has received a notice from any tenant under a Major Lease of its intention to “go dark” (or in the case of a Major Sublease that constitutes a Major Lease, to the Borrower’s knowledge, the landlord thereunder has received a notice from the tenant to such Major Sublease of its intention to “go dark”); provided, however, upon the request of the Lender, the Borrower will provide reporting described in the immediately preceding sub-clauses (B) and (C)

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with respect to any Direct Lease and any Major Sublease (for which the Borrower has received the applicable notice).

Prior to the sale of the Amazon Seattle Whole Loan in a secondary market transaction as set forth in the Amazon Seattle Loan Agreement, the Borrower will deliver to the Lender not later than 60 days following the end of each calendar month (i) a current rent roll (on a trailing 12 month basis) and (ii) financial statements, including a balance sheet and a statement of revenues and expenses prepared for such calendar month and other information necessary and sufficient to fairly represent the financial position and results of operation of the Amazon Seattle Mortgaged Property during such calendar month, which will be accompanied by an officer’s certificate stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of the Borrower and the Amazon Seattle Mortgaged Property.

Other Reports

Upon the request of the Lender, at any time a Management Agreement is in effect, the Borrower is required to deliver to the Lender, within 10 business days of the receipt thereof by the Borrower, a copy of all material monthly reports prepared by the Manager pursuant to such Management Agreement.

The Borrower is required to submit to the Lender the financial data and financial statements required in connection with a sale of the Amazon Seattle Whole Loan in a secondary market transaction as set forth in the Amazon Seattle Loan Agreement, if and when available.

The Borrower will furnish or cause to be furnished to the Lender, any financial data or financial statements prepared by or on behalf of a tenant or lease guarantor under any Lease Sweep Lease, to the extent such financial data or statements were actually delivered to the Borrower, and the Borrower is not under any legal or contractual restrictions with respect to the disclosure thereof. Upon the Lender’s request, solely to the extent the Borrower has the right to do so under the applicable lease, the Borrower will request the tenant or lease guarantor under any Lease Sweep Lease deliver financial data or financial statements to the Borrower.

Representations and Warranties

The Borrower made the representations and warranties in the Amazon Seattle Loan Agreement set forth in “Annex C—Representations and Warranties of the Borrower” as of the Amazon Seattle Loan Origination Date.

SPE Covenants

The Borrower has covenanted under the Amazon Seattle Loan Agreement that it is a special purpose bankruptcy remote entity (a “Special Purpose Bankruptcy Remote Entity”) and that since the date of its formation or other date as indicated below and at all times on and after the Amazon Seattle Loan Origination Date (except as otherwise indicated below) and until such time as the obligations under the Amazon Seattle Loan Agreement will be paid and performed in full, has complied and will comply with the following representations, warranties and covenants:

(a)    The Borrower (i) has been, is, and will be organized solely for the purpose of acquiring, developing, owning, holding, improving, renovating, refurbishing, altering, repairing, operating, selling, leasing, maintaining, financing, refinancing, mortgaging, encumbering, transferring, exchanging, managing and otherwise dealing with and disposing of all or any portion of the Amazon Seattle Mortgaged Property, entering into the Amazon Seattle Loan Agreement and other Amazon Seattle Loan Documents with the Lender, refinancing the Amazon Seattle Mortgaged Property in connection with a permitted repayment of the Amazon Seattle Whole Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing, (ii) has not owned, does not own, and will not own any asset or property other than (A) the Amazon Seattle Mortgaged Property, (B) incidental personal property necessary or desirable for the ownership or operation of the Amazon Seattle Mortgaged Property and (C) cash and other assets or revenues received from the activities set forth in

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the foregoing clause (a)(i), and (iii) has been, is, and will be organized for the purpose of investing the equity capital that was contributed to the Borrower by the Sole Member of the Borrower in accordance with this section. No equity capital was raised by the Borrower.

(b)    The Borrower has not engaged and will not engage in any business unrelated to the matters set forth in clause (a) above.

(c)    The Borrower has not and will not enter into, or be a party to, any transaction with an Affiliate of the Borrower or any of the partners, members or shareholders, as applicable, of the Borrower except for any transaction entered into in the ordinary course of business and on terms which are intrinsically fair, commercially reasonable, and substantially similar to those that would be available on an arms-length basis with third parties other than any such party, other than capital contributions and distributions permitted under the terms of the Amazon Seattle Loan Agreement.

(d)    The Borrower has not incurred and will not incur any indebtedness other than the indebtedness permitted under the Amazon Seattle Loan Agreement.

(e)    The Borrower has not made and will not make any loans or advances to any third party (including any Affiliate or constituent party), and has not and will not acquire obligations or securities of its Affiliates; provided, however, that the foregoing prohibition will not apply to any tenant allowances or leasing commissions paid or made available by the Borrower pursuant to or in respect of leases or otherwise contemplated by the Amazon Seattle Loan Documents.

(f)     (i) As of the Amazon Seattle Loan Origination Date, the Borrower has been, is, and intends to remain solvent and has paid and intends to pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its own assets and funds (as distinguished from the funds and assets of another Person) (to the extent there are sufficient rents available to the Borrower from the Amazon Seattle Mortgaged Property to do so); and (ii) the Borrower will not knowingly permit distributions of any kind to its direct or indirect members at any time while the Borrower is insolvent or if such distribution would render the Borrower insolvent, except as permitted under the Amazon Seattle Loan Documents; provided that the foregoing will not require any direct or indirect member, partner or shareholder of the Borrower to make any additional capital contributions, equity infusions or loans to the Borrower.

(g)    The Borrower has done or caused to be done, and will do, all things necessary to observe organizational formalities in all material respects and to preserve its separate existence, and has not, will not (i) terminate or fail to comply in all material respects with the separateness provisions of its organizational documents relating to bankruptcy remoteness or separateness, or (ii) unless (A) the Lender has consented and (B) following a securitization of the Amazon Seattle Whole Loan, the applicable rating agencies have issued a rating agency confirmation, amend, modify or otherwise change its operating agreement or other organizational documents as to the separateness matters set forth in the Amazon Seattle Loan Agreement.

(h)    (1) The Borrower has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any other person; (2) the Borrower’s assets have not and will not be listed as assets on the financial statement of any other person; it being understood that the Borrower’s assets may be included in a consolidated financial statement of its Affiliates provided that (i) appropriate notation will be made on such consolidated financial statements to indicate the separateness of the Borrower and such Affiliates and to indicate that the Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other person, and (ii) such assets will be listed on the Borrower’s own separate balance sheet; and (3) the Borrower will file its own tax returns (to the extent the Borrower is required to file any tax returns) and will not file a consolidated federal income tax return with any other person (it being understood that the Borrower’s inclusion on another person’s tax return due to its status as a disregarded entity does not constitute the filing of a consolidated federal income tax return with such person), except to the extent that it is required by law to file consolidated tax returns. The Borrower has maintained and will

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maintain its books, records, resolutions and agreements in accordance with the Amazon Seattle Loan Agreement.

(i)     The Borrower has been, will be, and at all times has held and will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of the Borrower or any constituent party of the Borrower (recognizing that the Borrower may be treated as a “disregarded entity” for tax purposes that may not be required to file tax returns for tax purposes under applicable law)), will correct any known misunderstanding regarding its status as a separate entity, will conduct business in its own name, will not identify itself or any of its Affiliates as a division or department or part of the other and will, to the extent reasonably necessary for the operation of its business, maintain and utilize separate stationery, invoices and checks bearing its own name, except for business conducted on behalf of itself by another person under a business management services agreement that is on commercially reasonable terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of the Borrower.

(j)     As of the Amazon Seattle Loan Origination Date, the Borrower has maintained and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided that there is sufficient cash flow from the Amazon Seattle Mortgaged Property available for the foregoing; and provided further that the foregoing will not require any direct or indirect member, partner, or shareholder of the Borrower to make any additional capital contributions, equity infusions or loans to the Borrower.

(k)    To the fullest extent permitted by applicable legal requirements, (x) neither the Borrower nor any constituent party of the Borrower has sought or will seek or effect the liquidation, dissolution, winding up, division (whether pursuant to Section 18-217 of the Act or otherwise), consolidation or merger, in whole or in part, of the Borrower and (y) the Borrower has not been the product of, the subject of or otherwise involved in, in each case, any limited liability division (whether as a plan of division pursuant to Section 18-217 of the Act or otherwise).

(l)     The Borrower has not and will not commingle the funds and other assets of the Borrower with those of any Affiliate or constituent party or any other person, and has held and will hold all of its assets in its own name.

(m)  The Borrower has and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person.

(n)    The Borrower has not and will not assume or guarantee or become obligated for the debts or obligations of any other Person and does not and will not hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person except as imposed by law.

(o)    The organizational documents of the Borrower will provide that the business and affairs of the Borrower will be (A) managed by or under the direction of a board of one or more directors designated by the Borrower’s sole member (the “Sole Member”) or (B) a committee of managers designated by the Sole Member (a “Committee”) or (C) by the Sole Member, and at all times there will be at least 2 duly appointed Independent Directors or Independent Managers. In addition, the organizational documents of the Borrower will provide that no Independent Director or Independent Manager (as applicable) of the Borrower may be removed or replaced without cause and unless the Borrower provides the Lender with not less than 3 business days’ prior written notice of (a) any proposed removal of an Independent Director or Independent Manager (as applicable), together with a statement as to the reasons for such removal, and (b) the identity of the proposed replacement Independent Director or Independent Manager, as applicable, together with a certification that such replacement satisfies the requirements set forth in the organizational documents for an Independent Director or Independent Manager (as applicable).

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(p)    The organizational documents of the Borrower will also provide an express acknowledgment that the Lender is an intended third-party beneficiary of the “special purpose” provisions of such organizational documents.

(q)    The organizational documents of the Borrower will provide that the board of directors, the Committee or the Sole Member (as applicable) of the Borrower will not take any action which, under the terms of any certificate of formation, limited liability company operating agreement or any voting trust agreement, requires a unanimous vote of the board of directors (or the Committee as applicable) of the Borrower unless at the time of such action there will be (A) at least two members of the board of directors (or the Committee as applicable) who are Independent Directors or Independent Managers, as applicable (and such Independent Directors or Independent Managers, as applicable, have participated in such vote) or (B) if there is no board of directors or Committee, then such Independent Managers will have participated in such vote. The organizational documents of the Borrower will provide that the Borrower will not and the Borrower agrees that it will not, without the unanimous written consent of its board of directors, its Committee or its Sole Member (as applicable), including, or together with, the Independent Directors or Independent Managers (as applicable) (i) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, (ii) seek or consent to the appointment of a receiver, liquidator or any similar official of the Borrower or a substantial part of its business, (iii) take any action that would reasonably be expected to cause such entity to become insolvent, (iv) make a general assignment for the benefit of creditors, (v) admit in writing its inability to pay debts generally as they become due (excluding any written statement to the Lender and any statement legally required in any legal proceeding or discovery request, or unless such admission is true), (vi) declare or effectuate a moratorium on the payment of any obligations, or (vii) take any action in furtherance of the foregoing (except at the request or with the consent of the Lender). The Borrower will not take any of the foregoing actions without the unanimous written consent of its board of directors, its Committee or its Sole Member, as applicable, including (or together with) all Independent Directors or Independent Managers, as applicable. In addition, the organizational documents of the Borrower will provide that, when voting with respect to any matters set forth in the immediately preceding sentence of this clause (q), the Independent Directors or Independent Managers (as applicable) will consider only the interests of the Borrower, including its creditors. Without limiting the generality of the foregoing, such documents will expressly provide that, to the greatest extent permitted by law, except for duties to the Borrower(including duties to the members of the Borrower solely to the extent of their respective economic interest in the Borrower and to the Borrower’s creditors as set forth in the immediately preceding sentence), such Independent Directors or Independent Managers (as applicable) will not owe any fiduciary duties to, and will not consider, in acting or otherwise voting on any matter for which their approval is required, the interests of (i) the members of the Borrower, (ii) other Affiliates of the Borrower, or (iii) any group of Affiliates of which the Borrower is a part; provided, however, the foregoing will not eliminate the implied contractual covenant of good faith and fair dealing.

(r)     The organizational documents of the Borrower will provide that, as long as any portion of the obligations remains outstanding, upon the occurrence of any event that causes the Sole Member to cease to be a member of the Borrower (other than (i) upon an assignment by the Sole Member of all of its limited liability company interest in the Borrower and the admission of the transferee, if permitted pursuant to the organizational documents of the Borrower and the Amazon Seattle Loan Documents, or (ii) the resignation of the Sole Member and the admission of an additional member of the Borrower, if permitted pursuant to the organizational documents of the Borrower and the Amazon Seattle Loan Documents), each of the persons acting as an Independent Director or Independent Manager (as applicable) of the Borrower will, without any action of any Person and simultaneously with the Sole Member ceasing to be a member of the Borrower, automatically be admitted as members of the Borrower (in each case, individually, a “Special Member” and collectively, the “Special Members”) and will preserve and continue the existence of the Borrower without dissolution or division. The organizational documents of the Borrower will further provide that for so long as any portion of the obligations under the Amazon Seattle Whole Loan is outstanding, no Special Member may resign or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to the

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Borrower as a Special Member, and (ii) such successor Special Member has also accepted its appointment as an Independent Director or Independent Manager (as applicable).

(s)    The organizational documents of the Borrower will provide that, as long as any portion of the obligations under the Amazon Seattle Whole Loan remains outstanding, except as expressly permitted pursuant to the terms of the Amazon Seattle Loan Agreement, (i) the Sole Member may not resign, and (ii) no additional member will be admitted to the Borrower.

(t)     The organizational documents of the Borrower will provide that, as long as any portion of the obligations under the Amazon Seattle Whole Loan remains outstanding: (i) the Borrower will be dissolved, and its affairs will be wound up, only upon the first to occur of the following: (A) the termination of the legal existence of the last remaining member of the Borrower or the occurrence of any other event which terminates the continued membership of the last remaining member of the Borrower in the Borrower unless the business of the Borrower is continued in a manner permitted by its operating agreement or the Delaware Limited Liability Company Act (as the same may be amended, modified or replaced, the “Act”), or (B) the entry of a decree of judicial dissolution under Section 18-802 of the Act; (ii) upon the occurrence of any event that causes the last remaining member of the Borrower to cease to be a member of the Borrower or that causes the Sole Member to cease to be a member of the Borrower (other than (A) upon an assignment by the Sole Member of all of its limited liability company interest in the Borrower and the admission of the transferee, if permitted pursuant to the organizational documents of the Borrower and the Amazon Seattle Loan Documents, or (B) the resignation of the Sole Member and the admission of an additional member of the Borrower, if permitted pursuant to the organizational documents of the Borrower and the Amazon Seattle Loan Documents), to the fullest extent permitted by law, the personal representative of such last remaining member will be authorized to, and will, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Borrower, agree in writing (I) to continue the existence of the Borrower, and (II) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Borrower, effective as of the occurrence of the event that terminated the continued membership of such member in the Borrower; (iii) the bankruptcy of the Sole Member or a Special Member will not cause such Sole Member or Special Member, respectively, to cease to be a member of the Borrower and upon the occurrence of such an event, the business of the Borrower will continue without dissolution; (iv) in the event of the dissolution of the Borrower, the Borrower will conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Borrower in an orderly manner), and the assets of the Borrower will be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act; (v) to the fullest extent permitted by law, each of Sole Member and the Special Members will irrevocably waive any right or power that they might have to cause the Borrower or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Borrower, to compel any sale of all or any portion of the assets of the Borrower pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, divisions (whether pursuant to Section 18-217 of the Act or otherwise), liquidation, winding up or termination of the Borrower and (vi) the Borrower will be prohibited from effectuating a division (whether pursuant to Section 18-217 of the Act of otherwise).

(u)    Intentionally omitted

(v)    The Borrower has paid and intends to pay its own liabilities and expenses, including the salaries of its own employees (if any) from its own funds and assets (as distinguished from the funds and assets of another Person), and has maintained and will maintain a sufficient number of employees (if any) in light of its contemplated business operations provided there exists sufficient cash flow from the operations of the Amazon Seattle Mortgaged Property to do so; provided that the foregoing will not require any direct or indirect member, partner, or shareholder of the Borrower to make any additional capital contributions, equity infusions or loans to the Borrower.

(w)   The Borrower has not permitted and will not permit any Affiliate or constituent party independent access to its bank accounts other than (i) the Mezzanine Borrower, solely in its capacity as the sole member of the Borrower and (ii) Manager, solely in its capacity as the Borrower’s agent

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under the Management Agreement, and in the case of (i) and (ii), solely for the legitimate business purposes of the Borrower.

(x)    The Borrower has compensated and will compensate each of its consultants and agents from its funds and assets (as distinguished from the funds and assets of another Person) for services provided to it and pay from its own assets all obligations of any kind incurred to the extent there is sufficient cash flow available from the operation of the Amazon Seattle Mortgaged Property to do so; provided that the foregoing will not require any direct or indirect member, partner, or shareholder of the Borrower to make any additional capital contributions, equity infusions or loans to the Borrower.

(y)    The Borrower has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including shared office space.

(z)    The Borrower has not pledged and will not pledge its assets for the benefit of any other Person.

(aa)The Borrower has and will have no obligation to indemnify its officers, directors, members or Special Members, as the case may be, or if the Borrower has such an obligation, that such obligation is fully subordinated to the debt and will not constitute a claim against it if cash flow in excess of the amount required to pay the debt is insufficient to pay such obligation.

(bb)   The Borrower has not, does not, and will not have any of its obligations guaranteed by an Affiliate (other than from the Guarantor under the Guaranty, the Environmental Indemnity or any other guaranty permitted under the Amazon Seattle Loan Agreement).

“Independent Director” or “Independent Manager” means a natural person selected by the Borrower (a) with prior experience as an independent director, independent manager or independent member, (b) with at least 3 years of employment experience, (c) who is provided by a nationally recognized service company in accordance with the Amazon Seattle Loan Agreement, (d) who is duly appointed as an Independent Director or Independent Manager and is not, will not be while serving as Independent Director or Independent Manager (except pursuant to an express provision in the Borrower’s operating agreement providing for the appointment of such Independent Director or Independent Manager to become a “special member” upon the last remaining member of the Borrower ceasing to be a member of the Borrower) and will not have been at any time during the preceding 5 years, any of the following: (i) a stockholder, director (other than as an Independent Director), officer, employee, partner, attorney or counsel of the Borrower, any Affiliate of the Borrower or any direct or indirect parent of the Borrower; (ii) a customer, supplier or other person who derives any of its purchases or revenues from its activities with the Borrower or any Affiliate of the Borrower (other than as an Independent Director or Independent Manager); (iii) a person or other entity Controlling or under Common Control with any such stockholder, partner, customer, supplier or other person described in clause (i) or clause (ii) above; or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, customer, supplier or other person described in clause (i) or clause (ii) above. A natural person who otherwise satisfies the foregoing definition and satisfies clause (i) by reason of being the Independent Director or Independent Manager of a “special purpose entity” affiliated with the Borrower will be qualified to serve as an Independent Director or Independent Manager of the Borrower, provided that the fees that such individual earns from serving as Independent Director or Independent Manager of affiliates of the Borrower in any given year constitute in the aggregate less than 5% of such individual’s annual income for that year. A natural person who satisfies the foregoing definition other than clause (ii) will not be disqualified from serving as an Independent Director or Independent Manager of the Borrower if such individual is an independent director, independent manager or special manager provided by a nationally recognized service company that provides professional independent directors, independent managers and special managers and also provides other corporate services in the ordinary course of its business.

Other Covenants of the Borrower

The Borrower is required to comply with certain covenants including, without limitation, to comply with in all material respects, and cause the Amazon Seattle Mortgaged Property to be operated in compliance with all legal requirements and to maintain the insurance coverages required by the Amazon

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Seattle Loan Agreement. In addition, the Borrower is required to cause the Amazon Seattle Mortgaged Property to be maintained (or cause tenants to maintain) in good and safe condition and repair, reasonable wear and tear excepted, and will not remove, demolish or alter the improvements or equipment owned or leased by the Borrower, except for (i) removal, demolition or other alteration required by any lease or Permitted Encumbrance, (ii) other alterations performed in accordance with the Amazon Seattle Loan Agreement, and (iii) normal replacement of equipment with equipment of equivalent value and functionality (except in an instance in which the removed equipment is obsolete or its replacement is otherwise unnecessary).

The Borrower is required to give the Lender prompt notice of: (i) the occurrence of any Amazon Seattle Loan Event of Default of which the Borrower has knowledge and (ii) upon acquiring knowledge thereof, any litigation or governmental proceedings pending or threatened against the Amazon Seattle Mortgaged Property, the Borrower, or the Guarantor which would reasonably be expected to result in a material adverse effect.

Amazon Seattle Whole Loan Events of Default

Events of default under the Amazon Seattle Loan Documents (each, a “Amazon Seattle Loan Event of Default”) include, with respect to the Amazon Seattle Whole Loan and the Borrower, the following:

(a)    if (A) the debt under the Amazon Seattle Loan Documents is not paid in full on the Amazon Seattle Maturity Date, (B) any regularly scheduled monthly payment of interest due under the Amazon Seattle Notes is not paid in full on the applicable Amazon Seattle Payment Date, (C) any prepayment of principal due under the Amazon Seattle Loan Agreement or the Amazon Seattle Notes is not paid when due, (D) the Prepayment Fee is not paid when due or (E) any deposit to the reserve funds required to be made under the Amazon Seattle Loan Agreement is not made within 5 business days following the required deposit date therefor; provided, however, that any such failure will not constitute an Amazon Seattle Loan Event of Default to the extent caused by the failure of the Lender, the Master Servicer or the Special Servicer, or the Deposit Bank to properly allocate deposits to the reserve funds;

(b)    if any other amount payable pursuant to the Amazon Seattle Loan Agreement, the Amazon Seattle Notes or any other Amazon Seattle Loan Documents (other than as set forth in the foregoing clause (a)) is not paid in full when due and payable in accordance with the provisions of the applicable Amazon Seattle Whole Loan Document, with such failure continuing for 15 business days after the Lender delivers written notice thereof to the Borrower;

(c)    subject to the Borrower’s right to contest taxes or other charges as set forth in the Amazon Seattle Loan Agreement, if any of the taxes or other charges are not paid on or before the date that they will become delinquent, provided that it will not be an Amazon Seattle Loan Event of Default if there are sufficient funds in the Tax Account to pay such amounts when due, no other Amazon Seattle Loan Event of Default is then continuing and the Lender or the Master Servicer or the Special Servicer, as applicable, fails to make such payment in violation of the Amazon Seattle Loan Agreement;

(d)    if (A) evidence of the policies is not delivered to the Lender following the Lender’s request therefor or (B) the policies are not kept in full force and effect, each in accordance with the terms and conditions of the Amazon Seattle Loan Agreement;

(e)    a transfer other than a Permitted Transfer occurs without the prior written consent of the Lender in violation of the terms of the Amazon Seattle Loan Agreement;

(f)     if any certification, representation or warranty made by the Borrower or the Guarantor in the Amazon Seattle Loan Agreement or in any other Amazon Seattle Whole Loan Document, or in any officer’s certificate or financial statement furnished to the Lender will have been inaccurate in any material respect as of the date such representation or warranty was made; provided, however, that as to any such breach of any representation or warranty which was unintentionally made to the Lender and which can either be made true and correct in all material respects or may otherwise be cured, the Borrower will have a period of 30 days following receipt of written notice thereof from the Lender to the

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Borrower to undertake and complete any required action to make such representation or warranty either true and correct in all material respects or otherwise to cure the same;

(g)    if the Borrower, Mezzanine Borrower or the Guarantor makes a general assignment for the benefit of creditors;

(h)    if a receiver, liquidator or trustee is appointed for the Borrower, the Mezzanine Borrower, or Guarantor or if the Borrower, Mezzanine Borrower or the Guarantor is adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, is filed by or against, or consented to by the Borrower, Mezzanine Borrower or the Guarantor, or if any proceeding for the dissolution or liquidation of Mezzanine Borrower or the Guarantor is instituted, or if the Borrower, Mezzanine Borrower or the Guarantor is substantively consolidated with any other Person in respect of any bankruptcy or insolvency proceeding; provided, however, if such appointment, adjudication, petition, proceeding or consolidation was involuntary and not consented to by the Borrower, such Mezzanine Borrower or the Guarantor, upon the same not being discharged, stayed or dismissed within 90 days following its filing and there being no change to the Amazon Seattle Loan Documents;

(i)     if the Borrower attempts to assign its rights under the Amazon Seattle Loan Agreement or any of the other Amazon Seattle Loan Documents or any interest in the Amazon Seattle Loan Agreement or Amazon Seattle Loan Documents in contravention of the Amazon Seattle Loan Documents;

(j)     if any of the material factual assumptions (other than those relating to the Lender) contained in an insolvency opinion delivered to the Lender in connection with the Amazon Seattle Whole Loan, is or will become untrue in any material respect (other than as a result of a permitted transfer) and the Borrower does not, within 30 days of becoming aware of any such assumption becoming untrue in any material respect, cure such breach by delivering to the Lender a new substantive non-consolidation opinion or an update from the law firm that delivered the most recent substantive non-consolidation opinion (or a comparable law firm reasonably acceptable to the Lender) to the effect that such untrue assumption does not negate or impair the substantive non-consolidation opinion previously delivered to the Lender, unless such matter is cured in a timely manner and either (A) the counsel that issued the insolvency opinion (or a comparable law firm reasonably acceptable to the Lender) confirms in writing that such matter does not cause an impairment, negative or adverse change in the insolvency opinion so delivered or (B) the Borrower delivers to the Lender a new substantive non-consolidation opinion, which opinion and any counsel delivering such opinion is acceptable to Lender in its reasonable discretion;

(k)    a breach of the “special purpose” covenants set forth in the Amazon Seattle Loan Agreement (excluding any provision requiring the Borrower to remain solvent, maintain adequate capital or pay its debts as they become due); provided, however, that a violation or breach of the “special purpose” covenants will not constitute an Amazon Seattle Loan Event of Default in the event that (A) such violation or breach is unintentional and nonrecurring, (B) such violation or breach will be remedied within a timely manner and in any event not more than 30 days and (C) within 15 business days following the request of the Lender, but not prior to the date on which such violation or breach is remedied in accordance with the foregoing subsection (A), the Borrower delivers to the Lender a new insolvency opinion or modification to the original insolvency opinion, as applicable, to the effect that such breach does not change the opinions rendered in the original insolvency opinion;

(l)     a breach of the “ERISA” or “dissolution” covenants set forth in the Amazon Seattle Loan Agreement;

(m)  if the Borrower is in default (beyond any applicable notice and cure periods) under any mortgage or security agreement covering any part of the Amazon Seattle Mortgaged Property (other than the mortgage) whether it be superior, pari passu or junior in lien to the mortgage;

(n)    subject to the Borrower’s right to contest in accordance with the Amazon Seattle Loan Agreement, if the Amazon Seattle Mortgaged Property becomes subject to any mechanic’s,

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materialman’s or other lien except an Amazon Seattle Permitted Encumbrance or a lien for taxes not then due and payable and the same is not discharged or removed of record within 45 days after the filing thereof;

(o)    the alteration, improvement, demolition or removal of any of the improvements without the prior consent of the Lender, other than in accordance with the Amazon Seattle Loan Agreement and the leases at the Amazon Seattle Mortgaged Property entered into in accordance with the Amazon Seattle Loan Documents, and the same is not restored within 30 days after written notice from the Lender;

(p)    if, without the Lender’s prior written consent, (i) the Management Agreement is terminated and a Qualified Manager is not engaged within 30 days after such termination, (ii) the ownership, management or control of any Manager is transferred to a person other than a Qualified Manager and a Qualified Manager is not engaged to replace such person within 30 days after the Borrower obtains knowledge of such change in ownership, (iii) there is a material modification in the Management Agreement in violation of the terms of the Amazon Seattle Loan Agreement and such material modification is not rescinded within 30 days following written notice from the Lender or (iv) a material default by the Borrower has occurred and continues beyond any applicable cure period under the Management Agreement and such default permits Manager to terminate the Management Agreement (and Manager so elects to terminate the Management Agreement), and a Qualified Manager is not engaged within 30 days after such termination;

(q)    if the Borrower or any Person owning a direct or indirect ownership interest in Borrower will be convicted of a Patriot Act Offense by a court of competent jurisdiction, other than with respect to any shareholders or owners of publicly-traded shares or non-traded shares in a Public Vehicle, provided, however, that with respect to any such breach which is susceptible of being cured, such breach will not be deemed an Amazon Seattle Loan Event of Default hereunder, provided that (A) such breach is cured within 10 days after the Borrower becomes aware or receives notice of such breach and (B) such cure fully absolves the Lender from any and all civil and criminal actions and liabilities by any government authority;

(r)     if the Borrower breaches any obligation to deliver financial reports pursuant to the terms of the Amazon Seattle Loan Agreement, and such breach is not cured within 15 days after the same are due;

(s)    if the representations made by the Borrower with respect to Annex C under the heading “FIRPTA” are inaccurate;

(t)     if there is a default under any of the other Amazon Seattle Loan Documents beyond any express cure periods contained in such Amazon Seattle Whole Loan Document, whether as to the Borrower, the Guarantor, or the Amazon Seattle Mortgaged Property, or if any other such event occurs or condition exists, if the effect of such event or condition is to accelerate the maturity of any portion of the debt under the Amazon Seattle Loan Documents or to permit the Lender to accelerate the maturity of all or any portion of the debt under the Amazon Seattle Loan Documents;

(u)    the Guarantor breaches any of the Guarantor financial covenants, and such breach is not cured, or the Guarantor is not replaced with an Approved Replacement Guarantor in accordance with the terms of the Guaranty, within 20 business days after delivery of the most recent certified financial reports;

(v)    if the Borrower fails to establish a new Clearing Account and enter into a new clearing account agreement in accordance with the Amazon Seattle Loan Agreement within 15 business days after the termination of any existing clearing account agreement;

(w)   if any of the terms, covenants or conditions of any Lease Sweep Lease are in any manner be modified, changed, supplemented, altered or amended or if any Lease Sweep Lease is terminated (except for a termination exercised by the Amazon Tenant in accordance with Section 11.2 of the Amazon Lease (entitled “Landlord’s Option to Repair”)) or surrendered (x) by the Borrower (or such surrender is caused, expressly accepted or consented to by the Borrower) or (y) as a result of a default

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by the Borrower under the applicable Lease Sweep Lease, in any case without the consent of the Lender if such consent is required by the Amazon Seattle Loan Agreement;

(x)    subject to applicable notice and cure periods under the Condominium Documents, if Borrower fails to pay any material Condominium Charges that are required to be paid by Borrower pursuant to the Condominium Documents, if any (provided that it will not be an Amazon Seattle Loan Event of Default if there are sufficient funds in the Condominium Account to pay such amounts when due, no other Amazon Seattle Loan Event of Default is then continuing and Lender or Servicer fails to make such payment in violation of the Amazon Seattle Loan Agreement);

(y)    if the Condominium Association fails to keep the Condominium Property insured against the hazards specified in the Condominium Documents in the amounts and pursuant to policies in the form specified therein;

(z)    if, without the prior written consent of Lender, Borrower (or Borrower Board Directors) votes or otherwise consents to or approves (or fails to vote to prevent) any modification or amendment to any of the terms or provisions of the Condominium Documents, unless such vote, consent or approval has been rescinded within 10 days after notice from Lender, or (b) the termination of the Condominium Project or any of the Condominium Documents or the removal of Borrower Unit from the Condominium Project, in each case of clauses (a) and (b) above, in violation of the terms of the Amazon Seattle Loan Agreement;

(aa)if the Condominium Project is partitioned pursuant to any action for partition filed by any owner of a Unit (provided that, for the avoidance of doubt, the Condominium Revision will not be a partition);

(bb)following a Retail Unit Release, if there is a material default by Borrower under any of the Condominium Documents beyond any applicable cure periods contained in such Condominium Documents;

(cc) a breach by Borrower of any obligations under Condominium Revision provisions of the Amazon Seattle Loan Agreement, provided, however, that such breach will not constitute an Amazon Seattle Loan Event of Default unless such breach continues for more than 90 days;

(dd)   or if there continues to be a default under any of the other terms, covenants or conditions of the Amazon Seattle Loan Agreement or any other Amazon Seattle Loan Documents not specified in clauses (a) to (cc) above, and such default continues for 15 business days after notice to the Borrower from the Lender, in the case of any such default which can be cured by the payment of a sum of money, or for 30 days after notice to the Borrower from the Lender in the case of any other such default; provided, however, that if such non-monetary default is susceptible of cure but cannot reasonably be cured within such 30-day period, and provided further that the Borrower has commenced to cure such default within such 30-day period and thereafter diligently and expeditiously proceed to cure the same, such 30-day period will be extended for such time as is reasonably necessary for the Borrower in the exercise of due diligence to cure such default, such additional period not to exceed 90 days.

Upon the occurrence and during the continuance of an Amazon Seattle Loan Event of Default (other than an Amazon Seattle Loan Event of Default described in clauses (g), (h) or (i) above), the Lender may, in addition to any other rights or remedies available to the Lender pursuant to the Amazon Seattle Loan Agreement and the other Amazon Seattle Loan Documents or at law or in equity, take such action, without notice or demand, except for such notice or demand as may be expressly required under the Amazon Seattle Loan Documents, that the Lender deems advisable to protect and enforce its rights against the Borrower and in and to the Amazon Seattle Mortgaged Property, including declaring the debt under the Amazon Seattle Loan Agreement to be immediately due and payable, and the Lender may enforce or avail itself of any or all rights or remedies provided in the Amazon Seattle Loan Documents against the Borrower and the Amazon Seattle Mortgaged Property, including all rights or remedies available at law or in equity; and upon any Amazon Seattle Loan Event of Default described in clauses (g), (h) or (i) above, the debt of the Borrower under the Amazon Seattle Loan Agreement and under the other Amazon Seattle Loan Documents will immediately and automatically become due and payable in full, without notice or demand.

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If the Borrower fails to perform any covenant or obligation contained in the Amazon Seattle Loan Agreement and such failure continues for a period of 10 business days after the Borrower’s receipt of written notice thereof from the Lender or the Lender may, but will have no obligation to, perform, or cause the performance of, such covenant or obligation, and all costs, expenses, liabilities, penalties and fines of the Lender incurred or paid in connection therewith will be payable by the Borrower to the Lender upon demand and if not paid will be added to the obligations under the Amazon Seattle Loan Documents (and to the extent permitted under applicable laws, secured by the mortgage and the other Amazon Seattle Loan Documents) and will bear interest thereafter at the Amazon Seattle Default Rate.

Environmental Indemnity

The Borrower and the Guarantor (collectively, “Indemnitors”) have entered into an environmental indemnity agreement (the “Environmental Indemnity Agreement”) for the benefit of the Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time. Under the Environmental Indemnity Agreement, the Indemnitors have agreed, at their sole cost and expense, to protect, defend, indemnify, release and hold harmless the Lender and other indemnified parties (including the Master Servicer, the Special Servicer and the Trustee) (collectively, the “Environmental Indemnitee”) from and against any and all Losses imposed upon, or incurred by, or asserted against, the indemnified parties and to the extent caused by or arising out of one or more of the following:

(a)    any presence of any Hazardous Substances in, on, above or under the Amazon Seattle Mortgaged Property in violation of applicable Environmental Laws;

(b)    any past, present or threatened Release of Hazardous Substances in, on, above, under or from the Amazon Seattle Mortgaged Property;

(c)    any activity by any of the Indemnitors, any Person affiliated with any of the Indemnitors and/or any tenant or other user of the Amazon Seattle Mortgaged Property in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other Release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from the Amazon Seattle Mortgaged Property of any Hazardous Substances at any time located in, under, on or above the Amazon Seattle Mortgaged Property;

(d)    any activity by any of the Indemnitors, any Person affiliated with any of the Indemnitors and/or any tenant or other user of the Amazon Seattle Mortgaged Property in connection with any actual or proposed remediation of any Hazardous Substances at any time located in, under, on or above the Amazon Seattle Mortgaged Property, whether or not such remediation is voluntary or pursuant to court or administrative order, including, but not limited to, any removal, remedial or corrective action;

(e)    any past, present or threatened non-compliance or violation of any Environmental Law (or of any permit issued pursuant to any Environmental Law) in connection with the Amazon Seattle Mortgaged Property or operations thereon, including, but not limited to, any failure by any of the Indemnitors, any Person affiliated with any of the Indemnitors and/or any tenant or other user of the Amazon Seattle Mortgaged Property to comply with any order of any governmental authority in connection with any applicable Environmental Laws;

(f)     the imposition, recording or filing or the threatened imposition, recording or filing of any liens and other encumbrances imposed pursuant to any Environmental Law encumbering the Amazon Seattle Mortgaged Property;

(g)    any administrative processes or proceedings or judicial proceedings in any way connected with any matter addressed in the Environmental Indemnity Agreement;

(h)    intentionally omitted;

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(i)     any acts of any of the Indemnitors, any Person affiliated with any of the Indemnitors and/or any tenant or other user of the Amazon Seattle Mortgaged Property in arranging for the disposal or treatment, or arranging with a transporter for transport for the disposal or treatment, of Hazardous Substances from the Amazon Seattle Mortgaged Property at any facility or incineration vessel containing such or similar Hazardous Substances;

(j)     any acts of any of the Indemnitors, any Person affiliated with any of the Indemnitors and/or any tenant or other user of the Amazon Seattle Mortgaged Property in accepting any Hazardous Substances for transport to disposal or treatment facilities, incineration vessels or sites from which there is a Release or a threatened release of any Hazardous Substance at or affecting the Amazon Seattle Mortgaged Property which causes the incurrence of costs for remediation;

(k)    any personal injury, wrongful death or property or other damage arising out of any violation of Environmental Laws with respect to the Amazon Seattle Mortaged Property, including, but not limited to, damages assessed for private or public nuisance or for the conducting of an abnormally dangerous activity on or near the Amazon Seattle Mortgaged Property with respect to Hazardous Substances or other environmental conditions of the Amazon Seattle Mortgaged Property; and

(l)     any intentional misrepresentation or material inaccuracy in any representation or warranty or material breach or failure to perform any covenants or other obligations pursuant to the Environmental Indemnity Agreement.

Notwithstanding the provisions of the Environmental Indemnity Agreement to the contrary, (i) the foregoing indemnity will not apply to any Losses caused solely by the gross negligence or willful misconduct of the Lender and other indemnified parties, and (ii) the foregoing indemnity will specifically exclude any Losses relating to Hazardous Substances which (A) are initially placed on, in or under the Amazon Seattle Mortgaged Property or any surrounding areas or any other acts, in any of the foregoing instances after foreclosure, or the Lender’s (or its designee’s) acceptance of a deed in lieu of foreclosure and (B) did not result from the acts or omissions of any of the Indemnitors or Affiliates of any Indemnitor.

Notwithstanding the foregoing, so long as a PLL Policy (as defined in the Environmental Indemnity Agreement) obtained in accordance with Environmental Indemnity Agreement is in full force and effect and has not been voided or otherwise canceled (including by lapse or nonrenewal thereof), at the time any Losses are imposed, incurred or asserted, Non-Borrower Indemnitor’s liability for such Losses under the Environmental Indemnity Agreement and Non-Borrower Indemnitor’s duty to defend Indemnified Parties under the Environmental Indemnity Agreement will be limited to Losses that are excluded from coverage under the terms of such PLL Policy. Further, so long as a PLL Policy obtained in accordance with the Environmental Indemnity Agreement is in full force and effect and has not been voided or otherwise canceled (including by lapse or nonrenewal thereof), at the time any Losses that are not excluded from coverage under such PLL Policy are imposed, incurred or asserted, and such Losses exceed the amount of the then-available deductible under such PLL Policy, the Indemnified Parties may not enforce the indemnification obligations set forth in the Environmental Indemnity Agreement against Borrower with respect to any Losses imposed upon or incurred by or asserted against any Indemnified Parties provided that Borrower is using commercially reasonable efforts to collect any such Losses under the PLL Policy; provided, however, that the foregoing may not affect the indemnification obligation of Borrower under the Environmental Indemnity Agreement, and if Borrower is unable to collect in full under the PLL Policy with respect to any claim made with respect to any Losses (other than on account of any applicable deductible under the PLL Policy) and pay to the Indemnified Parties the portion of such recovery to which such Indemnified Parties are entitled within 180 days after having made its initial claim thereunder, then, the Indemnified Parties will, after the expiration of such 180 day period, have the right to seek indemnification against Borrower with respect to such Losses in accordance with the terms of the Environmental Indemnity Agreement, to the extent not paid under the PLL Policy. In the event that Borrower is able to collect under the PLL Policy, Borrower will remain fully liable for payment to Indemnified Parties of the deductible (or such lesser amount to which Indemnified Parties are entitled under the Environmental Indemnity Agreement) under the PLL Policy.

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Notwithstanding the foregoing, if (a) the debt is indefeasibly paid in full (exclusive of any indemnification or other contingent obligations in each case not yet due or accrued which are expressly stated in any of the Amazon Seattle Loan Documents to survive satisfaction and payment in full of the Amazon Seattle Notes) or the Amazon Seattle Whole Loan is defeased pursuant to the terms of the Amazon Seattle Loan Agreement; (b) within the earlier of: (x) 30 days prior to the Termination Date (as defined below); or (y) 30 days of a true sale of the Amazon Seattle Mortgaged Property in an arms-length transaction with a bona-fide, independent, third-party, Indemnitors, at their sole cost and expense, has delivered to the Lender a Phase I environmental report, dated within 30 days of the date such Phase I environmental report is required to be delivered to the Lender under the terms of the Environmental Indemnity Agreement, which Phase I environmental report discloses, no actual or threatened (other than as disclosed in the Environmental Report delivered to the Lender by Indemnitors in connection with the origination of the Amazon Seattle Whole Loan) (A) non-compliance with or violation of applicable Environmental Laws (or permits issued pursuant to Environmental Laws) in connection with the Amazon Seattle Mortgaged Property or operations thereon, which has not been cured in accordance with applicable Environmental Laws, (B) environmental liens encumbering the Amazon Seattle Mortgaged Property, (C) administrative processes or proceedings or judicial proceedings concerning any environmental matter addressed in the Environmental Indemnity Agreement, or (D) unlawful presence or Release of Hazardous Substances in, on, above or under the Amazon Seattle Mortgaged Property that has not been fully remediated as required by applicable Environmental Laws, and (c) as of the Termination Date, there is no outstanding claim for indemnification or outstanding request for defense made by the Lender under the Environmental Indemnity Agreement, then the obligations and liabilities of Indemnitors under the Environmental Indemnity Agreement will terminate on the date that is 24 months after indefeasible repayment in full of the debt (exclusive of any indemnification or other contingent obligations in each case not yet due or accrued which are expressly stated in any of the Amazon Seattle Loan Documents to survive satisfaction and payment in full of the Amazon Seattle Notes) or the defeasance of the Loan pursuant to the terms of the Amazon Seattle Loan Agreement (the “Termination Date”).

Borrower and Guarantor will be jointly and severally liable the Environmental Indemnity Agreement.

“Environmental Laws” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, applicable to the Amazon Seattle Mortgaged Property, relating to protection of the environment, relating to Hazardous Substances, and/or relating to liability for or costs of other actual or threatened danger to human health (as it relates to exposure to Hazardous Substances) or the environment, as further described in the Environmental Indemnity Agreement.

“Hazardous Substances” means any and all substances (whether solid, liquid or gas) defined, listed or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or could reasonably be expected to have a negative impact on the environment, including, but not limited to, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives lead based paint and toxic mold, unless otherwise in compliance with all Environmental Laws, as further described in the Amazon Seattle Loan Agreement.

“Losses” means any actual losses, damages (excluding punitive damages and lost profits), costs, fees, expenses, claims, suits, judgments, awards, liabilities (including, but not limited to, strict liabilities), obligations, debts, diminutions in value, fines, penalties, charges, costs of remediation (whether or not performed voluntarily), amounts paid in settlement, actual litigation costs, reasonable out-of-pocket fees of attorneys, engineers and environmental consultants and investigation costs (including, but not limited to, costs for sampling, testing and analysis of soil, water, air, building materials and other materials and substances, whether solid, liquid or gas), of whatever kind or nature, and whether or not incurred in connection with any judicial or administrative proceedings, actions, claims, suits, judgments or awards, in each case, actually imposed upon, or incurred by, or asserted against, any indemnified party and directly or indirectly arising out of or in any way related to any one or more of the matters

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“Release” with respect to any Hazardous Substance means any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances.

General Indemnity; Expense Reimbursement

The Borrower is required to indemnify, defend and hold harmless the Lender, its Affiliates, successors and assigns, and their respective officers and directors from and against any and all actual liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever, that may be imposed on, incurred by, or asserted against the Lender in any manner relating to or arising out of (i) any breach by the Borrower of its obligations under the Amazon Seattle Loan Documents, or any material misrepresentation by the Borrower contained in, the Amazon Seattle Loan Agreement or the other Amazon Seattle Loan Documents; (ii) the use or intended use of the proceeds of the Amazon Seattle Whole Loan; (iii) any information provided by or on behalf of the Borrower, or contained in any documentation approved by the Borrower; (iv) ownership of the mortgage, the Amazon Seattle Mortgaged Property or any interest therein, or receipt of any rents or other gross revenue; (v) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Amazon Seattle Mortgaged Property or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vi) any use, nonuse or condition in, on or about the Amazon Seattle Mortgaged Property or on adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vii) performance of any labor or services or the furnishing of any materials or other property in respect of the Amazon Seattle Mortgaged Property; (viii) any failure of the Amazon Seattle Mortgaged Property to comply with any legal requirement; (ix) any claim by brokers, finders or similar persons claiming to be entitled to a commission in connection with any lease or other transaction involving the Amazon Seattle Mortgaged Property or any part thereof, or any liability asserted against the Lender with respect thereto; and (x) the claims of any lessee of any portion of the Amazon Seattle Mortgaged Property or any person acting through or under any lessee or otherwise arising under or as a consequence of any lease; provided, however, that the Borrower will not have any obligation to the Lender under the Amazon Seattle Loan Agreement to the extent that (A) such liabilities described above arise from the gross negligence, illegal acts, fraud or willful misconduct of the Lender and/or indemnitee, as applicable, or (B) such liabilities described above first arise and accrue after foreclosure or the acceptance of a deed-in-lieu of foreclosure by the Lender, its successors, assigns, or designees. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Borrower is required to pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all liabilities described above incurred by the Lender and the Master Servicer or the Special Servicer. This paragraph will not apply with respect to special taxes, other than any special taxes that represent losses, damages, penalties, actions, judgements, suits, claims, costs, expenses and disbursements arising from any non-special tax claim.

Except as otherwise expressed in the Amazon Seattle Loan Agreement or in any of the other Amazon Seattle Loan Documents, the Borrower is required to reimburse the Lender, its Affiliates, successors and assigns, and their respective officers and directors for all costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by the Lender and the Master Servicer or the Special Servicer in connection with (i) the Borrower’s ongoing performance of and compliance with the Borrower’s agreements and covenants contained in the Amazon Seattle Loan Agreement and the other Amazon Seattle Loan Documents on its part to be performed or complied with after the Amazon Seattle Loan Origination Date; (ii) the Lender’s and the Master Servicer’s or the Special Servicer’s ongoing performance of and compliance with all agreements and covenants contained in Amazon Seattle Loan Agreement and the other Amazon Seattle Loan Documents on its part to be performed or complied with after the Amazon Seattle Loan Origination Date; (iii) the negotiation, preparation, execution and delivery of any consents, amendments, waivers or other modifications to the Amazon Seattle Loan Agreement and the other Amazon Seattle Loan Documents and any other documents or matters requested by the Borrower; (iv) filing and recording of any Amazon Seattle Loan Documents; (v) title insurance, surveys, inspections and appraisals; (vi) the creation, perfection or protection of the Lender’s liens in the Amazon Seattle Mortgaged Property and the accounts (including fees and expenses for title and lien searches, intangibles taxes, personal property taxes, mortgage recording taxes, due diligence expenses, travel expenses,

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accounting firm fees, costs of appraisals, environmental reports and the Lender’s casualty consultant, surveys and engineering reports); (vii) enforcing or preserving any rights in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting the Borrower, the Amazon Seattle Loan Documents, the Amazon Seattle Mortgaged Property, or any other security given for the Amazon Seattle Whole Loan; (viii) fees charged by the Master Servicer or the Special Servicer, as applicable, (except to the extent expressly set forth in the Amazon Seattle Loan Agreement) or, if a securitization has occurred, the rating agencies in connection with the Amazon Seattle Whole Loan or any modification thereof; and (ix) enforcing any obligations of or collecting any payments due from the Borrower under the Amazon Seattle Loan Agreement, the other Amazon Seattle Loan Documents or with respect to the Amazon Seattle Mortgaged Property or in connection with any refinancing or restructuring of the credit arrangements provided under the Amazon Seattle Loan Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings (including fees and expenses for title and lien searches, intangible taxes, personal property taxes, mortgage recording taxes, due diligence expenses, travel expenses, accounting firm fees, costs of appraisals, environmental reports and the Lender’s casualty consultant, surveys and engineering reports); provided, however, that the Borrower will not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of the Lender.

Governing Law

The Amazon Seattle Loan Documents are governed by the laws of the State of New York, other than any action in respect of the creation, perfection or enforcement of a lien or security interest created pursuant to any of the Amazon Seattle Loan Documents not governed by the laws of the State of New York.

DESCRIPTION OF THE AMAZON SEATTLE MEZZANINE LOAN

The following is a summary of the principal provisions of the Mezzanine Loan. This summary does not purport to be complete and is qualified in its entirety by reference to the Mezzanine Loan Agreement, dated as of the Amazon Seattle Loan Origination Date by and between Deutsche Bank AG, New York Branch (“DBNY”) and Mezzanine Borrower (as amended from time to time, the “Mezzanine Loan Agreement”) and the other documents executed by the Mezzanine Borrower and the other parties in connection with the Mezzanine Loan (as amended from time to time, the “Mezzanine Loan Documents”).

General

A mezzanine loan in the original principal amount of $65,000,000 (the “Mezzanine Loan”) was made on April 1, 2021 by DBNY, whom thereafter assigned its interest as lender to an unaffiliated third party lender on April 12, 2021 (in such capacity, the “Mezzanine Lender”), to KRE 300 PINE MEZZ A LLC (the “Mezzanine Borrower”), pursuant to the Mezzanine Loan Agreement. The Mezzanine Loan is evidenced by one mezzanine promissory note (“Mezzanine Note”).

The Mezzanine Loan is an approximately twelve-year fixed-rate mezzanine loan with a final stated maturity date of May 6, 2033 (the “Mezzanine Stated Maturity Date”), that is interest-only until the Anticipated Repayment Date. See “—Payment on the Mezzanine Loan” below.

The maturity date of the Mezzanine Loan is the date on which the final payment of principal of the Mezzanine Note becomes due and payable in accordance with the terms of the Mezzanine Loan Documents, whether on the Mezzanine Stated Maturity Date, by declaration of acceleration, extension or otherwise (the “Mezzanine Maturity Date”).

The Mezzanine Borrower has pledged 100% of its direct ownership interests in Mortgage Borrower, to secure the Mezzanine Loan (collectively, the “Equity Collateral”), pursuant to that certain Pledge and Security Agreement, dated as of April 1, 2021, by the Mezzanine Borrower and consented to by the Borrower (the “Pledge Agreement”). The relative rights of the Lender and the Mezzanine Lender will be governed by the Intercreditor Agreement, expected to be entered into on or about April 12, 2021, among the Lender and the Mezzanine Lender (the “Mezzanine Intercreditor Agreement”).

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Payment on the Mezzanine Loan

Payments on the Mezzanine Loan are required to be made on each Monthly Payment Date until and including the Mezzanine Maturity Date.

On the Amazon Seattle Loan Origination Date, the Mezzanine Borrower made a payment to the Mezzanine Lender of interest only at a per annum rate of 6.100000% (the “Mezzanine Initial Interest Rate”) for the initial Mezzanine Loan Interest Accrual Period. On each Monthly Payment Date, the Mezzanine Borrower is required to pay to the Mezzanine Lender interest on the outstanding principal balance at the Mezzanine Initial Interest Rate (such amount, the “Mezzanine Monthly Interest Payment Amount” ).

To the extent that the Mezzanine Loan is outstanding, from and after the Anticipated Repayment Date, interest will accrue on the outstanding principal balance of the Mezzanine Loan at the Mezzanine Adjusted Interest Rate, compounded monthly. The Mezzanine Borrower is required to continue to make payments of interest on the outstanding principal on each Monthly Payment Date following the Anticipated Repayment Date up to and including the Mezzanine Maturity Date, in an amount equal to the Mezzanine Monthly Interest Payment Amount and, notwithstanding the following provision with respect to the Mezzanine Accrued Interest, the failure to make any such payment as and when due will constitute a Mezzanine Loan Event of Default. Each Monthly Interest Payment Amount paid after the Anticipated Repayment Date will be applied to the payment of interest computed, at the Mezzanine Initial Interest Rate. The difference between interest accrued at the Mezzanine Adjusted Interest Rate and the Mezzanine Initial Interest Rate, if not paid on the applicable Monthly Payment Date will be deferred (the deferred amount, the “Mezzanine Accrued Interest”), and will be paid on the Mezzanine Maturity Date, to the extent not sooner paid by the Mezzanine Borrower. From and after the Anticipated Repayment Date, the Mezzanine Borrower will make payments in reduction of the outstanding principal of the Mezzanine Loan and Mezzanine Accrued Interest as set forth in the Mezzanine Loan Agreement. In addition, the Mezzanine Accrued Interest not paid on a current basis will itself accrue interest at the Mezzanine Adjusted Interest Rate, compounded monthly. The Mezzanine Borrower’s payment of the Mezzanine Monthly Interest Payment Amount due on any Monthly Payment Date will be applied to the payment of interest accrued during the precedent Mezzanine Loan Interest Accrual Period.

“Mezzanine Adjusted Interest Rate” means, a rate per annum to be determined by Mezzanine Lender, equal to the greater of (i) the sum of (x) the Mezzanine Initial Interest Rate and (y) 2.50% and (ii) the sum of (x) the 9-Year Swap Rate as of the Anticipated Repayment Date, (y) the Mezzanine Spread and (z) 2.50%.

“Mezzanine Loan Interest Accrual Period” means, the period from and including the 6th day of a calendar month through and including the 5th day of the immediately succeeding calendar month in which such payment on the Mezzanine Loan is made.

“Mezzanine Spread” means 4.453000% per annum.

Mezzanine Loan Prepayment

Except as described under this “—Mezzanine Loan Prepayment”, the Mezzanine Borrower will not be permitted to prepay the Mezzanine Loan.

Voluntary Prepayments

Provided that no Mezzanine Loan Event of Default is continuing and that the Mezzanine Borrower has not previously effectuated a defeasance, the Mezzanine Borrower has the right after the Mezzanine Prepayment Lockout Expiration Date, to prepay the outstanding principal balance in whole, but not in part, in accordance with the terms of the Mezzanine Loan Agreement. The Mezzanine Borrower is required to pay to the Mezzanine Lender (i) the Mezzanine Prepayment Fee and (ii) all other sums, then due under the Mezzanine Note, the Mezzanine Loan Agreement and the other Mezzanine Loan Documents.

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The Mezzanine Borrower will have the right to prepay the entire principal balance of the Mezzanine Note and any other amounts outstanding under any of the Mezzanine Loan Documents, without payment of the Mezzanine Prepayment Fee or any prepayment premium, penalty or fee, on any business day on or after the Mezzanine Loan Open Prepayment Date.

From and after the occurrence and during the continuance of a Mezzanine Loan Event of Default, the outstanding principal balance of the Mezzanine Loan and, to the extent not prohibited by applicable law, all other portions of the debt will bear interest at the applicable Mezzanine Default Rate. Additionally, in the case that any principal, interest or any other sum (other than the outstanding principal balance due on the Mezzanine Maturity Date) is not paid on the date on which it is due, the Borrower will be required to pay a late payment charge of the lesser or 3% of such unpaid sum and the maximum amount permitted by applicable law.

“Mezzanine Default Rate” means, with respect to the Mezzanine Loan, a rate per annum equal to the lesser of (i) the maximum legal rate and (ii) 3% above the Mezzanine Loan Interest Rate.

“Mezzanine Loan Interest Rate” means, with respect to each interest period, (I) (a) prior to the Anticipated Repayment Date, the Mezzanine Initial Interest Rate; and (b) on and after the Anticipated Repayment Date, the Mezzanine Adjusted Interest Rate; or (II) when applicable pursuant to the Mezzanine Loan Agreement or any other Mezzanine Loan Documents, the Mezzanine Default Rate.

“Mezzanine Prepayment Lockout Expiration Date” means the 24th Monthly Payment Date.

Open Prepayments

The Mezzanine Borrower may prepay the entire principal balance of the Mezzanine Loan and any other amounts outstanding under the Mezzanine Loan Agreement, or any of the other Mezzanine Loan Documents, on any Business Day on or after October 6, 2029 (“Mezzanine Loan Open Prepayment Date”), on not less than ten business days prior notice to the Mezzanine Lender. Any such prepayment will not require the payment of the Prepayment Fee or any other prepayment premium, penalty or fee. If such prepayment is not made on a Monthly Payment Date, the Mezzanine Borrower will also pay interest that would have accrued on the principal balance of the Mezzanine Loan to, but not including, the next Monthly Payment Date.

Mandatory Prepayments

Subject to the terms of the Amazon Seattle Loan Agreement, in the event of (i) any casualty to all of the Amazon Seattle Mortgaged Property or any material portion thereof, (ii) any condemnation of all of the Amazon Seattle Mortgaged Property or any material portion thereof, (iii) a transfer of the Amazon Seattle Mortgaged Property following an Amazon Seattle Loan Event of Default, including, without limitation, a foreclosure sale or (iv) any refinancing or payoff of the Amazon Seattle Mortgaged Property or the Amazon Seattle Whole Loan permitted under the Mezzanine Loan Agreement (including any refunds of reserves on deposit with the Lender (but not disbursements therefrom)) (each, a “Liquidation Event”), any net proceeds remaining after certain debt service applications will be applied by the Mezzanine Lender as follows: (a), first to the actual reasonable costs of the Mezzanine Lender incurred in connection with such application of such net proceeds remaining after certain debt service applications, to the extent such amounts are not paid to the Mezzanine Lender pursuant to the terms of the Mezzanine Loan Agreement, (b) then, to any interest and other amounts due and payable under the Mezzanine Loan other than principal and (c) then, as a prepayment of the outstanding principal balance of the Mezzanine Note in an amount equal to one hundred percent (100%) of the remainder of such net proceeds remaining after certain debt service necessary to fully repay the debt (the “Mezzanine Mandatory Prepayment Amount”). Except during the continuance of a Mezzanine Loan Event of Default, any net proceeds remaining after certain debt service in excess of the Mezzanine Mandatory Prepayment Amount will be disbursed to the Mezzanine Borrower. During the continuance of a Mezzanine Loan Event of Default, the Mezzanine Lender may apply such any net proceeds remaining after certain debt service to the debt (until paid in full) in any order or priority as the Mezzanine Lender may determine in its sole discretion. No Mezzanine Prepayment Fee or

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other premium or penalty or charge will be due in connection with any prepayment made under this paragraph.

In connection with any casualty or condemnation, if the net proceeds are equal to or greater than the Restoration Threshold and after the Borrower has used commercially reasonable efforts to satisfy each of the conditions set forth in restoration provisions of the Amazon Seattle Loan Agreement, the Borrower is unable to satisfy all such conditions and the Lender does not disburse the net proceeds to the Borrower for restoration, then the Mezzanine Borrower will have the right to prepay the Mezzanine Loan (in which case, the Mezzanine Borrower will cause the Borrower to prepay the Amazon Seattle Whole Loan) (a “Casualty/Condemnation Prepayment”), utilizing the net proceeds (together with other funds of the Borrower or the Mezzanine Borrower, as applicable, if such net proceeds are less than the outstanding principal balance of the Mezzanine Loan, plus the outstanding principal balance of the Amazon Seattle Whole Loan) and obtain the release of the Equity Collateral from the lien of the security documents thereon and related Mezzanine Loan Documents, provided that (i) the Mezzanine Borrower will have satisfied the requirements of the release provisions of the Mezzanine Loan Agreement (and the Borrower will have satisfied the requirements of the release provisions of the Amazon Seattle Loan Agreement), (ii) the Mezzanine Borrower and the Borrower will consummate the Casualty/Condemnation Prepayment on or before the second Monthly Payment Date occurring following the date the net proceeds are available to the Borrower for such intended Casualty/Condemnation Prepayment and (iii) the Mezzanine Borrower pays to the Mezzanine Lender, concurrently with making such Casualty/Condemnation Prepayment, the amounts required pursuant to the prepayment and repayment conditions of the Mezzanine Loan Agreement, which will be applied pursuant to the paragraph above regarding Voluntary Prepayments (and the Borrower pays to the Lender the amounts due under the Amazon Seattle Whole Loan in connection with such prepayment). No Mezzanine Prepayment Fee or other premium or penalty or charge will be due with respect to a Casualty/Condemnation Prepayment.

“Mezzanine Prepayment Fee” means an amount equal to the greater of (i) the present value, as of the date of a defeasance or prepayment (as applicable) of the Mezzanine Loan pursuant to the Mezzanine Loan Agreement (the “Mezzanine Repayment Date”), of the remaining scheduled payments of principal and interest from the Mezzanine Repayment Date through the Mezzanine Loan Open Prepayment Date (including any balloon payment) assuming that all scheduled payments are made timely, determined by discounting such payments at the discount rate set forth in the Mezzanine Loan Agreement, less the amount of principal being prepaid on the Mezzanine Repayment Date, or (ii) 1% of the unpaid principal balance of the Mezzanine Note as of the Mezzanine Repayment Date.

Prepayments After Default

If, during the continuance of any Mezzanine Loan Event of Default or from and after an acceleration of the obligations, pursuant to the terms of the Mezzanine Loan Agreement, by operation of law or otherwise, the Mezzanine Borrower or the Guarantor prepays the Mezzanine Loan in whole or in part, and such payment is accepted by Mezzanine Lender or is otherwise recovered by Mezzanine Lender (including through the application of reserve funds), such tender or recovery will be deemed to be a voluntary prepayment by the Mezzanine Borrower in violation of the prohibition against prepayment under the terms of the Mezzanine Loan Agreement, and the debt, will include, all of: (i) all accrued interest at the Mezzanine Default Rate and, if such tender and acceptance is not made on a Monthly Payment Date, interest that would have accrued on the debt to, but not including, the next Monthly Payment Date, (ii) an amount equal to the Mezzanine Prepayment Fee if any portion of such tender or recovery occurs prior to the Mezzanine Loan Open Prepayment Date and (iii) all other sums due and payable under the Mezzanine Loan Documents.

Mezzanine Loan Defeasance

Provided no Mezzanine Loan Event of Default has occurred and is continuing, at any time after the date which is the earlier of: (A) two years after the “startup day,” within the meaning of Section 860G(a)(9) of the Code, of the final “real estate mortgage investment conduit,” established within the meaning of Section 860D of the Code, that holds any note that evidences all or any portion of the Mezzanine Loan or

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(B) April 1, 2024 (the “Mezzanine Defeasance Lockout Expiration Date”), if the Mezzanine Borrower has elected to defease the Mezzanine Loan, the Mezzanine Borrower will have the right to cause the release of the Equity Collateral (in whole but not in part) from the lien of the Pledge Agreement and the other Mezzanine Loan Documents upon the satisfaction of the related conditions set forth in the Mezzanine Loan Agreement, including that: (i) not less than 20 business days’ prior revocable written notice is given to the Mezzanine Lender specifying a date (the “Mezzanine Release Date”), on which the Mezzanine Defeasance Collateral is to be delivered, provided that any such notice is revocable and subject to modification by the Mezzanine Borrower on or prior to the proposed Mezzanine Release Date specified in any such notice, provided that the Mezzanine Borrower is required to pay the Mezzanine Lender upon demand for all of the Mezzanine Lender’s actual out-of-pocket costs and expenses (including reasonable fees and disbursements of the Mezzanine Lender’s counsel) incurred in connection with such modification, extension, cancellation and/or revocation, and the Mezzanine Borrower is required to pay to the party entitled thereto any and all breakage or other termination costs charged or incurred with respect to any Mezzanine Defeasance Collateral that was purchased or was committed to be purchased; (ii) all accrued and unpaid interest and all other sums due under the Mezzanine Note and under the other Mezzanine Loan Documents up to the Mezzanine Release Date, are paid in full on or prior to the Mezzanine Release Date (or the next Monthly Payment Date if the Mezzanine Release Date is not a Monthly Payment Date); provided, however, that the defeasance fee charged by the servicer of the Mezzanine Loan, exclusive of its actual out-of-pocket costs and expenses, may not exceed an aggregate amount of $20,000; and (iii) the Mezzanine Borrower delivers to the Mezzanine Lender: (A) the Mezzanine Defeasance Collateral, each of which will be duly endorsed by the holder thereof as directed by the Mezzanine Lender or accompanied by a written instrument of transfer in form and substance wholly satisfactory to the Mezzanine Lender in order to create a first priority security interest therein in favor of the Mezzanine Lender in conformity with all applicable state and federal laws governing granting of such security interests; (B) a pledge and security agreement, in form and substance satisfactory to the Mezzanine Lender in its sole discretion, creating a first priority security interest in favor of the Mezzanine Lender in the Mezzanine Defeasance Collateral (the “Mezzanine Defeasance Security Agreement”), which will provide, among other things, that any payments generated by the Mezzanine Defeasance Collateral will be paid directly to the Mezzanine Lender and applied by the Mezzanine Lender in satisfaction of all amounts then due and payable under the Mezzanine Loan Agreement and any excess received by the Mezzanine Lender from the Mezzanine Defeasance Collateral over the amounts payable by the Mezzanine Borrower under the Mezzanine Loan Agreement or the Mezzanine Note will be refunded to the Mezzanine Borrower promptly after each Monthly Payment Date; (C) a certificate of the Mezzanine Borrower certifying that all of the requirements set forth in the Mezzanine Loan Agreement in connection with the defeasance of the Mezzanine Loan have been satisfied; (D) an opinion of counsel for the Mezzanine Borrower in form and substance satisfactory to the Mezzanine Lender in its sole discretion stating, among other things, that (1) the Mezzanine Lender has a perfected first priority security interest in the Mezzanine Defeasance Collateral and that the Mezzanine Defeasance Security Agreement is enforceable against the Mezzanine Borrower in accordance with its terms; and (2) any REMIC trust formed pursuant to a securitization will not fail to maintain its REMIC status as a result of such defeasance; (E) at the Mezzanine Lender’s request, a rating agency confirmation; (F) a certificate from an approved accountant or a firm of independent public accountants reasonably acceptable to Mezzanine Lender certifying that the Mezzanine Defeasance Collateral is sufficient to satisfy the requirements set forth under clause (iii)(A) above; and (G) such other certificates, documents or instruments as the Lender may reasonably require.

“Mezzanine Defeasance Collateral” means U.S. Obligations that provide for payments (1) on or prior to, but as close as possible to and including, all successive scheduled Monthly Payment Dates after the Mezzanine Release Date through the Mezzanine Loan Open Prepayment Date, and (2) in amounts equal to or greater than the Mezzanine Monthly Interest Payment Amount through and including the Mezzanine Loan Open Prepayment Date together with payment in full of the outstanding principal balance as of the Mezzanine Loan Open Prepayment Date.

Mezzanine Loan Events of Default

With respect to the Mezzanine Loan, each of the following constitutes an event of default under the Mezzanine Loan Documents (each, a “Mezzanine Loan Event of Default”):

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(a)              if (A) the debt under the Mezzanine Loan Documents is not paid in full on the Stated Mezzanine Maturity Date, (B) any regularly scheduled monthly payment of interest due under the Mezzanine Note is not paid in full on the applicable Monthly Payment Date, (C) any prepayment of principal due under the Amazon Seattle Loan Agreement or the Mezzanine Note is not paid when due, (D) the Prepayment Fee is not paid when due or (E), if required under the terms of the Mezzanine Loan Agreement, any deposit to the reserve funds required to be made under the Mezzanine Loan Agreement is not made within 5 business days following the required deposit date therefor; provided, however, that any such failure will not constitute a Mezzanine Loan Event of Default to the extent caused by the failure of the Mezzanine Lender, the Master Servicer or the Special Servicer, or the Deposit Bank to properly allocate deposits to the reserve funds;

(b)              if any other amount payable pursuant to the Mezzanine Loan Agreement, the Mezzanine Note or any other Mezzanine Loan Documents (other than as set forth in the foregoing clause (a)) is not paid in full when due and payable in accordance with the provisions of the applicable Mezzanine Loan Document, with such failure continuing for 15 business days after the Mezzanine Lender delivers written notice thereof to the Mezzanine Borrower;

(c)              subject to the Mezzanine Borrower’s and the Borrower’s right to contest taxes or other charges as set forth in the Mezzanine Loan Agreement, if any of the taxes or other charges are not paid on or before the date that they will become delinquent, provided that it will not be a Mezzanine Loan Event of Default if there are sufficient funds in the Tax Account to pay such amounts when due, no other Mezzanine Loan Event of Default is then continuing and the Lender or the Master Servicer or the Special Servicer, as applicable, fails to make such payment in violation of the Amazon Seattle Loan Agreement;

(d)              if (A) evidence of the policies is not delivered to the Mezzanine Lender following the Mezzanine Lender’s request therefor or (B) the policies are not kept in full force and effect, each in accordance with the terms and conditions of the Mezzanine Loan Agreement;

(e)              a transfer other than a Permitted Transfer occurs without the prior written consent of the Mezzanine Lender in violation of the terms of the Mezzanine Loan Agreement;

(f)               if any certification, representation or warranty made by the Mezzanine Borrower or the Guarantor in the Mezzanine Loan Agreement or in any other Mezzanine Loan Document, or in any officer’s certificate or financial statement furnished to the Mezzanine Lender will have been inaccurate in any material respect as of the date such representation or warranty was made; provided, however, as to any such breach of any representation or warranty which was unintentionally made to the Mezzanine Lender and which can either be made true and correct in all material respects or may otherwise be cured, the Mezzanine Borrower will have a period of 30 days following receipt of written notice thereof from the Mezzanine Lender to the Mezzanine Borrower to undertake and complete any required action to make such representation or warranty either true and correct in all material respects or otherwise to cure the same;

(g)              if the Mezzanine Borrower, the Borrower or the Guarantor makes a general assignment for the benefit of creditors;

(h)              if a receiver, liquidator or trustee is appointed for the Mezzanine Borrower, the Borrower or the Guarantor or if the Mezzanine Borrower, the Borrower or the Guarantor is adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, is filed by or against, or consented to by the Mezzanine Borrower, the Borrower or the Guarantor, or if any proceeding for the dissolution or liquidation of the Mezzanine Borrower, the Borrower or the Guarantor is instituted, or if the Mezzanine Borrower, the Borrower or the Guarantor is substantively consolidated with any other Person in respect of any bankruptcy or insolvency proceeding; provided, however, if such appointment, adjudication, petition, proceeding or consolidation was involuntary and not consented to by the Mezzanine Borrower, the Borrower or the Guarantor, upon the same not being discharged, stayed or dismissed within 90 days following its filing and there being no change to the Mezzanine Loan Documents;

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(i)             if the Mezzanine Borrower attempts to assign its rights under the Mezzanine Loan Agreement or any of the other Mezzanine Loan Documents or any interest in the Mezzanine Loan Agreement or Mezzanine Loan Documents in contravention of the Mezzanine Loan Documents;

(j)             if any of the material factual assumptions (other than those relating to the Mezzanine Lender) contained in an insolvency opinion delivered to the Mezzanine Lender in connection with the Mezzanine Loan, is or will become untrue in any material respect (other than as a result of a permitted transfer) and the Mezzanine Borrower does not, within 30 days of becoming aware of any such assumption becoming untrue in any material respect, cure such breach by delivering to the Mezzanine Lender a new substantive non-consolidation opinion or an update from the law firm that delivered the most recent substantive non-consolidation opinion (or a comparable law firm reasonably acceptable to the Mezzanine Lender) to the effect that such untrue assumption does not negate or impair the substantive non-consolidation opinion previously delivered to the Mezzanine Lender, unless such matter is cured in a timely manner and either (A) the counsel that issued the insolvency opinion (or a comparable law firm reasonably acceptable to the Mezzanine Lender) confirms in writing that such matter does not cause an impairment, negative or adverse change in the insolvency opinion so delivered or (B) the Mezzanine Borrower delivers to the Mezzanine Lender a new substantive non-consolidation opinion, which opinion and any counsel delivering such opinion is acceptable to Mezzanine Lender in its reasonable discretion;

(k)              a breach of the “special purpose” covenants set forth in the Mezzanine Loan Agreement (excluding any provision requiring the Mezzanine Borrower to remain solvent, maintain adequate capital or pay its debts as they become due); provided, however, that a violation or breach of the “special purpose” covenants will not constitute a Mezzanine Loan Event of Default in the event that (A) such violation or breach is unintentional and nonrecurring, (B) such violation or breach will be remedied within a timely manner and in any event not more than 30 days and (C) within 15 business days following the request of the Mezzanine Lender, but not prior to the date on which such violation or breach is remedied in accordance with the foregoing subsection (A), the Mezzanine Borrower delivers to the Mezzanine Lender a new insolvency opinion or modification to the original insolvency opinion, as applicable, to the effect that such breach does not change the opinions rendered in the original insolvency opinion;

(l)              a breach of the “ERISA” or “dissolution” covenants set forth in the Mezzanine Loan Agreement;

(m)            if the Mezzanine Borrower or the Borrower is in default (beyond any applicable notice and cure periods) under any mortgage or security agreement covering any part of the Amazon Seattle Mortgaged Property (other than the mortgage) or the Equity Collateral (other than the Pledge Agreement) whether it be superior, pari passu or junior in lien to the mortgage or the Pledge Agreement, as applicable;

(n)              subject to the Mezzanine Borrower’s and the Borrower’s right to contest in accordance with the Mezzanine Loan Agreement, if the Amazon Seattle Mortgaged Property becomes subject to any mechanic’s, materialman’s or other lien except a mezzanine permitted encumbrance or a lien for taxes not then due and payable and the same is not discharged or removed of record within 45 days after the filing thereof;

(o)              the alteration, improvement, demolition or removal of any of the improvements without the prior consent of the Mezzanine Lender, other than in accordance with the Mezzanine Loan Agreement and the leases at the Amazon Seattle Mortgaged Property entered into in accordance with the Mezzanine Loan Documents, and the same is not restored within 30 days after written notice from the Mezzanine Lender;

(p)              if, without the Mezzanine Lender’s prior written consent, (i) the Management Agreement is terminated and a Qualified Manager is not engaged within 30 days after such termination, (ii) the ownership, management or control of any Manager is transferred to a person other than a Qualified Manager and a Qualified Manager is not engaged to replace such person within 30 days after the Mezzanine Borrower obtains knowledge of such change in ownership, (iii) there is a material modification in the Management Agreement in violation of the terms of the Mezzanine Loan Agreement and such material modification is not rescinded within 30 days following written notice from the Mezzanine Lender

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or (iv) a material default by the Borrower has occurred and continues beyond any applicable cure period under the Management Agreement and such default permits Manager to terminate the Management Agreement (and Manager so elects to terminate the Management Agreement), and a Qualified Manager is not engaged within 30 days after such termination;

(q)              if the Mezzanine Borrower, the Borrower or any Person owning a direct or indirect ownership interest in Mezzanine Borrower, the Borrower will be convicted of a Patriot Act Offense by a court of competent jurisdiction, other than with respect to any shareholders or owners of publicly-traded shares or non-traded shares in a Public Vehicle, provided, however, that with respect to any such breach which is susceptible of being cured, such breach will not be deemed a Mezzanine Loan Event of Default hereunder, provided that (A) such breach is cured within 10 days after the Mezzanine Borrower or the Borrower becomes aware or receives notice of such breach and (B) such cure fully absolves the Mezzanine Lender from any and all civil and criminal actions and liabilities by any government authority;

(r)               if the Mezzanine Borrower breaches any obligation to deliver financial reports pursuant to the terms of the Mezzanine Loan Agreement, and such breach is not cured within 15 days after the same are due;

(s)              if the representations made by the Mezzanine Borrower with respect to Annex C under the heading “FIRPTA” are inaccurate;

(t)               if there is a default under any of the other Mezzanine Loan Documents beyond any express cure periods contained in such Mezzanine Loan Document, whether as to the Mezzanine Borrower, the Borrower, the Guarantor, the Equity Collateral or the Amazon Seattle Mortgaged Property, or if any other such event occurs or condition exists, if the effect of such event or condition is to accelerate the maturity of any portion of the debt under the Mezzanine Loan Documents or to permit the Mezzanine Lender to accelerate the maturity of all or any portion of the debt under the Mezzanine Loan Documents;

(u)              the Guarantor breaches any of the Guarantor financial covenants, and such breach is not cured, or the Guarantor is not replaced with an Approved Replacement Guarantor in accordance with the terms of the Guaranty, within 20 business days after delivery of the most recent certified financial reports;

(v)              if the Borrower fails to establish a new Clearing Account and enter into a new clearing account agreement in accordance with the Amazon Seattle Loan Agreement within 15 business days after the termination of any existing clearing account agreement;

(w)             if any of the terms, covenants or conditions of any Lease Sweep Lease are in any manner be modified, changed, supplemented, altered or amended or if any Lease Sweep Lease is terminated (except for a termination exercised by the Amazon Tenant in accordance with Section 11.2 (entitled “Landlord’s Option to Repair”) or Section 16 (entitled “Condemnation”) of the Amazon Lease) or surrendered (x) by the Borrower (or such surrender is caused, expressly accepted or consented to by the Borrower) or (y) as a result of a default by the Borrower under the applicable Lease Sweep Lease, in any case without the consent of the Mezzanine Lender if such consent is required by the Mezzanine Loan Agreement;

(x)              subject to applicable notice and cure periods under the Condominium Documents, if Borrower fails to pay any material Condominium Charges that are required to be paid by the Borrower pursuant to the Condominium Documents, if any (provided that it will not be a Mezzanine Loan Event of Default if there are sufficient funds in the Condominium Account to pay such amounts when due, no other Mezzanine Loan Event of Default is then continuing and Lender or Servicer fails to make such payment in violation of the Amazon Seattle Loan Agreement);

(y)              if the Condominium Association fails to keep the Condominium Property insured against the hazards specified in the Condominium Documents in the amounts and pursuant to policies in the form specified therein;

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(z)              if, without the prior written consent of Mezzanine Lender, the Borrower (or Borrower Board Directors) votes or otherwise consents to or approves (or fails to vote to prevent) any modification or amendment to any of the terms or provisions of the Condominium Documents, unless such vote, consent or approval has been rescinded within 10 days after notice from Mezzanine Lender, or (b) the termination of the Condominium Project or any of the Condominium Documents or the removal of Borrower Unit from the Condominium Project, in each case of clauses (a) and (b) above, in violation of the terms of the Mezzanine Loan Agreement;

(aa)          if the Condominium Project is partitioned pursuant to any action for partition filed by any owner of a Unit (provided that, for the avoidance of doubt, the Condominium Revision will not be a partition);

(bb)          following a Retail Unit Release, if there is a material default by the Borrower under any of the Condominium Documents beyond any applicable cure periods contained in such Condominium Documents;

(cc)           a breach by the Borrower of any obligations under the terms of the Mezzanine Loan Agreement, provided, however, that such breach will not constitute a Mezzanine Loan Event of Default unless such breach continues for more than 90 days;

(dd)          an Amazon Seattle Loan Event of Default;

(ee)          if a New Mezzanine Loan has been created, a New Mezzanine Loan Event of Default as defined or described in the New Mezzanine Loan Documents occurs;

(ff)             Or if there continues to be a default under any of the other terms, covenants or conditions of the Mezzanine Loan Agreement or any other Mezzanine Loan Documents not specified in clauses (a) to (ee) above, and such default continues for 15 business days after notice to the Mezzanine Borrower from the Mezzanine Lender, in the case of any such default which can be cured by the payment of a sum of money, or for 30 days after notice to the Mezzanine Borrower from the Mezzanine Lender in the case of any other such default; provided, however, that if such non-monetary default is susceptible of cure but cannot reasonably be cured within such 30-day period, and provided further that the Mezzanine Borrower has commenced to cure such default within such 30-day period and thereafter diligently and expeditiously proceed to cure the same, such 30-day period will be extended for such time as is reasonably necessary for the Mezzanine Borrower in the exercise of due diligence to cure such default, such additional period not to exceed 90 days.

Upon the occurrence and during the continuance of a Mezzanine Loan Event of Default (other than a Mezzanine Loan Event of Default described in clauses (g), (h) or (i) above), the Mezzanine Lender may, in addition to any other rights or remedies available to the Mezzanine Lender pursuant to the Mezzanine Loan Agreement and the other Mezzanine Loan Documents or at law or in equity, take such action, without notice or demand, except for such notice or demand as may be expressly required under the Mezzanine Loan Documents, that the Mezzanine Lender deems advisable to protect and enforce its rights against the Mezzanine Borrower and in and to the Equity Collateral, including declaring the debt under the Mezzanine Loan Agreement to be immediately due and payable, and the Mezzanine Lender may enforce or avail itself of any or all rights or remedies provided in the Mezzanine Loan Documents against the Mezzanine Borrower and the Equity Collateral, including all rights or remedies available at law or in equity; and upon any Mezzanine Loan Event of Default described in clauses (g), (h) or (i) above, the debt of the Mezzanine Borrower under the Mezzanine Loan Agreement and under the other Mezzanine Loan Documents will immediately and automatically become due and payable in full, without notice or demand.

If the Mezzanine Borrower fails to perform any covenant or obligation contained in the Mezzanine Loan Agreement and such failure continues for a period of 10 business days after the Mezzanine Borrower’s receipt of written notice thereof from the Mezzanine Lender or the Mezzanine Lender may, but will have no obligation to, perform, or cause the performance of, such covenant or obligation, and all costs, expenses, liabilities, penalties and fines of the Mezzanine Lender incurred or paid in connection therewith will be payable by the Mezzanine Borrower to the Mezzanine Lender upon demand and if not paid will be added

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to the obligations under the Mezzanine Loan Documents (and to the extent permitted under applicable laws, secured by the Pledge Agreement and the other Mezzanine Loan Documents) and will bear interest thereafter at the Mezzanine Default Rate.

Governing Law

The Mezzanine Loan Documents are governed by the laws of the State of New York, except with respect to the creation, perfection and enforcement of liens and security interests, which are governed by the laws of the states in which the Amazon Seattle Mortgaged Property is located.

DESCRIPTION OF THE AMAZON SEATTLE MEZZANINE INTERCREDITOR AGREEMENT

The relative rights of the Lender and the Mezzanine Lender will be governed by the Mezzanine Intercreditor Agreement, which has not yet been entered into. The following is a summary of the expected rights of the Lender under the Amazon Seattle Loan Agreement and the Mezzanine Lender pursuant to the terms of the Mezzanine Intercreditor Agreement. The final terms of the Mezzanine Intercreditor Agreement may differ from those described below.

Modifications, Amendments, etc.

The Lender has the right without the consent of the Mezzanine Lender in each instance to enter into any amendment, deferral, extension, modification, increase, renewal, replacement, consolidation, supplement or waiver (but not including any splitting or componentization of the Amazon Seattle Notes or the Amazon Seattle Whole Loan, as applicable, pursuant to the Amazon Seattle Loan Agreement, which Lender may do subject to certain limitations set forth in the Mezzanine Intercreditor Agreement) (collectively, a “Modification”) of the Amazon Seattle Whole Loan or the Amazon Seattle Loan Documents, provided that no Modification can:

(i)     increase the interest rate or principal amount of the Amazon Seattle Whole Loan except as permitted pursuant to and in accordance with the Mezzanine Intercreditor Agreement and except for increases in principal resulting from any Protective Advances;

(ii)     increase in any other material respect any monetary obligations of the Borrower and any substantively consolidated entity (pursuant to an order of an applicable bankruptcy court) that includes the Borrower (a “Borrower Party”) under the Amazon Seattle Loan Documents;

(iii)     shorten the scheduled maturity date of the Amazon Seattle Whole Loan (other than by acceleration upon the occurrence of an Event of Default), or extend the scheduled maturity date by more than three months (other than pursuant to any amendment to the Amazon Seattle Loan Documents consented to in writing by Mezzanine Lender);

(iv)     convert or exchange the Amazon Seattle Whole Loan into or for any equity interest or other indebtedness of any Borrower Party or any Broad Affiliate thereof;

(v)     waive, amend or modify the provisions limiting transfers of direct or indirect interests in any Borrower Party or the Amazon Seattle Mortgaged Property or governing the Borrower’s right to replace the Manager;

(vi)     waive, modify or amend the terms and provisions of the Amazon Seattle Loan Agreement or the Cash Management Agreement or any other provisions of the Amazon Seattle Loan Documents regarding cash management (including, without limitation, tenant direction letters) and with respect to the manner, timing, priority, amounts, sequence of distribution or method of the application of rents or other payments, under the Amazon Seattle Loan Documents;

(vii)     cross-default the Amazon Seattle Whole Loan with or subordinate the Amazon Seattle Whole Loan to any other indebtedness, or cross-collateralize the security for the Amazon Seattle Whole Loan with any other indebtedness;

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(viii)     modify or amend the definitions of “Approved Annual Budget”, “Aggregate Debt Yield”, “Current Mezzanine Lender Payment Instruction”, “Debt Service”, “Debt Yield”, “Gross Revenue”, “Lease Sweep Lease”, “Lease Sweep Space”, “Lease Sweep Tenant”, “Low Debt Yield Period”, “Mezzanine Loan”, “Monthly Current Mezzanine Payment”, “Operating Expenses”, “Permitted Encumbrances”, “Permitted Transferee”, “Trigger Period”, and “Underwritten Net Operating Income” (as such terms are defined in the Amazon Seattle Loan Agreement) and any of the terms used within such definitions or the covenants relating thereto, in effect as of April 12, 2021;

(ix)     except as expressly permitted under the Mezzanine Intercreditor Agreement extend the period during which voluntary prepayments are prohibited or during which prepayments require the payment of a prepayment fee or premium or yield maintenance charge or increase the amount of any such prepayment fee, premium or yield maintenance or charge or impose any new prepayment fee, premium or yield maintenance or charge;

(x)     other than releases of portions of the Amazon Seattle Mortgaged Property provided for in the Amazon Seattle Loan Documents as of April 12, 2021 in accordance with the terms of the Amazon Seattle Loan Documents as in effect on April 12, 2021, release its lien on any portion of the Amazon Seattle Mortgaged Property, the leases and rents or any other material portion of the collateral originally granted under the Amazon Seattle Loan Documents (except as may be required in accordance with the terms of the Amazon Seattle Loan Documents as of April 12, 2021, including, but not limited to, in exchange for prepayment in full in cash or defeasance of the Amazon Seattle Whole Loan, or in part, in connection with the release of the Amazon Seattle Mortgaged Property or portions thereof) (it being understood that nothing herein will prohibit or be construed to prohibit the release of any guarantor or indemnitor under any guaranty or indemnity delivered with respect to the Amazon Seattle Whole Loan to the extent required pursuant to and in accordance with the terms of the Amazon Seattle Loan Agreement and otherwise permitted without the consent of Mezzanine Lender pursuant to clause (16) below);

(xi)     provide for any contingent interest, additional interest or so-called “kicker” measured on the basis of the cash flow or appreciation of the Amazon Seattle Mortgaged Property (or other similar equity participation);

(xii)     impose any financial covenants on Borrower or Guarantor under any Amazon Seattle Loan Document (or if such covenants exist, impose more restrictive financial covenants on Borrower or Guarantor);

(xiii)     modify or amend any default provision (other than waivers of defaults), including by way of shortening any notice and cure periods provided in the Amazon Seattle Loan Documents;

(xiv)     modify, amend or waive any insurance requirements (including any deductibles, limits, qualifications of insurers, terrorism insurance requirements or environmental insurance requirements);

(xv)     impose any new or additional fees not provided for in the Amazon Seattle Loan Documents as of April 12, 2021;

(xvi)     release or modify the scope of the liability of any guarantor or indemnitor under any guaranty or indemnity or similar document delivered with respect to the Amazon Seattle Whole Loan except pursuant to and in accordance with the terms of the Amazon Seattle Loan Agreement and acceptance of a guaranty or indemnity from one or more replacement or supplemental guarantors or indemnitors in accordance therewith;

(xvii)     amend, waive or modify the terms and provisions relating to the reserve funds or impose any new reserve requirements;

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(xviii)     modify, amend or waive any obligation or liability of the Guarantor under the Amazon Seattle Whole Loan with respect to the Amazon Seattle Whole Loan debt being recourse to such Guarantor pursuant to and in accordance with the related Guaranty;

(xix)     modify or amend the terms and provisions of the Amazon Seattle Loan Agreement relating to voluntary or mandatory prepayments;

(xx)     modify or amend the limitations of debt or transfers set forth in the Amazon Seattle Loan Agreement;

(xxi)     other than as provided for in the Amazon Seattle Loan Documents, accept a grant of any lien on or security interest in any collateral or property of Borrower or any other Person not originally granted or contemplated to be granted under the Amazon Seattle Loan Documents;

(xxii)     other than as provided for in the Amazon Seattle Loan Documents, spread the lien of the security instrument to encumber additional real property;

(xxiii)     modify, amend, or waive the terms and provisions of the Amazon Seattle Loan Agreement regarding the Borrower’s use of casualty or condemnation proceeds or Awards for the restoration of the Amazon Seattle Mortgaged Property;

(xxiv)     modify or amend in any material respect any of the provisions of Sections 2.5.3 (“Release of Retail Unit”), 4.34 (“Condominium Covenants”), 4.35 (“Landmark Designation”), 6.17 (“Letters of Credit; Lease Sweep Guaranty”) or 7.4 (Condominium Revision”) of the Amazon Seattle Loan Agreement.

In no event will the Lender be obligated to obtain the consent of the Mezzanine Lender to a Modification in the case of a work-out or other surrender, extension, compromise, release, renewal or indulgence relating to the Amazon Seattle Whole Loan, except that under no circumstance will the modifications as described in clause (1) (with respect to increases in principal amount only), clause (3) (with respect to shortening maturity only, other than by acceleration upon an Event of Default), clause (5) (to the extent such modification would limit or prohibit the exercise of remedies and realization upon the Equity Collateral by the Mezzanine Lender or the Mezzanine Loan Pledgee in accordance with the terms of the Mezzanine Intercreditor Agreement or cause such exercise to constitute an Amazon Seattle Loan Event of Default), clause (7), clause (9), clause (10), clause (15) (other than special servicing, workout or liquidation fees be made without the written consent of the Mezzanine Lender); and provided, further, that notwithstanding anything to the contrary above, during the continuance of a default under the Amazon Seattle Whole Loan that is caused by a Proceeding of any Borrower Party (to which Lender did not consent), after the later of (x) the expiration of the applicable Non-Monetary Cure Period (and provided that a Continuing Event of Default exists) and (y) the date that is 30 days after the Mezzanine Lender has been given notice of a Loan Purchase Option Event (plus an additional 10 business days to the extent the Mezzanine Lender has delivered a Purchase Election Notice prior to the expiration of such 30 day period), the Lender will not be obligated to obtain the consent of the Mezzanine Lender to a Modification in the case of any proposed plan of reorganization including any Borrower Party under such Proceeding. In addition and notwithstanding the foregoing provisions, any amounts funded by the Lender pursuant to the Amazon Seattle Loan Documents in effect as of the date of the Mezzanine Intercreditor Agreement as a result of (A) the making of any Protective Advances or other advances by the Lender to the extent that such advances are contemplated in the Amazon Seattle Loan Documents, or (B) interest accruals or accretions and any compounding thereof (including default interest) to the extent provided for in the Amazon Seattle Loan Documents (as the same may be modified pursuant to a permitted Modification), will not be deemed to contravene such provisions of the Mezzanine Intercreditor Agreement.

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The Mezzanine Lender will have the right without the consent of the Lender in each instance to enter into any amendment, deferral, extension, modification, increase, renewal, replacement, consolidation, supplement or waiver (collectively, a “Mezzanine Loan Modification”) of the Mezzanine Loan or the Mezzanine Loan Documents, provided that no such Mezzanine Loan Modification may:

(i)     increase the interest rate or principal amount of the Mezzanine Loan except for increases in principal resulting from any Protective Advances;

(ii)     increase in any other material respect any monetary obligations of the Mezzanine Borrower under the Mezzanine Loan Documents;

(iii)     shorten the scheduled maturity date of the Mezzanine Loan (other than by acceleration upon an event of default), or extend the scheduled maturity date by more than three (3) months (other than pursuant to any amendment to the Mezzanine Loan Documents consented to in writing by the Senior Lender);

(iv)     convert or exchange the Mezzanine Loan into or for any equity interests or indebtedness or preferred indebtedness of Mezzanine Borrower or subordinate any of the Mezzanine Loan to any indebtedness of the Mezzanine Borrower;

(v)     provide for any additional contingent interest, additional interest or so-called “kicker” interest in the Mezzanine Borrower measured on the basis of the cash flow or appreciation of the Premises (or other similar equity participation in the Mezzanine Borrower);

(vi)     cross-default the Mezzanine Loan with any other indebtedness or otherwise modify any default provisions (other than waivers of defaults);

(vii)     except as permitted under the Mezzanine Intercreditor Agreement, extend the period during which voluntary prepayments are prohibited or during which prepayments require the payment of a prepayment fee or premium or yield maintenance charge or increase the amount of any such prepayment fee, premium or yield maintenance charge or impose any new prepayment fee, premium or yield maintenance or charge;

(viii)     impose any financial covenants on the Mezzanine Borrower Party or Mezzanine Guarantor under the Guaranty delivered with respect to the Mezzanine Loan (or if such covenants exist, impose more restrictive financial covenants on Mezzanine Borrower Party or Mezzanine Guarantor);

(ix)     impose any new or additional fees not provided for in the Mezzanine Loan Documents;

(x)     modify or amend the limitations of debt or transfers set forth in Section 7.1 or Section 7.2 of the Mezzanine Loan Agreement;

(xi)     modify or amend the terms and provisions of Sections 2.4.1 through 2.4.7 of the Mezzanine Loan Agreement;

(xii)     waive, amend or modify the provisions limiting transfers of direct or indirect interests in a Mezzanine Borrower Party;

(xiii)     modify or amend the terms and provisions of the Mezzanine Loan Documents with respect to the manner, timing, priority, amounts, sequence of distribution or method of the application of payments, under the Mezzanine Loan Documents;

(xiv)     modify or amend the definitions of “Approved Annual Budget”, “Operating Expenses”, “Permitted Encumbrances” and “Trigger Period” (as such terms are defined in the Junior Loan Agreement), and any of the terms used within such definitions or the covenants relating thereto, in effect as of April 12, 2021;

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(xv)     release its lien on any Equity Collateral or any other material portion of the collateral originally granted under the Mezzanine Loan Documents (except as may be required in accordance with the terms of the Mezzanine Loan Documents as of the date hereof in exchange for prepayment in full in cash or defeasance of the Mezzanine Loan, or in part, in connection with the release of the Premises or portions thereof) (it being understood that nothing herein will prohibit or be construed to prohibit the release of any guarantor or indemnitor under any guaranty or indemnity delivered with respect to the Mezzanine Loan to the extent required pursuant to and in accordance with the terms of the Mezzanine Loan Agreement and otherwise permitted without the consent of Lender pursuant to clause (xix) hereof);

(xvi)     modify, amend or waive any insurance requirements

(xvii)     amend, waive or modify the terms and provisions relating to the reserve funds (as defined in the Mezzanine Loan Agreement) or impose any new reserve requirements; or

(xviii)     modify, amend or waive any obligation or liability of the Guarantor under the Mezzanine Loan with respect to the Mezzanine Loan debt being recourse to such Guarantor pursuant to and in accordance with the related Guaranty;

(xix)     release any guarantor or indemnitor under any guaranty or indemnity or similar document delivered with respect to the Mezzanine Loan except pursuant to and in accordance with the terms of the Mezzanine Loan Agreement and acceptance of a guaranty or indemnity from one or more replacement guarantors or indemnitors in accordance therewith;

(xx)     accept a grant of any lien on or security interest in any collateral or property of Junior Borrower or any other Person not originally granted or contemplated to be granted under the Mezzanine Loan Documents;

(xxi)     modify, amend, or waive the terms and provisions of the Mezzanine Loan Agreement regarding the Borrower or Mezzanine Borrower’s use of casualty or condemnation proceeds or Awards for the restoration of the Premises; or

(xxii)     modify or amend in any material respect any of the provisions of Sections 2.5.3 (“Release of Retail Unit”), 4.34 (“Condominium Covenants”), 4.35 (“Landmark Designation”) or 7.4 (Condominium Revision”) of the Mezzanine Loan Agreement.

Notwithstanding anything to the contrary contained in the Mezzanine Intercreditor Agreement, if a Mezzanine Loan Event of Default under the Mezzanine Loan occurs and is continuing, the Mezzanine Lender will not be obligated to obtain the consent of Lender to a Mezzanine Loan Modification in the case of a work-out or other surrender, extension, compromise, release, renewal or indulgence relating to the Mezzanine Loan except that under no circumstance will modifications as described in clause (1) (with respect to increases in principal amounts only), clause (2), clause (3) (with respect to shortening maturity of the Mezzanine Loan only, other than by acceleration upon the occurrence of a Mezzanine Loan Event of Default), clause (4) or clause (5), clause (7), clause (9) or clause (15) be made without the written consent of the Lender, unless, with respect to clause (4), the Conversion Conditions have been satisfied and with respect to clause (5), the Kicker Conditions have been satisfied in which case such modifications in clause (4) or clause (5), as applicable, may be made at any time without the Lender’s consent. In addition and notwithstanding the foregoing, the following do not contravene the terms of the Mezzanine Intercreditor Agreement:

(a)    (A) any amounts funded by the Mezzanine Lender under the Mezzanine Loan Documents as a result of the making of any Protective Advances or cure payments by the Mezzanine Lender or (B) interest accruals or accretions and any compounding thereof (including default interest); and

(b)    accrual of interest on the Mezzanine Loan in accordance with the terms of the Mezzanine Loan Documents following a Continuing Event of Default under the Mezzanine Loan Documents.

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“Broad Affiliate” means, as to any particular Person, any Person, directly or indirectly through one or more intermediaries, Controlling, Controlled by or under common Control with, the Person in question. As used solely in this definition of “Broad Affiliate,” “Control” means (a) the ownership, directly or indirectly, in the aggregate of 20% or more of the beneficial ownership interests of an entity, or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise (other than possession of voting or control rights granted to Mezzanine Lender pursuant to the Mezzanine Loan Documents, the exercise of which is contingent upon the occurrence and continuance of a Mezzanine Loan Event of Default, unless and until so exercised by Mezzanine Lender). “Controlled by”, “Controlling” and “under common Control with” have the respective correlative meanings thereto. For the avoidance of doubt, Lender will not constitute a Broad Affiliate of any Borrower Party or any Mezzanine Borrower Party.

“Contingent Obligations” means any contingent indemnification or similar obligations that, pursuant to the terms of the applicable Loan Document giving rise thereto, survive the repayment in full of all other Loan Liabilities.

“Continuing Event of Default” means any Amazon Seattle Loan Event of Default which has occurred and is continuing for which (a) the Lender has provided notice of such Amazon Seattle Loan Event of Default to the Mezzanine Lender and any Mezzanine Loan Pledgee in accordance with the Mezzanine Intercreditor Agreement, and (b) the cure periods provided to the Mezzanine Lender and its Mezzanine Loan Pledgees (if any) pursuant to the Mezzanine Intercreditor Agreement have expired without such Amazon Seattle Loan Event of Default being cured.

“Conversion Conditions” means preferred equity meeting the following criteria: (a) a maturity date (or mandatory redemption date) that is the same as the Amazon Seattle Whole Loan, (b) a principal amount equal to or less than the principal amount plus accrued interest and all other amounts due and unpaid in respect of the Mezzanine Loan, (c) a current-pay interest rate, or current-pay rate of return, as applicable, equal to or less than the interest rate on the Mezzanine Loan, (d) other economic terms substantially similar to the Mezzanine Loan, (e) no creation of a lien on the Amazon Seattle Mortgaged Property or any other collateral for the Amazon Seattle Whole Loan, (f) subordinate by its terms to the Amazon Seattle Whole Loan and, if requested by Lender, a replacement intercreditor agreement is entered into on terms substantially similar to the Mezzanine Intercreditor Agreement, (g) if such transaction results in any new party holding more than a 49% (direct or indirect) equity interest in any Borrower Party, if requested by Lender, delivery within 10 business days following the applicable conversion of an additional insolvency opinion to Lender with respect thereto, (h) obtaining a Rating Agency Confirmation, (i) if, after the applicable conversion, the Mezzanine Lender possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of any Borrower Party, whether through the ability to exercise voting power, by contract or otherwise (as opposed to veto rights in connection with major decisions), delivery to Lender of supplemental Third Party Agreements from one or more Supplemental Third Party Obligors in substantially the same manner and satisfying substantially the same requirements with respect to such supplemental Third Party Agreements and Supplemental Third Party Obligors as would be required pursuant to the terms of the Mezzanine Intercreditor Agreement in connection with a Realization Event (with the date of conversion substituting for the date of the Realization Event), and (j) if, after the conversion, Mezzanine Lender does not possess, directly or indirectly, the power to direct or cause the direction of the management or policies of any Borrower Party, whether through the ability to exercise voting power, by contract or otherwise (as opposed to veto rights in connection with major decisions), delivery to Lender and of a written reaffirmation by Guarantor of its obligations under each Third Party Agreement delivered in connection with the Loan. In addition, to the extent not paid by Borrower, the Mezzanine Lender is required to reimburse the Lender for any reasonable out-of-pocket costs and expenses incurred by the Lender in connection with the Conversion Conditions, including fees charged by the rating agencies in connection therewith.

“Equity Collateral Enforcement Action” means any action, proceeding, demand for payment, foreclosure (including, without limitation, any retention of title to the Equity Collateral authorized under the Uniform Commercial Code as now or hereafter in effect) or the taking of a bill of sale or assignment in lieu of any proceeding or foreclosure, including, without limitation, obtaining the appointment of a receiver or

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similar agent with respect to the Equity Collateral, the taking of possession or control of the Equity Collateral or any portion thereof (other than the physical possession of any certificates evidencing the Equity Collateral), directly or indirectly exercising rights of control over Borrower through the exercise of voting rights pursuant to any grant, proxy or power of attorney set forth in the Mezzanine Loan Documents with respect to the Equity Collateral, or other exercise of a Mezzanine Lender’s rights and remedies commenced by Mezzanine Lender (other than the giving of notices of default and statements of overdue balances or imposing default interest or late charges), at law, in equity, or otherwise, in order to realize upon or acquire or otherwise vest title to the Equity Collateral (including, without limitation, an assignment in lieu of foreclosure or other final negotiated settlement in lieu of any such enforcement action).

“Guaranty” means (i) with respect to the Amazon Seattle Whole Loan, that certain Guaranty of Recourse Obligations, dated as of the Amazon Seattle Loan Origination Date, by the Guarantor in favor of Lender, together with any supplemental guaranty delivered to Lender pursuant to the terms of the Mezzanine Intercreditor Agreement or the Amazon Seattle Loan Documents; and (ii) with respect to the Mezzanine Loan, that certain Mezzanine Guaranty of Recourse Obligations, dated as of the Amazon Seattle Loan Origination Date, by the Guarantor in favor of the Mezzanine Lender, together with any supplemental guaranty delivered to the Mezzanine Lender pursuant to the terms of the Mezzanine Intercreditor Agreement or the Mezzanine Loan Documents.

“Kicker Conditions” means any additional contingent interest, additional interest or so-called “kicker” measured on the basis of the cash flow or appreciation of the Mortgaged Property (including with respect to proceeds from sales or refinancing) (or similar equity participation, but excluding any obligation to distribute cash otherwise available for distribution) that does not (a) become payable or otherwise impose monetary obligations prior to the date that Loan Liabilities, other than Contingent Obligations, are no longer outstanding, or (b) violate applicable law.

“Loan Liabilities” means, collectively, all of the indebtedness, liabilities and obligations of each Borrower Party under any Amazon Seattle Loan Document, including, without limitation (i) the principal amount of, and accrued interest on (including, without limitation, any interest which accrues after the commencement of any Proceeding of the applicable Borrower Party, whether or not such interest would be allowed in such Proceeding), the Amazon Seattle Whole Loan and (ii) all other indebtedness, obligations and liabilities of each Borrower Party to the Lender now existing or hereafter incurred, created and arising from or relating to the Amazon Seattle Whole Loan, including, without limitation, any late charges, default interest, prepayment fees or premiums, exit fees, advances, post-petition interest, special servicing, workout and liquidation fees payable to the Master Servicer.

“Mezzanine Borrower Party” means Mezzanine Borrower and any substantively consolidated entity (pursuant to an order of an applicable bankruptcy court) that includes Mezzanine Borrower.

“Mezzanine Loan Pledgee” means any Person which (i) has extended a credit facility, including, without limitation, credit in the form of a repurchase agreement facility to the Mezzanine Lender, (ii) would otherwise satisfy the requirements of a qualified transferee or a financial institution whose long-term unsecured debt is rated at least “A” (or the equivalent) or better by each rating agency, and (iii) is not the Borrower, the Mezzanine Borrower or a Broad Affiliate of the Borrower or the Mezzanine Borrower.

“Proceeding” means the commencement, whether voluntary or involuntary, of any case, proceeding or other action by or against any Borrower Party, any Principal, or any Mezzanine Borrower Party under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors (as to any Borrower Party, any Principal, any Junior Borrower Party or any other Person).

“Protective Advances” means all sums advanced for the purpose of payment of real estate taxes (including special assessments and payments in lieu of real estate taxes), operating and maintenance costs, insurance premiums, ground rents or other items (including capital expenses and leasing costs such as (without limitation) leasing commissions and tenant improvement allowances) reasonably necessary to protect the Mortgaged Property or any applicable Separate Collateral, respectively, or any respective portion thereof (including, but not limited to, all reasonable attorneys’ fees, costs relating to the entry upon the Mortgaged Property or any portion thereof to make repairs and the payment, purchase, contest or

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compromise of any encumbrance, charge or lien which in the reasonable judgment of the Lender or the Mezzanine Lender is likely to be prior or superior to the Amazon Seattle Loan Documents or the Mezzanine Loan Documents) from forfeiture, casualty, loss, waste or material diminution in value including with respect to the Amazon Seattle Whole Loan or the Mezzanine Loan amounts advanced or otherwise paid by the Mezzanine Lender pursuant to the Mezzanine Intercreditor Agreement.

“Realization Event” means (i) the completion of a foreclosure, assignment-in-lieu thereof or other realization upon the Equity Collateral (including, without limitation, obtaining title, directly or indirectly to the Equity Collateral or selling or otherwise transferring the Equity Collateral) or (ii) the exercise of the voting power in respect of the Equity Collateral pursuant to rights granted in the Mezzanine Loan Documents (it being acknowledged and agreed that in the case of such voting power, the mere grant of such voting power in the Mezzanine Loan Documents will not constitute a Realization Event) or exercising Control (in the sense of clause (b) of the definition of “Control”), directly or indirectly, of Borrower, provided that, the exercise of any Control for the purpose of vetoing or otherwise preventing any action by Borrower that would constitute a “Default” or “Event of Default” under the Amazon Seattle Loan Documents will not constitute a Realization Event.

“Separate Collateral” means with respect to the Mezzanine Loan (i) the Equity Collateral securing the Mezzanine Loan, (ii) the accounts (and monies therein from time to time) established pursuant to the Mezzanine Loan Documents, as the case may be, (and including any subaccounts of the Cash Management Agreement which, pursuant to the express terms of the Cash Management Agreement, are solely for the benefit of the Mezzanine Lender) and (iii) any other collateral given as security for the Mezzanine Loan pursuant to the Mezzanine Loan Documents, in each case not directly constituting security for the Amazon Seattle Whole Loan (other than a Guaranty given by a guarantor under both the Amazon Seattle Whole Loan and the Mezzanine Loan).

Subordination of the Mezzanine Loan and the Mezzanine Loan Documents

Except for the Separate Collateral and as otherwise provided in the Mezzanine Intercreditor Agreement, the Mezzanine Lender has subordinated and made junior the Mezzanine Loan, the Mezzanine Loan Documents and the liens and security interests created by the Mezzanine Loan and the Mezzanine Loan Documents, and all rights, remedies, terms and covenants contained in such Mezzanine Loan Documents to (i) the Amazon Seattle Whole Loan, (ii) the liens and security interests created by the Amazon Seattle Loan Documents and (iii) all of the terms, covenants, conditions, rights and remedies contained in the Amazon Seattle Loan Documents, and no extensions, modifications, consolidations, supplements, amendments, replacements and restatements of or to the Amazon Seattle Loan Documents will affect the subordination of the Mezzanine Loan.

Except (1) as otherwise expressly provided in the Mezzanine Intercreditor Agreement or (2) in connection with the exercise by the Mezzanine Lender of its rights and remedies with respect to the Separate Collateral and the application of the resulting proceeds (in accordance with the Mezzanine Intercreditor Agreement, including the proceeds from any sale of the Mezzanine Lender’s interest in the Mezzanine Loan) as the Mezzanine Lender deems appropriate in its sole discretion, all of the Mezzanine Lender’s rights to payment of the Mezzanine Loan and the obligations evidenced by the Mezzanine Loan Documents are subordinated to all of the Lender’s right to payment by the Borrower Parties and the obligations secured by the Amazon Seattle Loan Documents, and the Mezzanine Lender will not, from and after receipt by the Mezzanine Lender of written notice of the declaration of, and thereafter, during the continuance of, a Continuing Event of Default accept or receive payments (including, without limitation, whether in cash or other property and whether received directly, indirectly or by set-off, counterclaim or otherwise) from any Borrower Party, the Amazon Seattle Mortgaged Property, from the Mezzanine Borrower, and/or proceeds from the Mortgaged Property or other collateral securing or guaranteeing the Amazon Seattle Whole Loan prior to the date that all obligations of the Borrower to the Lender under the Amazon Seattle Loan Documents are paid in full in cash (other than the following payments which Mezzanine Lender may retain): (1) payments with respect to the Separate Collateral, including the proceeds of any enforcement, sale or liquidation of the Separate Collateral permitted pursuant to the terms of the Mezzanine Intercreditor Agreement, (2) proceeds from any transfer of the Mezzanine Lender’s interest in

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the Mezzanine Loan in accordance with the Mezzanine Intercreditor Agreement and the Mezzanine Lender may retain such payments or (3) guarantor claims permitted under the Mezzanine Intercreditor Agreement. If a Proceeding of a Borrower Party has occurred and has not been dismissed or there has occurred and is continuing a Continuing Event of Default, the Lender will be entitled to receive payment and performance in full of all amounts due to the Lender under the Amazon Seattle Loan Documents before the Mezzanine Lender is entitled to receive any payment on account of the Mezzanine Loan (other than (i) payments with respect to the Separate Collateral), including the proceeds of any enforcement, sale or liquidation of the Separate Collateral permitted pursuant to the terms of the Mezzanine Intercreditor Agreement, (ii) proceeds from any sale in accordance with the Mezzanine Intercreditor Agreement of the Mezzanine Lender’s interest in the Mezzanine Loan or (iii) guarantor claims permitted under the Mezzanine Intercreditor Agreement, and the Mezzanine Lender will not accept or receive, from and after the receipt of the notice required from Lender in the proviso that follows, payments (including, without limitation, whether in cash or other property and whether received directly, indirectly or by set-off, counterclaim or otherwise) from any Borrower Party or from the Amazon Seattle Mortgaged Property or other collateral securing the Loan (provided, that Lender has given to the Mezzanine Lender each notice that Lender is obligated under the Mezzanine Intercreditor Agreement to give to the Mezzanine Lender in respect of such Proceeding or the applicable Amazon Seattle Loan Event of Default) prior to the date that all obligations (other than Contingent Obligations) of the Borrower Parties to the Lender then due under the Amazon Seattle Loan Documents are paid in full in cash Mezzanine Lender is not prohibited from making protective advances notwithstanding the existence of an Amazon Seattle Loan Event of Default under the Loan.

Notwithstanding the foregoing or anything contrary contained in the Mezzanine Intercreditor Agreement:

(i)     provided that no Proceeding of the Borrower has occurred that has not been dismissed and no Continuing Event of Default exists, the Mezzanine Lender may accept payments of any amounts (both current and delinquent) due and payable from time to time (A) which (1) the Mezzanine Borrower Party is obligated to pay the Mezzanine Lender in accordance with the terms and conditions of the Mezzanine Loan Documents and (2) constitute prepayments of the Mezzanine Loan, provided such prepayments are expressly permitted by, and are in strict accordance with, the Amazon Seattle Loan Documents and the Mezzanine Loan Documents, and (B) from a Mezzanine Borrower Party from its own funds and from funds of any affiliate contributed to such Mezzanine Borrower Party (and not revenue derived from the Amazon Seattle Mortgaged Property, insurance, condemnation proceeds, reserve/escrow amounts or the other collateral for the Loan except to the extent the same was distributed or dividended to Mezzanine Borrower Party or parent thereof (and the same was not a distribution or dividend in violation of applicable terms and conditions of the Amazon Seattle Loan Documents)), and, in either case, the Mezzanine Lender will have no obligation to pay any such amounts over to Lender;

(ii)     provided that no Proceeding of the Borrower has occurred that has not been dismissed and no Continuing Event of Default then exists under the Amazon Seattle Loan Documents, nothing in the Mezzanine Intercreditor Agreement will (A) prohibit the Mezzanine Borrower from making payments from its own funds and from funds of any affiliate contributed to the Mezzanine Borrower (and not revenue derived from the Amazon Seattle Mortgaged Property, insurance, condemnation proceeds, reserve or escrow amounts or the other collateral for the Amazon Seattle Whole Loan except to the extent the same was distributed or dividended to the Mezzanine Borrower or affiliate thereof (and the same was not a distribution or dividend in violation of applicable terms and conditions of the Amazon Seattle Loan Documents)) to cure a default under or otherwise to comply with the Mezzanine Loan or (B) prohibit the Mezzanine Lender from accepting and retaining any such permitted payment described in clause (A) of this subsection (ii) (and funds received by the Mezzanine Lender from distributions or dividends made in violation of the terms of the Amazon Seattle Loan Documents) will be held in trust for the benefit of the Lender and will be paid over to the Lender to the extent that the Lender is entitled thereto under the Mezzanine Intercreditor Agreement and under the Amazon Seattle Loan Documents in the same form as so received (with any necessary endorsement) to be applied (in the case of cash) to, or held as collateral (in the case

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of non-cash property or securities) for, as applicable, the payment or performance of the Amazon Seattle Whole Loan in accordance with the terms of the Amazon Seattle Loan Documents;

(iii)     provided that no Proceeding of the Borrower has occurred that has not been dismissed and no Continuing Event of Default then exists under the Amazon Seattle Loan Documents, any guarantor of the Mezzanine Loan, any affiliate of any guarantor of the Mezzanine Loan (other than a Borrower Party), and any other Person may make payments from its own funds (which may include any Amazon Seattle Mortgaged Property related revenue that is or was distributed or dividended to such Person (other than a distribution or dividend in violation of applicable terms and conditions of the Amazon Seattle Loan Documents)) to cure a default or otherwise make any payments under or in respect of the Mezzanine Loan, and the Mezzanine Lender may receive and retain any such payments (and any funds received by the Mezzanine Lender from distributions or dividends made in violation of the terms of the Amazon Seattle Loan Documents will be held in trust for the benefit of the Lender and will be paid over to the Lender in the same form as so received (with any necessary endorsement) to be applied (in the case of cash) to, or held as collateral (in the case of non-cash property or securities) for, as applicable, the payment or performance of the Amazon Seattle Whole Loan in accordance with the terms of the Amazon Seattle Loan Documents);

(iv)     the Mezzanine Lender may accept and retain amounts received in connection with the exercise of its rights and remedies with respect to its related Separate Collateral in accordance with the terms and conditions of the Mezzanine Intercreditor Agreement, including the proceeds of any Equity Collateral Enforcement Action and any other enforcement, sale or liquidation of the Separate Collateral permitted pursuant to the terms of the Mezzanine Intercreditor Agreement, or proceeds from any sale of the Mezzanine Lender’s interest in the Mezzanine Loan or any payments permitted to be made to the Mezzanine Lender under the Mezzanine Intercreditor Agreement; and

(v)     nothing in the Mezzanine Intercreditor Agreement (including the above clauses (1) through (4)) is intended to prohibit the Mezzanine Lender, in connection with the exercise of its rights and remedies with respect to its related Separate Collateral in accordance with the terms and conditions of the Mezzanine Intercreditor Agreement, from accepting a redemption payment from the Mezzanine Borrower (or other Person with a right of redemption under applicable law with respect to the Separate Collateral) that Mezzanine Lender is required under Uniform Commercial Code Section 9-623 to accept in redemption of the Separate Collateral, provided that any such funds received by Mezzanine Lender will, if a Continuing Event of Default or Proceeding with respect to any Borrower Party exists, or to the extent required under any other applicable provision of the Mezzanine Intercreditor Agreement applicable to prepayments by Mezzanine Borrower to Mezzanine Lender, be held in trust for the benefit of Lender and will be paid over to Lender and in the same form as so received (with any necessary endorsement) to be applied (in the case of cash) to, or held as collateral (in the case of non-cash property or securities) for, the payment or performance of the Loan in accordance with the terms of the Amazon Seattle Loan Documents, and in the case of any such payment to the Lender, the Mezzanine Lender making such payment will be subrogated to the rights of the Lender under Amazon Seattle Loan Documents.

Foreclosure of Separate Collateral

The Mezzanine Lender will not be permitted to complete a Realization Event without a Rating Agency Confirmation, unless (1) the transferee of the title to the Equity Collateral is the Mezzanine Lender or a qualified transferee under the Mezzanine Intercreditor Agreement, (2) the Amazon Seattle Mortgaged Property will be managed by one or more qualified managers under the Mezzanine Intercreditor Agreement selected by the Mezzanine Lender (or the transferee of its Equity Collateral) within 30 days after the Realization Event and (3) all monetary defaults with respect to the Amazon Seattle Whole Loan and monetary Loan Events of Default that are uncured or unwaived and remain outstanding as of the date of completion of such Realization Event must be cured by the Mezzanine Lender (or the transferee of its Equity Collateral), other than repayment in full of the Amazon Seattle Whole Loan on the maturity date or acceleration thereof. The following are not conditions to commencing or completing a Realization Event:

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(I) except as required above, any default under the Amazon Seattle Whole Loan (including, without limitation, due to failure to repay the Amazon Seattle Whole Loan on the maturity or acceleration thereof) that remains outstanding as of the date of the Realization Event be cured by the Mezzanine Lender (or the transferee of its Equity Collateral) or (II) the Mezzanine Lender has exercised any right hereunder to purchase the Amazon Seattle Whole Loan.

Additionally, the transferee of the Equity Collateral is required to deliver to Lender within 10 Business Days following the Realization Event, an Additional Insolvency Opinion (i) acceptable to the rating agencies (if any certificates are outstanding and rated by at least one rating agency), in such case as evidenced by a rating agency confirmation or (ii) reasonably acceptable to the Lender (if there are no certificates outstanding that are rated by at least one rating agency). Regardless of whether or not a Realization Event results in the explicit release from future liability of any guarantor, indemnitor, pledgor, or other obligor (other than Borrower), (each, a “Third Party Obligor”) under the Amazon Seattle Loan, if any, the Guaranty, the Environmental Indemnity, or any other guaranty, pledge or indemnity (given by a person other than Borrower) that constitutes an Amazon Seattle Loan Document as of the date of the Mezzanine Intercreditor Agreement or under any other guaranty, pledge or indemnity which may constitute an Amazon Seattle Loan Document that is entered into after the date of the Mezzanine Intercreditor Agreement and has been approved in writing by the Mezzanine Lender (both as to the form and substance thereof) (each, a “Third Party Agreement”), the Mezzanine Lender (or the transferee of its Equity Collateral) must, as a condition precedent to completing any such Realization Event, cause one or more Supplemental Third Party Obligors to execute and deliver as of the date of such Realization Event to Lender, a substitute Third Party Agreement, in each case, in a form substantially similar to the original Third Party Agreement (including limitations on liability contained in such original Third Party Agreement), pursuant to which such Supplemental Third Party Obligor guaranties only the Future Third Party Obligations (and only to the extent first arising from and after the date of such Realization Event), provided that, each substitute Third Party Agreement is modified from the original form of Third Party Agreement (i) to reflect an ongoing net worth obligation of $170,000,000 in the aggregate for all Supplemental Third Party Obligors will apply to such substitute Third Party Agreements, (ii) to exclude any limitations on liability pertaining to any acquisition of the Equity Collateral or exercise of remedies or control or receivership or other Realization Event by Mezzanine Lender or with respect to the Mezzanine Loan and (iii) to limit the liability of the any guarantors thereunder to Future Third Party Obligations.

“Additional Insolvency Opinion” means a nonconsolidation opinion letter delivered in connection with Amazon Seattle Whole Loan subsequent to the Amazon Seattle Loan Origination Date reasonably satisfactory in form and substance to Lender and satisfactory to the rating agencies, and from counsel reasonably acceptable to Lender and satisfactory to the rating agencies.

“Crowd-Funded Entity” means any Person which raises capital through contributions from a large number of people executed through mail-order subscriptions, benefit events, Internet-mediated registries or other Internet-based formats, or other similar execution vehicles; a “Crowd-Funded Entity” will also include, without limitation, any Person defined in, or regulated under, the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Future Third Party Obligations” means, with respect to each supplemental Third Party Agreement delivered in connection with a Realization Event or to comply with the Conversion Conditions, as applicable, substantially the same guaranteed or indemnified obligations as are guaranteed or indemnified by the original Third Party Agreement that it is supplementing, but modified as follows: (i) the obligations will be modified as specifically set forth in the Mezzanine Intercreditor Agreement or in the definition of Conversion Conditions (as applicable), and (ii) the obligations will be limited to obligations arising in respect of acts or omissions covered by such supplemental Third Party Agreement that first occur (or with respect to any environmental indemnity, hazardous substances that are first present) from and after the applicable Third Party Agreement Date (and such Future Third Party Obligations will not include liability for events or circumstances that (a) occurred or arose prior to the date of such supplemental Third Party Agreement or (b) were actually caused by the prior direct or indirect equity owners of Borrower).

“Supplemental Third Party Obligor” means a transferee of the applicable Equity Collateral, or a Person who, alone or together with others, owns, directly or indirectly, interests in the Mezzanine Loan or

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a transferee of the Equity Collateral, and including at least one (1) Person who will, after giving effect to the Realization Event, either alone or together with others, Control (in the sense of clause (b) of the definition of Control) Borrower, that either (a) is acceptable to Lender, in its sole and absolute discretion or (b) collectively with any other Supplemental Third Party Obligors has a net worth of not less than $170,000,000, exclusive of any equity attributable to the Amazon Seattle Mortgaged Property or in any other asset that is part of the collateral for the Amazon Seattle Whole Loan, as reasonably determined by Lender. Notwithstanding the foregoing, no Person will be (or be deemed to be) a Supplemental Third Party Obligor if (i) such Person is a debtor in any proceeding or (ii) such Person is a Prohibited Person, Disqualified Person, tenant-in-common, any Delaware Statutory Trust or any Crowd-Funded Entity.

Cure Rights

Prior to accelerating the Amazon Seattle Whole Loan (other than pursuant to any automatic acceleration provided for in the Senior Loan Documents) or commencing any other enforcement action by reason of an Amazon Seattle Loan Event of Default, the Lender will be required to provide written notice of the default which would permit it to accelerate the Amazon Seattle Whole Loan or commence such enforcement action or the circumstances constituting or giving rise to the Amazon Seattle Loan Event of Default to the Mezzanine Lender and any Mezzanine Loan Pledgees entitled to such notice, whether or not the Lender is obligated to give such notice to the Borrower (each, a “Loan Default Notice”), and will provide the Mezzanine Lender and any such Loan Pledgees notice of the failure of the Mezzanine Lender or such Loan Pledgee to exercise the cure rights. In the event the Lender has delivered a Loan Default Notice regarding an Amazon Seattle Loan Event of Default that has not been cured by the Mezzanine Lender pursuant to the Mezzanine Intercreditor Agreement, the Lender, , at the request of Mezzanine Lender, will be required to provide the Mezzanine Lender with copies of any and all material notices relating to such Amazon Seattle Loan Event of Default, pleadings, agreements, motions and briefs served upon, delivered to or with any party to any enforcement action and otherwise keep the Mezzanine Lender reasonably apprised as to the current status of any enforcement action, provided, that Lender’s compliance with its obligations under this sentence will not in and of itself constitute a condition to completing an enforcement action (or otherwise give rise to any right of the Mezzanine Lender to, or to move or otherwise seek to, stay, delay, postpone, prevent or otherwise interfere with such enforcement action), so long as such enforcement action is otherwise implemented in accordance with the terms and provisions of the Mezzanine Intercreditor Agreement. Except in connection with the Borrower’s failure to repay the Amazon Seattle Whole Loan in full in cash on the Maturity Date, the Lender will permit the Mezzanine Lender an opportunity to cure such default in accordance with the provisions described below and will not accelerate the Amazon Seattle Whole Loan (other than pursuant to any automatic acceleration provided for in the Amazon Seattle Loan Documents) or commence an enforcement action on account of such default unless such cure is not effectuated within the applicable cure periods. In the event the Borrower fails to repay the Amazon Seattle Whole Loan in full in cash on the Maturity Date, the Mezzanine Lender has the right to purchase the Amazon Seattle Whole Loan pursuant to the terms set forth below.

If the Amazon Seattle Loan Event of Default identified in a Loan Default Notice is a monetary default relating to the payment of interest or scheduled principal (if any) or a liquidated sum of money, then the Mezzanine Lender has until the later of (A) 10 Business Days after the receipt by the Mezzanine Lender from the Lender of the Loan Default Notice and (ii)10 Business days after the expiration of the Borrower’s cure period with respect to such default provided in the Amazon Seattle Loan Documents (the “Monetary Cure Period”), if any, to cure such monetary Amazon Seattle Loan Event of Default. In the event the Mezzanine Lender elects to cure any such monetary Amazon Seattle Loan Event of Default, the Mezzanine Lender will (x) reimburse Lender (or any servicer) for any interest charged by the Lender on any required (pursuant to an applicable pooling and servicing agreement or trust and servicing agreement in connection with a securitization) advances for the Amazon Seattle Whole Loan (including protective advances) for amounts which the Borrower would be obligated to pay under Amazon Seattle Loan Documents together with payment of all other amounts then due under the Amazon Seattle Loan Documents (excluding any late charges, late fees and default interest) and (y) with respect to any liquidated sum of money that becomes first due and payable pursuant to the Amazon Seattle Loan Documents after the delivery of a Loan Default Notice, the Mezzanine Lender will be required to pay or cause to be paid such sum, in the amount notified to the Mezzanine Lender by the Lender, not more than 5 Business Days after receipt of such notice from

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the Lender, in accordance with the Amazon Seattle Whole Loan, subject only to any grace period with respect to such sum provided in the Amazon Seattle Loan Documents and without the additional grace period applicable to the Mezzanine Lender with respect to the initial monetary default pursuant to the Mezzanine Intercreditor Agreement, but subject to any notice requirements under the Amazon Seattle Loan Documents; provided, however, the Mezzanine Lender will not be required to pay default interest or late charges in respect to such sum accruing for the 10 Business Day period after receipt of the Loan Default Notice. The Mezzanine Lender only has the right to cure with respect to monthly scheduled debt service payments on the Amazon Seattle Whole Loan for a period of no more than 6 months in any consecutive 12 month period unless the Mezzanine Lender has commenced and is continuing to diligently pursue its rights against the Equity Collateral. If the Amazon Seattle Loan Event of Default referenced in a Loan Default Notice has been cured such that there is no longer an Amazon Seattle Loan Event of Default, the Mezzanine Lender will be entitled to the benefit of the Monetary Cure Period as if no prior Loan Default Notice had been given. Notwithstanding anything to the contrary contained herein, with respect to any cure of the Amazon Seattle Whole Loan effectuated by Mezzanine Lender in which Mezzanine Lender was not obligated to pay default interest and/or late fees, if Mezzanine Lender subsequently completes a foreclosure of the Mezzanine Loan, the Borrower will not be required to pay default interest or late fees as they relate to any default so cured.

If the Amazon Seattle Loan Event of Default identified in the Loan Default Notice is of a non-monetary nature, the Mezzanine Lender has until the later of (a) 10 Business Days after the receipt by the Mezzanine Lender from Lender of a Loan Default Notice and (b) 30 Days after the expiration of the Borrower’s cure period, if any, for such non-monetary Amazon Seattle Loan Event of Default provided in the Amazon Seattle Loan Documents (a “Non-Monetary Cure Period”). Notwithstanding the applicable Non-Monetary Cure Period with respect to Mezzanine Lender, if (i) a non-monetary default identified in a Loan Default Notice is susceptible of cure but cannot reasonably be cured within such applicable Non-Monetary Cure Period or, if not reasonably susceptible of cure without foreclosure of the Equity Collateral or not susceptible of cure at all, the Mezzanine Lender is diligently pursuing foreclosure of its Equity Collateral (subject to any applicable stay), and (ii) curative action, which may include, in the case of a non-monetary default that is not reasonably susceptible of cure during the Non-Monetary Cure Period or not susceptible of cure at all, an Equity Collateral Enforcement Action, was promptly commenced and is being diligently pursued by the Mezzanine Lender (subject to any applicable stay) (provided, that, in the case of a non-monetary default that is not reasonably susceptible of cure within the Non-Monetary Cure Period, not reasonably susceptible of cure without foreclosure of its Equity Collateral or not susceptible of cure at all, delivery of written notice to Lender by Mezzanine Lender that Mezzanine Lender intends to attempt in good faith to take curative action and/or commence an Equity Collateral Enforcement Action will be sufficient for the purposes of clauses (i) and (ii), as applicable, if delivered during the Non-Monetary Cure Period and for so long as Mezzanine Lender is continuously (subject to any applicable stay) and diligently pursuing such curative action or Equity Collateral Enforcement Action), the Mezzanine Lender will be given such additional period of time as is reasonably necessary for the Mezzanine Lender in the exercise of due diligence to cure such non-monetary default (or to foreclose if the non-monetary default is not reasonably susceptible of cure without foreclosure of the Equity Collateral, or not susceptible to cure at all) for so long as (i) the Borrower or the Mezzanine Lender makes or causes to be made timely payment of the Borrower’s regularly scheduled monthly principal (if any) and interest payments under the Amazon Seattle Whole Loan and any other amounts due under the Amazon Seattle Loan Documents (other than any late charges, late fees and default interest accruing other than by reason of any failure to make such regularly scheduled monthly principal (if any) and interest payments in a timely manner) (and the Lender will provide notice of such amounts to the Mezzanine Lender who is required to cause such payments to be made (if not paid by the Borrower) upon the later of (1) 5 Business Days of receipt of such notice and (2) the due date under the Amazon Seattle Loan Agreement for such amounts), (ii) such additional period of time does not exceed 90 days, unless such non-monetary default is of a nature that cannot be cured within such 90 days, in which case, the Mezzanine Lender will have such additional time as is reasonably necessary to cure such non-monetary default (or to complete an Equity Collateral Enforcement Action if such non-monetary is not susceptible of cure or cannot be cured without first completing an Equity Collateral Enforcement Action), provided that Mezzanine Lender is continuously and diligently pursuing a cure of such non-monetary default (subject to any applicable stay), (iii) such default is not caused by a proceeding of any Borrower Party and (iv) during such Non-Monetary Cure Period or any extension thereof pursuant to

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this sentence, there is no material impairment to the value, use or operation of the Amazon Seattle Mortgaged Property taken as a whole, as reasonably determined by the Lender in good faith as a result of such non-monetary default that cannot be cured by Mezzanine Lender within 3 Business Days after receipt of written notice from Lender describing such material impairment in reasonable detail and which material impairment is cured within such 3 Business Day period. The Non-Monetary Cure Period and any additional cure period granted under this paragraph to the Mezzanine Lender electing to cure a non-monetary default of Borrower will automatically terminate upon (x) the commencement of a voluntary bankruptcy proceeding involving any Borrower Party, (y) a consent to an involuntary bankruptcy proceeding by any Borrower Party or (z) the failure of any Borrower Party to have an involuntary bankruptcy proceeding against it discharged, stayed or dismissed within 90 days of filing thereof, unless in each case such proceeding is dismissed, in which case the right will be reinstated from and after such dismissal to the extent the other conditions of this paragraph are then satisfied (and provided that such Proceeding, prior to its dismissal after the 90th day, did not result in any material change to the Amazon Seattle Whole Loan or the collateral therefor or any Amazon Seattle Loan Documents, the Mezzanine Loan or the collateral therefor or any Mezzanine Loan Documents, the Mezzanine Intercreditor Agreement, or the direct or indirect ownership of Borrower). The phrase “subject to any applicable stay” as used in this paragraph means that the Mezzanine Lender will not be deemed to have failed to be continuously and diligently pursuing a cure or foreclosure if it is prevented from doing so by the existence of a stay or other legal impediment. Notwithstanding anything to the contrary contained in the Mezzanine Intercreditor Agreement, Mezzanine Lender will not be required to pay default interest and/or late fees with respect to non-monetary defaults to the extent the same is cured within the applicable Non-Monetary Cure Period, and with respect to any cure of the Loan effectuated by Mezzanine Lender in which Mezzanine Lender was not obligated to pay default interest and/or late fees, if Mezzanine Lender subsequently completes a foreclosure of the Mezzanine Loan, the Borrower will not be required to pay default interest or late fees as they relate to any default so cured.

Right to Purchase the Amazon Seattle Whole Loan

If (i) an Amazon Seattle Loan Event of Default has occurred, (ii) the Amazon Seattle Whole Loan has been accelerated, (iii) any Equity Collateral Enforcement Action has been commenced under the Amazon Seattle Loan Documents, (iv) a Proceeding has been commenced against any Borrower Party or (v) the Amazon Seattle Whole Loan is a Specially Serviced Loan as the result of an Amazon Seattle Loan Event of Default (each of the foregoing, a “Loan Purchase Option Event”), Lender agrees to provide prompt written notice of the existence of a Loan Purchase Option Event to Mezzanine Lender (a “Purchase Option Notice”) (provided that in no case will the Lender be obligated (i) to send more than one such Purchase Option Notice to the Mezzanine Lender in respect of any single event or occurrence as to which such Loan Purchase Option Event relates), or (ii) to send to Mezzanine Lender a further Purchase Option Notice with respect to any subsequent Purchase Option Event(s) if the initial Purchase Option Event for which Lender sent a Purchase Option Notice to Mezzanine Lender (or the most recent Purchase Option Event for which Lender sent a Purchase Option Notice to Mezzanine Lender) is continuing, and upon 10 Business Day’s prior written notice to the Lender (a “Purchase Election Notice”), the Mezzanine Lender (individually or collectively pursuant to any applicable co-lender agreement) will have the right to purchase for cash, in whole but not in part, the Amazon Seattle Whole Loan for a price equal to the sum of (without duplication) (i) the outstanding principal balance of the Amazon Seattle Whole Loan (at the time of purchase), (ii) all accrued and unpaid interest, (iii) any unreimbursed required (pursuant to an applicable pooling and servicing agreement or trust and servicing agreement in connection with a securitization) advances (including protective advances) made by the Lender, the Master Servicer, the Special Servicer or the Trustee for amounts that the Borrower is obligated to pay under the Amazon Seattle Loan Documents, (iv) post-petition interest, (v) any interest charged by Lender or any servicer on any (pursuant to an applicable pooling and servicing agreement or trust and servicing agreement in connection with a Securitization) advances, (vi) any workout fee, special servicing fee or liquidation fee payable to the special servicer pursuant to a pooling and servicing agreement or trust and servicing agreement in connection with a securitization, provided, that (A) the annual special servicing fee rate will not exceed 25 basis points per annum of the outstanding principal balance of the Amazon Seattle Whole Loan, (B) the aggregate workout fees will not exceed $1,000,000;(C) the aggregate liquidation fees will not exceed $1,000,000; (D) in no event will both a workout fee and a liquidation fee be payable on the same principal payment; and (E) any such workout fee or liquidation fees will be excluded if the Amazon Seattle Whole Loan is purchased

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within 90 days of the date on which the applicable Purchase Option Notice was given to the Mezzanine Lender (provided, that, if there are one or more Purchase Option Notices that are delivered subsequent to the initial Purchase Option Notice, as long as the event that resulted in the first Purchase Option Notice (or the preceding Purchase Option Notice) has, within the 90 day period from the date on which the applicable Purchase Option Notice was given to Mezzanine Lender, ceased, been cured, been waived by Lender in writing, or otherwise was no longer in effect during such period, such 90 day period will commence on the date of any subsequent Purchase Option Notice given to the Mezzanine Lender), and (vii) all reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses) actually incurred by Lender in enforcing the terms of the Amazon Seattle Loan Documents, but in all events excluding any yield maintenance premiums, prepayment fees or premiums, any exit fees, any liquidated damage amount, any spread maintenance charges, any late charges or any default interest in excess of interest calculated at the non-default rate (the “Loan Purchase Price”).

The right of Mezzanine Lender to purchase the Amazon Seattle Whole Loan will automatically terminate (x) if such right arose with respect to a specific Loan Purchase Option Event, if such Loan Purchase Option Event ceases to exist (and no other Loan Purchase Option Event exists), or (y) upon a transfer of all of the Amazon Seattle Mortgaged Property by foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure in accordance with the Mezzanine Intercreditor Agreement; provided, however, that, with respect to this clause (y), in no event will the Mezzanine Lender have less than 30 days following receipt of a Purchase Option Notice to deliver a Purchase Election Notice, it being acknowledged and agreed that the Mezzanine Lender will be entitled to bid at any such foreclosure or sale by power of sale as permitted by applicable law.

Notwithstanding anything to the contrary contained in the Mezzanine Intercreditor Agreement, but subject to the next paragraph, Lender and Mezzanine Lender have agreed that: (1) Lender will not accept (or cause any nominee or designee to accept) a deed-in-lieu of foreclosure without first providing Mezzanine Lender with at least 30 Business Days’ prior written notice (a “DIL Notice”) of Lender’s good faith intention to accept a deed-in-lieu within the 60 day period following the delivery of such DIL Notice; provided, however, that in no event will Lender issue a DIL Notice prior to the occurrence of a Loan Purchase Option Event and delivery of a Purchase Option Notice; (2) for 20 Business Days following the delivery of a DIL Notice, the Mezzanine Lender or its designee will have the right, upon delivery of a Purchase Election Notice, to purchase the Loan for the Loan Purchase Price and otherwise in accordance with the above provisions of the Mezzanine Intercreditor Agreement with respect to the purchase of the Amazon Seattle Whole Loan; (3) if Mezzanine Lender fails to consummate the purchase described in the immediately preceding clause (2), within the periods of time provided in such clause (other than due to a default of Lender), Lender will have the right, for 60 days after the expiration of such 30 Business Day period, to accept such deed-in-lieu of foreclosure; and (4) if Lender does not accept such deed-in-lieu of foreclosure prior to the expiration of such 60 day period described in the immediately preceding subparagraph (3), the Lender will thereafter not accept a deed-in-lieu of foreclosure without again complying with all of the provisions of the Mezzanine Intercreditor Agreement.

Notwithstanding anything to the contrary in the foregoing, (i) Lender may not give a DIL Notice during any Monetary Cure Period or Non-Monetary Cure Period, (ii) if Lender delivers a DIL Notice following the date on which it sends to Mezzanine Lender a Purchase Option Notice, then the provisions set forth in the foregoing paragraph will govern (in lieu of any prior provisions in the Mezzanine Intercreditor Agreement relating to purchase option rights) until the expiration of the 30 Business Day period referred to in the paragraph above, and (iii) if Mezzanine Lender has not effected a purchase as described in paragraph above by the close of business on the 30th Business Day of the period and Lender has not thereafter accepted a deed-in-lieu of foreclosure by the close of business on the 60th day of the period referred to in clause (iii) above, then the prior provisions will once again apply anew for so long as Lender has not accepted (or caused any nominee or designee to accept) a deed-in-lieu of foreclosure.

If a Purchase Election Notice has been timely given by the Mezzanine Lender, the 10 Business Day period following delivery of the Purchase Election Notice during which the Mezzanine Lender is required to consummate such purchase will be extended for an additional 30-days upon payment to the Lender of a non-refundable (unless the Lender defaults in its obligation or is unable to transfer the Amazon

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Seattle Whole Loan) of a cash deposit in an amount equal to 10% of the Loan Purchase Price, which cash deposit will be paid within the 10 Business Day period following delivery of the related Purchase Election Notice.

Budget Approval Rights

Subject to the terms of the Mezzanine Loan Documents, the Mezzanine Lender has the right to reasonably approve the annual operating budget for the Amazon Seattle Mortgaged Property to the extent provided by and in accordance with the terms of the Mezzanine Loan Documents. The Mezzanine Lender may require the Mezzanine Borrower to submit the annual operating budget to the Mezzanine Lender for approval prior to any submission to the Lender. The provisions described in this paragraph will not limit or alter the rights of the Lender with respect to the Borrower pursuant to the Amazon Seattle Loan Documents, provided that the Mezzanine Lender will be required to consent to any changes in the annual operating budget reasonably requested by the Lender.

DESCRIPTION OF THE AMAZON LEASE

Amazon.com Services LLC (the “Amazon Tenant”) leases approximately 87.8% of the net rentable area at the Amazon Seattle Mortgaged Property. Amazon Tenant is an affiliate of the parent company Amazon.com, Inc. (“Amazon”). Amazon has executed a limited guaranty of the obligations of Amazon Tenant under the Amazon Lease (subject to certain caps) as further described in Exhibit B to this Offering Circular.

Amazon files reports (including audited financial statements) with the Securities and Exchange Commission as required under the Securities Exchange Act of 1934. Such reports include information regarding Amazon and may be inspected and copied at prescribed rates at the public reference facilities maintained by the Securities and Exchange Commission at its public reference room, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. Prospective investors may also obtain copies of these materials electronically through the Securities and Exchange Commission’s internet website (http://www.sec.gov). None of the Depositor, the Sponsor or the Initial Purchasers were involved in the preparation of these reports and have not otherwise verified any such reports or information and therefore do not accept responsibility for any statements made by Amazon in any such information or reports. None of such information or reports is made a part of or incorporated by reference into this Offering Circular. For additional tenant information, see Exhibit B to this Offering Circular.

General

Amazon Tenant is the tenant (as successor-in-interest to the original tenant) under an Office Lease with the Borrower (as successor-in-interest to the original landlord thereunder), dated September 11, 2017, as amended by an Amended and Restated First Amendment to Office Lease, dated August 27, 2020, and a Second Amendment to Office Lease dated March 31, 2021 (collectively, the “Amazon Lease”).

The following is a summary of the principal provisions of the Amazon Lease. This summary does not purport to be complete and is qualified in its entirety by reference to the Amazon Lease.

Premises

The leased premises are part of the mixed use office and retail building located at 300 Pine Street (the “Building”), which is comprised of three condominium units (each a “Unit”, and collectively the “Units”), known as “Unit 1”, “Unit 2” and “Unit 3”. The leased premises currently consist of approximately 484,793 rentable square feet (“RSF”) located in Unit 2, comprised of 310,273 RSF referred to as the “Initial Premises” and 174,520 RSF referred to as the “Initial Must-Take Space”. The Initial Premises and Initial Must-Take Space are referred to collectively herein as the “Amazon Leased Premises”.

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       Pursuant to the Amazon Lease, Borrower is obligated to reconfigure the boundaries of the Units (the “Condominium Revision”) to add approximately 198,056 RSF to Unit 2 (the “Expansion Premises”, which is broken down into the “Tier 1 Expansion Premises” and the “Tier 2 Expansion Premises” . The Tier 1 Expansion Premises contain space described in the Amazon Lease as the “Sky Lobby Premises”, the “Level 2 Premises”, the “New Lobby”, and the “Level 1 Premises”. The Tier 2 Expansion Premises contain space described as the “Basement Level Premises”) and the “Sub-Basement Premises”. Each of the New Lobby, the Level 1 Premises, the Level 2 Premises, the Sky Lobby Premises, the Basement Level Premises and the Sub-Basement Premises are also referred to as a "phase." The Borrower is further obligated to make certain improvements to the Expansion Premises to ready such space for Amazon Tenant as set forth in the Amazon Lease (the “Landlord Work”). Upon the completion of the Condominium Revision and the Landlord Work, the Expansion Premises will become part of the Amazon Leased Premises.

Term and Renewal Options

The Amazon Lease will expire on May 31, 2033, subject to extension (each, an “Extension Option”) by Amazon Tenant for up to three (3) separate renewal terms, each for five (5) additional years, upon notice to Borrower no earlier than eighteen (18) months or later than fifteen (15) months prior to the then-applicable expiration date. Such Extension Options may be for either the entirety of the original Amazon Leased Premises or for less than the entire Amazon Leased Premises. If the exercise of an Extension Option is for less than the entirety of the Amazon Leased Premises (the “Renewed Premises”), then (i) the remaining Amazon Leased Premises must be contiguous (provided that floors will be deemed contiguous even if separated by other floors of the Building if such other floors were not previously leased by Amazon Tenant), (ii) consist of not less than all of the rentable area of 3 full floors of the Building (excluding common elements on any such floors), and (iii) include Level 7 if Level 8 is also included in the Renewed Premises.

Use of Premises

Amazon Tenant may use the Amazon Leased Premises for office use and various operations set forth in the Amazon Lease, and any other legally permitted uses, subject to the terms of the Amended and Restated Condominium Declaration for 300 Pine Street Condominium, dated September 1, 2017 (the “Declaration”); provided, however, that the New Lobby and Level 1 Premises (the “Restricted Space”) must be used for eating and drinking establishments, retail sales, and service or entertainment uses, or any combination thereof.

Rent

“Base Rent” for the Initial Premises and Initial Must-Take Space is set forth below. Base Rent for the Initial Premises commenced on May 29, 2018 and for the Initial Must-Take Space on August 8, 2018.

Initial Premises
Period	Annual Base Rent	Base Monthly Rental	Annual Base Rental Per RSF
Lease Year 1	$10,859,555.00	$904,962.92	$35.00
Lease Year 2	$11,169,828.00	$930,819.00	$36.00
Lease Year 3	$11,480,101.00	$956,675.08	$37.00
Lease Year 4	$11,790,374.00	$982,531.17	$38.00
Lease Year 5	$12,100,647.00	$1,008,387.25	$39.00
Lease Year 6	$12,410,920.00	$1,034,243.33	$40.00
Lease Year 7	$12,721,193.00	$1,060,099.42	$41.00
Lease Year 8	$13,031,466.00	$1,085,955.50	$42.00
Lease Year 9	$13,341,739.00	$1,111,811.58	$43.00
Lease Year 10	$13,652,012.00	$1,137,667.67	$44.00
Lease Year 11	$13,962,285.00	$1,163,523.75	$45.00
Lease Year 12	$14,272,558.00	$1,189,379.83	$46.00
Lease Year 13	$14,582,831.00	$1,215,235.92	$47.00
Lease Year 14	$14,893,104.00	$1,241,092.00	$48.00
Lease Year 15	$15,203,377.00	$1,266,948.08	$49.00

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Initial Must-Take Space
Period	Annual Base Rent	Base Monthly Rental	Annual Base Rental Per RSF
Lease Year 1	$6,108,200.00	$509,016.67	$35.00
Lease Year 2	$6,282,720.00	$523,560.00	$36.00
Lease Year 3	$6,457,240.00	$538,103.33	$37.00
Lease Year 4	$6,631,760.00	$552,646.67	$38.00
Lease Year 5	$6,806,280.00	$567,190.00	$39.00
Lease Year 6	$6,980,800.00	$581,733.33	$40.00
Lease Year 7	$7,155,320.00	$596,276.67	$41.00
Lease Year 8	$7,329,840.00	$610,820.00	$42.00
Lease Year 9	$7,504,360.00	$625,363.33	$43.00
Lease Year 10	$7,678,880.00	$639,906.67	$44.00
Lease Year 11	$7,853,400.00	$654,450.00	$45.00
Lease Year 12	$8,027,920.00	$668,993.33	$46.00
Lease Year 13	$8,202,440.00	$683,536.67	$47.00
Lease Year 14	$8,376,960.00	$698,080.00	$48.00
Lease Year 15	$8,551,480.00	$712,623.33	$49.00

Base Rent for the Expansion Premises will commence on the date (the “Expansion Commencement Date”) that is two hundred forty (240) days after each “Expansion Premises Delivery Date”, which date is, as to each phase of work, the date Borrower delivers such phase to Amazon Tenant, together with written notice that such phase is in “Delivery Condition.” “Delivery Condition” means a phase is ready to be delivered to Amazon Tenant, with the Landlord Work sufficiently completed to allow for the construction of Amazon Tenant’s improvements without material interference from Borrower or Borrower's contractors performing the Landlord Work, as described in detail in the Amazon Lease. All phases of the Expansion Premises have been delivered to Amazon Tenant with the exception of the New Lobby. Base Rent for the Expansion Premises is as follows:

Tier 1 Expansion Premises
Period	Annual Base Rent	Base Monthly Rental	Annual Base Rental Per RSF
Lease Year 1	$3,247,785.00*	$270,648.75*	$45.00
Lease Year 2	$3,319,958.00	$276,663.17	$46.00
Lease Year 3	$3,392,131.00	$282,677.58	$47.00
Lease Year 4	$3,464,304.00	$288,692.00	$48.00
Lease Year 5	$3,536,477.00	$294,706.42	$49.00
Lease Year 6	$3,608,650.00	$300,720.83	$50.00
Lease Year 7	$3,680,823.00	$306,735.25	$51.00
Lease Year 8	$3,752,996.00	$312,749.67	$52.00
Lease Year 9	$3,825,169.00	$318,764.08	$53.00
Lease Year 10	$3,897,342.00	$324,778.50	$54.00
Lease Year 11	$3,969,515.00	$330,792.92	$55.00
Lease Year 12**	$4,041,688.00	$336,807.33	$56.00
Lease Year 13**	$4,113,861.00	$342,821.75	$57.00
Lease Year 14**	$4,186,034.00	$348,836.17	$58.00

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* Prior to the occurrence of the Expansion Commencement Date for all of the Tier 1 Expansion Premises, the Annual Base Rent and Monthly Installment of Base Rent amounts for the phases whose Expansion Commencement Date has occurred will be based upon the Base Rent rate for “Year of Expansion Term 1” and will be reduced to be equal to the Annual Base Rental Rate per RSF of the phase of the Tier 1 Expansion Premises as to which the Expansion Commencement Date has occurred.

** If applicable.

Tier 2 Expansion Premises
Period	Annual Base Rent	Base Monthly Rental	Annual Base Rental Per RSF
Lease Year 1	$3,272,953.06*	$272,746.09	$26.00
Lease Year 2	$3,398,835.87	$283,236.32	$27.00
Lease Year 3	$3,524,718.68	$293,726.56	$28.00
Lease Year 4	$3,650,601.49	$304,216.79	$29.00
Lease Year 5	$3,776,484.30	$314,707.03	$30.00
Lease Year 6	$3,902,367.11	$325,197.26	$31.00
Lease Year 7	$4,028,249.92	$335,687.49	$32.00
Lease Year 8	$4,154,132.73	$346,177.73	$33.00
Lease Year 9	$4,280,015.54	$356,667.96	$34.00
Lease Year 10	$4,405,898.35	$367,158.20	$35.00
Lease Year 11	$4,531,781.16	$377,648.43	$36.00
Lease Year 12**	$4,657,663.97	$388,138.66	$37.00
Lease Year 13**	$4,783,546.78	$398,628.90	$38.00
Lease Year 14**	$4,909,429.59	$409,119.13	$39.00

* Prior to the occurrence of the Expansion Commencement Date for all of the Tier 1 Expansion Premises, the Annual Base Rent and Monthly Installment of Base Rent amounts for the phases whose Expansion Commencement Date has occurred will be based upon the Base Rent rate for “Year of Expansion Term 1” and will be reduced to be equal to the Annual Base Rental Rate per RSF of the phase of the Tier 1 Expansion Premises as to which the Expansion Commencement Date has occurred.

** If applicable

Operating Expenses

Amazon Tenant is required to pay one hundred percent (100%) of the operating expenses and taxes attributable to Unit 2, provided that with respect to any calendar year following the first full calendar year, controllable operating expenses may not exceed one hundred five percent (105%) of the controllable operating expenses for the prior calendar year, calculated on a cumulative and compounded basis. Amazon Tenant’s share of fees for managing all or a portion of the project cannot exceed two and a half percent (2.5%) of Base Rent, the operating expenses and the taxes paid by Amazon Tenant. The calculation of Amazon Tenant’s share of taxes excludes the amount of the tax credits that Borrower receives in connection with restoring certain historical elements of the Building and project, such that the tax expenses paid by Amazon Tenant may exceed those actually incurred by Borrower on a net basis.

Amazon Tenant must also pay rent for the three hundred fifty (350) parking spaces located in a parking structure located adjacent to the Building, which spaces are leased to Borrower pursuant to a parking lease with the third-party owner. Pursuant to the Amazon Lease, Amazon Tenant is entitled to use all three hundred fifty (350) parking spaces.

Rent Abatement and Offset Rights

Amazon Tenant is entitled to the following rent credits and offset rights, in addition to those set forth in the “Termination and Rent Abatement for Casualty and Condemnation” section below:

(1)       All phases of the Expansion Premises have been delivered to Amazon Tenant with the exception of the New Lobby. The anticipated Expansion Premises Delivery Date for the New Lobby is May 31, 2021. If the New Lobby is not delivered to Amazon Tenant by November 30, 2021, subject to extension for any tenant delays and up to ninety (90) days in the aggregate for force majeure delay (the “Expansion Premises Delivery Credit Date”), then Amazon Tenant will be entitled to a Rent credit equal to

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one (1) day of Base Rent attributable to the New Lobby for each day following the Expansion Premises Delivery Credit Date for the first forty-five (45) days after the Expansion Premises Delivery Credit Date, and two (2) days of Base Rent attributable to the New Lobby for each day thereafter until the New Lobby is Delivered to Amazon Tenant (the “Expansion Premises Delivery Credit”). The Expansion Premises Delivery Credit will be applied immediately against payments of Rent as they become due.

(2)       All phases of the Expansion Premises are in “Final Condition” with the exception of the New Lobby and the Level 1 Premises. If the Level 1 Premises are not in Final Condition by July 15, 2021, and the New Lobby is not in Final Condition by August 15, 2021, in each case subject to extension for tenant delays and up to ninety (90) days in the aggregate for force majeure delay (each, as applicable, the “Expansion Premises Completion Credit Date”), then Amazon Tenant will be entitled to a Rent credit equal to one (1) day of Base Rent attributable to applicable phase for each day following the applicable Expansion Premises Completion Credit Date for the first forty-five (45) days after such Expansion Premises Completion Credit Date, and two (2) days of Base Rent attributable to such phase for each day thereafter until such phase is in Final Condition (the “Expansion Premises Completion Credit”). The Expansion Premises Completion Credit will be immediately applied against payments of Rent as they become due. “Final Condition” means that (i) Borrower has obtained a certificate of occupancy or temporary certificate of occupancy or legal equivalent to the extent required to allow Amazon Tenant to construct its improvements in the Expansion Premises and, following the completion of such improvements, to allow Amazon Tenant to legally occupy the Expansion Premises for general office use; and (ii) the Landlord Work has been completed in accordance with the Amazon Lease and applicable laws, and otherwise in the condition necessary to allow Amazon Tenant, upon the completion of its improvements, to obtain a certificate of occupancy for general office use.

(3)       If Amazon Tenant is prepared to commence operations in any portion of the Expansion Premises but is unable to do so because (i) the terms of the Declaration prohibit or restrict Amazon Tenant from using the Expansion Premises for any use permitted under the Amazon Lease or (ii) the Condominium Revision has not yet occurred, then Amazon Tenant will be entitled to a Rent credit equal to one (1) day of Rent attributable to the portion of the Expansion Premises in which Amazon Tenant cannot operate for each day that Amazon Tenant cannot operate in such portion of the Expansion Premises.

(4)       If Borrower defaults in its obligations under the Amazon Lease (including performing emergency repairs or remedying an adverse condition), Amazon Tenant may offset any final award in favor of Amazon Tenant (not subject to appeal), which is not paid by Borrower within the time period directed by such award (together with interest), from Rent next due and payable under the Amazon Lease (the “Offset Amount”); provided, however, Amazon Tenant may not deduct the amount of the award against more than fifty percent (50%) of Base Rent next due (until such time as the entire amount of such judgment is deducted) to the extent following a foreclosure or a deed-in-lieu of foreclosure unless Amazon Tenant would not be able to recover the entire Offset Amount during the remainder of the lease term, in which case the Offset Amount will be amortized on a straight line basis (without interest) in equal monthly installments over the remainder of the lease term and Amazon Tenant will be entitled to set-off such monthly installment from each monthly payment of Base Rent payable under the Amazon Lease during the remainder of the lease term.

(5)       If Amazon Tenant is prevented from using, and does not use, all or a portion of the Amazon Leased Premises as a result of (i) any repair, maintenance or alteration performed by Borrower, or which Borrower failed to perform, which materially interferes with Amazon Tenant's use of or ingress to or egress from the Premises, (ii) any failure by Borrower to provide services, utilities or ingress to and egress from the Amazon Leased Premises and the common areas, or (iii) the presence of hazardous materials not introduced to the project by Amazon Tenant or any Amazon Tenant related party, or (iv) damage, destruction or condemnation as described below (an "Abatement Event"), and Borrower fails to resolve such Abatement Event after a notice and cure period set forth in the Amazon Lease, then Base Rent and Amazon Tenant's share of operating expenses and taxes will be abated (and Borrower will be responsible for paying the parking charges, to the extent Amazon Tenant does not use such parking), after expiration of the applicable notice and cure period for such time that Amazon Tenant is prevented from using the

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Premises, in the proportion that the rentable area of the portion of the Amazon Leased Premises that Amazon Tenant is prevented from using bears to the total rentable area of the Premises.

Default

Each of the following constitutes an event of default by Amazon Tenant: (i) failure to pay any rent or other charge required under the Amazon Lease within five (5) business days following receipt of written notice from Borrower, (ii) failure to observe or perform according to the provisions of the Amazon Lease relating to (A) the use of the Amazon Leased Premises to the extent relating to illegal acts or hazardous materials, (B) assignment and subletting to the extent relating to a transfer made without Borrower’s consent, (C) estoppel certificates, or (D) mortgages or ground leases affecting the Premises, where such failure continues for more than five (5) business days after notice from Borrower, and (iii) failure to perform or observe any other requirement of the Amazon Lease where such failure continues for thirty (30) days after written notice from Borrower (subject to a reasonable extension beyond such thirty (30) days if the breach cannot be cured within such thirty (30) days and Amazon Tenant is diligently pursuing the cure). Upon the occurrence of an event of default by Amazon Tenant, Borrower, may, among other things, elect to terminate the Amazon Lease and recover any unpaid rent.

Termination and Rent Abatement for Casualty and Condemnation

Casualty

Subject to the termination rights described below, in the event of a casualty, Amazon Tenant is required to repair and restore its improvements installed in the and Borrower is required to restore the Building and any common areas. If such casualty materially interferes with Amazon Tenant’s business operations or damages the Amazon Leased Premises or common areas necessary to Amazon Tenant's occupancy, and all or a portion of the Amazon Leased Premises are not occupied by Amazon Tenant as a result thereof, then rent will be proportionally abated for the period of repair and restoration (and for any additional period reasonably required for Amazon Tenant’s restoration of any improvements or equipment installed by Amazon Tenant), in the proportion which the area of the Amazon Leased Premises, if any, in which the casualty or related restoration work materially interferes with Amazon Tenant’s operations (and is not occupied by Amazon Tenant) bears to the total area of the Premises.

Borrower may elect not to rebuild and/or restore the Amazon Leased Premises, Building and/or the project, and instead terminate the Amazon Lease if, by notifying Amazon Tenant in writing of such termination within thirty (30) days after the date of discovery of the damage, such notice to include a termination date giving Amazon Tenant sixty (60) days to vacate the Amazon Leased Premises, but Borrower may so elect only if the Building or the project is damaged by casualty, whether or not the Amazon Leased Premises are affected, and one or more of the following conditions is present: (i) in Borrower's reasonable judgment, repairs cannot reasonably be completed within one hundred eighty (180) days after commencement (when such repairs are made without the payment of overtime or other premiums), (ii) the damage is not fully covered by Borrower's insurance policies (or would not have been covered had Borrower maintained the standard insurance coverage), and the cost to repair such uninsured casualty exceeds (1) $10,000,000 in lease year 1 through lease year 5, (2) $9,000,000 in lease year 6, (3) $8,000,000 in lease year 7, (4) $7,000,000 in lease year 8, (5) $6,000,000 in lease year 9 or (6) $5,000,000 in lease year 10 and each subsequent lease year, or (iii) the damage is material and occurs during the last twelve (12) months of the Amazon Lease.

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       If Borrower does not elect to terminate the Amazon Lease pursuant to Borrower’s termination rights described above, and either (i) the repairs cannot, in the reasonable opinion of Borrower, be completed within one hundred eighty (180) days after being commenced, or (ii) the damage is material and occurs during the last twelve (12) months of the Amazon Lease, Amazon Tenant may elect to terminate the Amazon Lease, provided each of the following conditions is satisfied: (1) the damage to the project by fire or other casualty was not caused by the gross negligence or intentional act of Amazon Tenant or its partners or subpartners and their respective officers, agents, servants, employees, and independent contractors, (2) as a result of the damage, Amazon Tenant cannot reasonably conduct business from the Premises, and (3) Amazon Tenant is not then in default under the Amazon Lease, beyond applicable notice and cure periods. In addition, Amazon Tenant may terminate the Amazon Lease upon thirty (30) days’ prior written notice to Borrower if the actual restoration is not completed within sixty (60) days after the end of the estimated restoration period, subject to extension for force majeure for up to sixty (60) days and for tenant delays; provided, however, if Borrower completes the restoration in such thirty (30) day notice period, Amazon Tenant's notice of termination will be null and void and the Amazon Lease will continue in full force and effect.

Condemnation

If all or substantially all of the Amazon Leased Premises is taken by eminent domain or condemnation, or if any adjacent property or street is so taken or condemned, or reconfigured or vacated in such manner as to require the use, reconstruction or remodeling of any part of the Amazon Leased Premises, Borrower will have the option to terminate the Amazon Lease effective as of the date possession is to be surrendered. If more than 25% of the RSF of the Amazon Leased Premises is taken, or if all reasonable access to the Amazon Leased Premises is substantially impaired, in each case for more than one hundred eighty (180) days, Amazon Tenant will have the option to terminate the Amazon Lease effective as of the date possession is required to be surrendered.

In the event of a temporary taking of all or any portion of the Amazon Leased Premises for a period of one hundred eighty (180) days or less, then the Amazon Lease will not terminate but the Base Rent and the additional rent will be abated for the period of such taking in proportion to the ratio that the RSF of the Amazon Leased Premises taken bears to the total RSF of the Amazon Leased Premises, and Borrower will be entitled to receive the entire award made in connection with any such temporary taking, except to the extent that a portion of such award is attributable to Amazon Tenant's loss of business.

Additional Early Termination Rights

(1)       If Borrower fails to cure an Abatement Event within one hundred eighty (180) days after receipt of notice from Amazon Tenant, Amazon Tenant will have the right to terminate the Amazon Lease during the first ten (10) business days of each calendar month following the end of such one hundred eighty (180) day period until such time as Borrower has cured the Abatement Event, which right must be exercised by delivery of thirty (30) days' notice to Borrower during such ten (10) business-day period. Amazon Tenant's notice will be null and void if Borrower thereafter cures the Abatement Event within such thirty (30) day period.

(2)       If any portion of the Expansion Premises (other than the Restricted Space) cannot be used as office space or any portion of the Restricted Space cannot be used for service and entertainment uses due to the Borrower’s failure to attain the necessary change in use of such space, then in addition to all other rights and remedies available to Amazon Tenant, Amazon Tenant will have the right to terminate Amazon Tenant’s lease of the affected area by giving not less than ninety (90) days prior written notice to Borrower of such termination, provided that, if Borrower is able to cure such violation within such ninety (90) day period, such termination will not be effective, and Amazon Tenant’s lease of the affected area will continue in full force and effect.

(3)       If the Expansion Premises Delivery Date for the New Lobby has not occurred by February 28, 2022, subject to extension for tenant delays and for up to ninety (90) days in the aggregate for force majeure delay, then Amazon Tenant has the right to continue receiving the Expansion Premises Delivery Credit, or to terminate the Amazon Tenant’s obligation to lease the New Lobby by giving a termination

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notice to Borrower, which will be effective upon the date occurring sixty (60) days following receipt by Borrower of such notice, but only to the extent Borrower has not caused the Delivery Condition to occur by such 60th day.

(4)       If the Level 1 Premises are not in Final Condition by January 31, 2022, or the New Lobby is not in Final Condition by February 28, 2022, in each case subject to extension for tenant delays and for up to ninety (90) days in the aggregate for force majeure delay, then Amazon Tenant has the right to continue receiving the Expansion Premises Completion Credit, or to terminate Amazon Tenant’s obligation to lease such phase of the Expansion Premises by giving a termination notice to Borrower, effective upon the date occurring sixty (60) days following receipt by Borrower of such termination notice, but only to the extent Borrower has not caused the Final Condition to occur by such 60th day.

Upon the termination of any phase of the Expansion Premises pursuant to (3) or (4) above, Borrower will pay Amazon Tenant (the “Termination Reimbursement”), equal to the equitably prorated portion of the reasonably demonstrated, actual out-of-pocket amounts paid by Amazon Tenant to third parties for (i) legal fees in connection with the preparation and negotiation of the First Amendment and any construction agreements related to the construction of Amazon Tenant’s improvements in such phase, (ii) design and consulting fees paid to the architect or engineers or any other consultants reasonably engaged by Amazon Tenant in connection with the construction of Amazon Tenant’s improvements in such phase, and (iii) costs of construction of Amazon Tenant’s improvements in such phase in excess of any portion of the Improvement Allowance attributable to such phase paid to Amazon Tenant, including amounts paid to the contractor or any other of Amazon Tenant’s agents; provided, however, in no event will Termination Reimbursement exceed $1,000,000.00. The Termination Reimbursement will not include, and in the event of the termination of the First Amendment as provided in the Amazon Lease, Amazon Tenant will not receive, any of the Expansion Premises Delivery Credit and/or Expansion Premises Completion Credit Date.

Right of First Offer to Lease

Provided Amazon Tenant is not in default under the Amazon Lease, Amazon Tenant has a continuous right of first offer (the “Right of First Offer”) to lease any space in the Building that is owned by Borrower and is not then leased by Amazon Tenant (the “First Offer Space”), provided that such First Offer Space will not include, (i) must-take space that is terminated by Amazon Tenant pursuant to the terms of the work letter attached to the Amazon Lease and which must-take space Amazon Tenant also had a right to reinstate pursuant to the work letter, but was not reinstated by Amazon Tenant, or (ii) space that was part of the Amazon Leased Premises, but was not leased by Amazon Tenant as part of the Renewed Premises.

Prior to leasing the First Offer Space, Borrower must deliver a written notice to Amazon Tenant describing the First Offer Space that is available and the economic terms upon which Borrower is willing to lease such space. If Amazon Tenant wishes to exercise its Right of First Offer, it must deliver notice within twenty (20) business days after its receipt of Borrower’s notice. If Amazon Tenant fails to do so, Borrower may enter into a lease with a third party; provided, however, that if the combined economic terms are reduced by more than 5% as compared to those set forth in the notice to Amazon Tenant, Borrower must again offer the First Offer Space to Amazon Tenant on the terms described herein. The Right of First Offer is personal only to the original tenant and any approved assignee and is binding on any future owner of such space.

Right of First Refusal to Purchase

Provided that Amazon Tenant is not in default under the Amazon Lease, Amazon Tenant has an ongoing right of first refusal to purchase (the “Right of First Refusal to Purchase”) Unit 2 or any other Unit owned by Borrower when Borrower receives an offer to sell such portion (the “Purchase ROFO Property”) to certain competitors specified in the Amazon Lease (the “Restricted Co-Tenancies”) In the event Borrower elects to (i) dispose of or transfer the Purchase ROFO Property, or grant an option to dispose of or otherwise transfer the Purchase ROFO Property (excluding the granting of a mortgage, deed of trust or other security instrument and the leasing of space or granting of easements or dedications of portions of

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the project pursuant to applicable laws) or (ii) convey the direct or indirect controlling ownership interests in the Borrower, Borrower must first provide Amazon Tenant with a copy of the written offer from the Restricted Co-Tenancies (excluding any portions subject to a confidentiality agreement) and a commercially reasonable and customary proposed agreement of purchase and sale. Amazon Tenant will have thirty (30) days following receipt of such offer materials to deliver written notice that it either declines or accepts Borrower’s offer. If Amazon Tenant does not exercise its Right of First Refusal to Purchase, or exercises its Right of First Refusal to Purchase, but does not proceed with the purchase, or Borrower and Amazon Tenant fail to execute a purchase agreement within thirty (30) days after Tenant exercised its Right of First Refusal to Purchase, then Borrower will be free to sell the Purchase ROFO Property to the Restricted Co-Tenancies on economic terms that are not more than five percent (5%) lower, in the aggregate, than the terms offered to Amazon Tenant. If the Restricted Co-Tenancies negotiates a purchase on terms that are more than five percent (5%) lower than those offered to Amazon Tenant, the Right of First Refusal to Purchase process restarts. Amazon Tenant’s Right of First Refusal to Purchase is personal to the original tenant and any permitted transferee, and is binding on any future owner.

Restricted Co-Tenancies

So long as the original tenant or a permitted transferee is not in default after the expiration of any applicable notice and cure period, and continues to directly lease and occupy at least all of the rentable area in three (3) full floors of the Building, Borrower is prohibit from entering into a direct lease, or consenting to a sublease or other occupancy agreement over which Borrower has consent rights, for any space in the Building, including the Units, or selling or granting signage rights to or by any Restricted Co-Tenancies. Amazon Tenant can provide Borrower with a list of up to eleven (11) Restricted Co-Tenancies in January of each lease year. This provision is binding on any future owner.

Assignment and Subletting

Except for a Permitted Amazon Transfer (which will not require Borrower’s consent), Amazon Tenant may not, without the prior written consent of Borrower (not to be unreasonably withheld, conditioned or delayed), assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, the Amazon Lease or any interest thereunder, permit any assignment, or other transfer of the Amazon Lease or any interest thereunder by operation of law, sublet the Amazon Leased Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Amazon Leased Premises or any part thereof by any persons other than Amazon Tenant and its employees and contractors. All of the foregoing are collectively referred to as ("Amazon Transfers"). As a condition to Borrower’s consent to an Amazon Transfer, Amazon Tenant must pay Borrower fifty percent (50%) of all rent, additional rent or other consideration payable by the transferee in connection with the Amazon Transfer in excess of the Rent and additional rent payable by Amazon Tenant under the Amazon Lease, on a per RSF basis if less than all of the Premises is transferred, after deducting certain reasonable expenses incurred by Amazon Tenant as described in the Amazon Lease.

“Permitted Amazon Transfer” means (i) an Amazon Transfer to an affiliate of Amazon Tenant, (ii) a sale of corporate shares of capital stock in Amazon Tenant in connection with an initial public offering of Amazon Tenant’s stock on a nationally-recognized stock exchange, (iii) an assignment of the Amazon Lease to an entity which acquires all or substantially all of the stock or assets of Amazon Tenant, or (iv) an assignment of the Amazon Lease to an entity which is the resulting entity of a merger or consolidation of Amazon Tenant.

Tenant Improvement Allowances and Landlord Work

For the Tier 1 Expansion Premises, Amazon Tenant is entitled to a improvement allowance (the “Improvement Allowance”) in the amount of $80.00 per RSF ($5,773,840), plus (ii) $771,500 as a restroom allowance, regardless of the actual cost of the restroom work. In addition, Borrower will reimburse Amazon Tenant up to $0.15 per RSF of the Expansion Premises for costs expended by Amazon Tenant for initial space planning for its improvements. If the Improvement Allowance is not fully utilized by Amazon Tenant within 2 years following the applicable Expansion Commencement Date, then such unused amounts will

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revert to Borrower. There is no Improvement Allowance for the Tier 2 Expansion Premises. The Improvement Allowance for the Initial Premises and Initial Must-Take Space has been fully disbursed.

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EXHIBIT C

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

All capitalized terms used in this Exhibit C that are not defined in this offering circular have the meanings ascribed to such terms in the Amazon Seattle Loan Agreement.

The Borrower made the following representations and warranties in the Amazon Seattle Loan Agreement, subject to the exceptions set forth on Schedule I to this Exhibit C, as to itself and the Amazon Seattle Mortgaged Property. These representations and warranties were made at the time the Amazon Seattle Whole Loan was originated and there can be no assurance that such representations and warranties are true and correct as of the date of this offering circular.

1.      Organization; Special Purpose. Borrower is duly organized, validly existing and in good standing with full power and authority to own its assets and conduct its business, and is duly qualified and in good standing in the jurisdiction in which the Property is located and in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, and Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents by it, and has the power and authority to execute, deliver and perform under this Agreement, the other Loan Documents and all the transactions contemplated by the Amazon Seattle Loan Agreement. Borrower is a Special Purpose Bankruptcy Remote Entity. Guarantor has taken all necessary action to authorize the execution, delivery and performance of the Guaranty and the other Loan Documents to which it is a party, and has the power and authority to execute, deliver and perform under the Guaranty, the other Loan Documents to which it is a party and all the transactions contemplated by the Amazon Seattle Loan Agreement and therein.

2.      Proceedings; Enforceability. This Agreement and the other Loan Documents have been duly authorized, executed and delivered by Borrower and constitute a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Amazon Seattle Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower or Guarantor including the defense of usury, nor would the operation of any of the terms of the Amazon Seattle Loan Documents, or the exercise of any right thereunder, render the Amazon Seattle Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and none of Borrower or Guarantor have asserted any right of rescission, set-off, counterclaim or defense with respect thereto. The Guaranty and the other Loan Documents to which Guarantor is a party have been duly authorized, executed and delivered by Guarantor and constitute a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.      No Conflicts. The execution and delivery of this Agreement and the other Loan Documents by Borrower and the performance of its Obligations hereunder and thereunder will not conflict with any provision of any law or regulation to which Borrower is subject, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any of Borrower’s organizational documents or any agreement or instrument to which Borrower is a party or by which it is bound, or any order or decree applicable to Borrower, or result in the creation or imposition of any Lien on any of Borrower’s assets or property (other than pursuant to the Amazon Seattle Loan Documents).

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4.      Litigation. There is no action, suit, proceeding or investigation pending or, to Borrower’s knowledge, threatened against Borrower, Guarantor or the Property in any court or by or before any other Governmental Authority which would reasonably be expected to have a Material Adverse Effect.

5.      Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which would reasonably be expected to have a Material Adverse Effect. Borrower is not in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default would reasonably be expected to have a Material Adverse Effect. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or, to Borrower’s knowledge, by which it is otherwise bound or, to Borrower’s knowledge, the Property is bound.

6.      Consents. No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by Borrower of, or compliance by Borrower with, this Agreement or the other Loan Documents or the consummation of the transactions contemplated by the Amazon Seattle Loan Agreement, other than those which have been obtained by Borrower.

7.      Property; Title.

(a)       Borrower has good, marketable and insurable fee simple (or leasehold where applicable) title to the real property comprising part of the Property and good title to the balance of the Property owned by it, free and clear of all Liens whatsoever except the Permitted Encumbrances. The Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) a valid, first priority, perfected Lien on Borrower’s interest in the Property, subject only to Permitted Encumbrances, and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to the Permitted Encumbrances. Except as disclosed in or otherwise insured against by the Title Insurance Policy, there are no mechanics’, materialman’s or other similar Liens or claims which have been filed for work, labor or materials affecting the Property which are or may be Liens prior to, or equal or coordinate with, the Lien of the Mortgage. To Borrower’s knowledge, none of the Permitted Encumbrances, individually or in the aggregate, (a) materially interfere with the benefits of the security intended to be provided by the Mortgage and this Agreement, (b) materially and adversely affect the value of the Property, (c) materially impair the use or operations of the Property (as currently used), or (d) impair Borrower’s ability to pay its Obligations in a timely manner.

(b)       All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid under applicable Legal Requirements currently in effect in connection with the transfer of the Property to Borrower have been paid or are being paid simultaneously herewith. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Amazon Seattle Loan Documents, including the Mortgage, have been paid or are being paid simultaneously herewith. All taxes and governmental assessments due and owing in respect of the Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder or are insured against by the Title Insurance Policy.

(c)       The Property is comprised of one (1) or more parcels which constitute separate tax lots and do not constitute a portion of any other tax lot not a part of the Property.

(d)       No Condemnation or other proceeding has been commenced or, to Borrower’s knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

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(e)       Except as disclosed on the Title Insurance Policy, to Borrower’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that, to Borrower’s knowledge, may result in such special or other assessments.

8.      ERISA; No Plan Assets. As of the date of the Amazon Seattle Loan Agreement and throughout the Term (i) none of the assets of Borrower or Guarantor constitutes “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101 as modified in operation by Section 3(42) of ERISA (“Plan Assets”), (ii) neither Borrower nor Guarantor is a “governmental plan” within the meaning of Section 3(32) of ERISA, and (iii) neither Borrower nor Guarantor is subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans that would be violated by the transactions contemplated hereunder. As of the date of the Amazon Seattle Loan Agreement, neither Borrower, nor, except as would not reasonably be expected to result in a Material Adverse Effect, any ERISA Affiliate maintains, sponsors or contributes to or has any obligations with respect to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiemployer pension plan” (within the meaning of Section 3(37)(A) of ERISA).

9.      Compliance. To Borrower’s knowledge, and except as described in the Zoning Report, Borrower and the Property (including, but not limited to the Improvements) and the use thereof (as of the date this representation is made) comply in all material respects with all applicable Legal Requirements, including parking, building and zoning and land use laws, ordinances, regulations and codes of any Governmental Authority. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which would reasonably be expected to result in a Material Adverse Effect. Borrower has not committed any act which would give any Governmental Authority the right to cause Borrower to forfeit the Property or any part thereof or any monies paid in performance of Borrower’s Obligations under any of the Amazon Seattle Loan Documents. The Property is used exclusively for office, retail and other appurtenant and related uses, including parking. Except as described in the Zoning Report, in the event that all or any part of the Improvements are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits. To Borrower’s knowledge and except as described in the Zoning Report, no legal proceedings are pending or threatened in writing with respect to the zoning of the Property. Neither the zoning nor any other right to construct, use or operate the Property is in any way dependent upon or related to any property other than the Property, except pursuant to the Operations Agreements. To Borrower’s knowledge, all material certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required of Borrower for the legal use, occupancy and operation of the Property for its current use (collectively, the “Licenses”), have been obtained and are in full force and effect. To Borrower’s knowledge, the use being made of the Property is in conformity with the certificate of occupancy issued for the Property and all other material restrictions, covenants and conditions affecting the Property.

10.   Financial Information. All financial statements with respect to the Property, Borrower or Guarantor, including the statements of cash flow and income and operating expense, that have been delivered to Lender by Borrower in connection with the Loan (i) are true, complete and correct in all material respects as of the date of such reports (or, to the extent that any such financial data was incorrect in any material respect when delivered, the same have been corrected by financial data subsequently delivered to Lender prior to the Closing Date), (ii) accurately represent in all material respects the financial condition of the Property, if applicable, as of the date of such reports, and (iii) to the extent applicable, have been prepared in accordance with an Approved Accounting Method throughout the periods covered, except as disclosed therein. The foregoing representation shall not apply to any such financial data that constitutes projections, provided that Borrower represents and warrants that it has no reason to believe that such projections are materially inaccurate. Except for Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably be expected to have a materially adverse effect on the Property or the operation thereof, except as referred to or reflected in said financial statements. Since the date of the financial statements described hereinabove, there has been no

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material adverse change in the financial condition, operations or business of Borrower or the Property from that set forth in said financial statements.

11.   Easements; Utilities and Public Access. To Borrower’s knowledge, all easements, cross easements, licenses, air rights and rights-of-way or other similar property interests (collectively, “Easements”), if any, necessary for the full utilization of the Improvements for their intended purposes have been obtained, are described in the Title Insurance Policy and, in each case, and are in full force and effect without default thereunder. Except as otherwise shown in the Survey, the Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. Except as otherwise shown in the Survey, all public utilities necessary or convenient to the full use and enjoyment of the Property are located in the public right-of-way abutting the Property, and all such utilities are connected so as to serve the Property without passing over other property, other than pursuant to a valid, irrevocable, recorded easement. Except as otherwise shown on the Survey, all roads necessary for the use of the Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.

12.   Assignment of Leases. The Assignment of Leases creates a valid assignment of, or a valid security interest in, certain rights under the Leases, subject only to a license granted to Borrower to exercise certain rights and to perform certain obligations of the lessor under the Leases, including the right to operate the Property. No Person other than Lender has any interest in or assignment of the Leases or any portion of the Rents due and payable or to become due and payable thereunder.

13.   Insurance. Borrower has obtained and has delivered to Lender (or, within thirty days following the date of the Amazon Seattle Loan Agreement, shall obtain and deliver to Lender) original or complete certified copies of all of the Policies, with all premiums prepaid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made under any of the Policies, and no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.

14.   Flood Zone. Except as shown in the Survey, none of the Improvements on the Property are located in an area identified by the Federal Emergency Management Agency as a special flood hazard area, or, if so located the flood insurance required pursuant to Section 5.1.1(a) of the Amazon Seattle Loan Agreement is in full force and effect with respect to the Property.

15.   Physical Condition. Except as may be expressly set forth in the Physical Conditions Report, to Borrower’s knowledge, the Property, including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received written notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or any termination or threatened termination of any policy of insurance or bond.

16.   Boundaries. Except as otherwise disclosed on the Survey, all of the Improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances affecting the Property encroach upon any of the Improvements, so as to materially affect the value or marketability of the Property, except those which are set forth on the Survey and insured against by the Title Insurance Policy.

17.   Leases.

(a)        The rent roll attached to the Amazon Seattle Loan Agreement as Schedule I is true, complete and correct and reflects the terms of any lease modifications, waivers or deferrals agreed to

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by Borrower, and the Property is not subject to any Leases other than the Leases described in Schedule I to the Amazon Seattle Loan Agreement. Borrower is the owner and lessor of landlord’s interest in the Direct Leases. To Borrower’s knowledge, no Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases and the Permitted Encumbrances. Except as set forth on the rent roll attached to the Amazon Seattle Loan Agreement as Schedule I, Schedule I to this Exhibit C, or the tenant estoppel certificates delivered to Lender in connection with the closing of the Loan: (i) the Leases are in full force and effect and there are no defaults thereunder by either party beyond any applicable notice or cure period, and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder, (ii) the copies of the Leases delivered to Lender are true and complete, and there are no oral agreements with respect thereto, made by Borrower or, to Borrower’s knowledge, made by Seller, (iii) no Rent (excluding security deposits) has been paid more than one (1) month in advance of its due date, (iv) other than the remaining work to be performed with respect to the Expansion Premises (all of which is required to be performed by Seller under the Post-Closing Escrow Agreement) all work to be performed by Borrower under each Lease has been performed as required and, to Borrower’s knowledge, has been accepted by the applicable Tenant, (v) other than with respect to the Expansion Premises under the Amazon Lease, any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any Tenant has already been received by such Tenant, (vi) other than with respect to the Expansion Premises under the Amazon Lease, the Tenants under the Leases have accepted possession of and are in occupancy of all of their respective demised Property and have commenced the payment of full, unabated rent under the Leases, (vii) Borrower has delivered to Lender a true, correct and complete list of all security deposits made by Tenants at the Property which have not been applied (including accrued interest thereon), all of which are held by Borrower in accordance with the terms of the applicable Lease and applicable Legal Requirements, (viii) each Tenant under a Lease and any guarantor of such Tenant’s obligations thereunder is free from bankruptcy or reorganization proceedings, (ix) no Tenant under any Lease (or any sublease) is an Affiliate of Borrower, (x) except with respect to Amazon Tenant in the Expansion Premises, the Tenants under the Leases are open for business and paying full, unabated rent and Borrower has not received a written request from any Tenant (nor has knowledge of any Tenant who intends) to discontinue its business at its premises or has gone dark (or has noticed Borrower or Seller in writing of its intent to go dark) in all or a material portion of its leased premises, (xi) there are no brokerage fees or commissions currently due and payable in connection with the leasing of space at the Property, and no such fees or commissions will become due and payable in the future in connection with the Leases (excluding by reason of any extension of such Lease or expansion of the space leased thereunder), (xii) other than the Amazon Tenant under the Amazon Lease, no Tenant under any Lease has any right or option for additional space in the Improvements, (xiii) no Tenant has assigned its Lease or sublet all or any portion of the premises demised thereby, no such Tenant holds its leased premises under assignment or sublease, nor does anyone except such Tenant and its employees occupy such leased premises, (xiv) no Tenant has informed Borrower or otherwise given notice (whether written or oral) that it intends to (or will seek to) “go dark”, vacate, cease to occupy or cease to conduct business in the ordinary course at its leased premises or any portion thereof, pursuant to any force majeure clause contained in its Lease or otherwise as a result of any pandemic, including, without limitation, the COVID-19 pandemic, (xv) no Tenant has directly or indirectly (A) asserted any defense against the payment of any rent or other amounts under its Lease or the performance of any other obligations under its Lease, (B) sought or given notice (whether written or oral) that it intends to seek any relief or other concessions with respect to the payment of any rent or other amounts under its Lease or the performance of any other obligations under its Lease or (C) made any other request for or otherwise given notice (whether written or oral) that it intends to seek any amendment, deferral, forbearance, waiver or other modification of any term or provision of its Lease, in any case, pursuant to any force majeure clause contained in its Lease or otherwise as a result of any pandemic, including, without limitation, the COVID-19 pandemic and (xvi) Borrower is not currently in discussions or negotiations (directly or indirectly) with any Tenant with respect to, and no Tenant has requested in writing, any material amendment or modification of the Lease (including, without limitation, any reduction, deferral or waiver in the rent or the term thereof or in any other amounts due thereunder). There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is still in effect.

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(b)        Borrower represents and warrants to Lender that (i) Delivery Condition has been achieved with respect to the Sky Lobby Premises, the Level 1 Premises, the Level 2 Premises, the Basement Level Premises and the Sub-Basement Premises and (ii) and Final Condition has been achieved with respect to the Sky Lobby Premises, the Level 2 Premises, the Basement Level Premises and the Sub-Basement Premises. After giving effect to all “Tenant Requested Changes” (as defined in the Amazon Lease), the remaining unpaid portion of the “Improvement Allowance” (as defined in the Amazon Lease) is $2,224,153.

18.   Tax Filings. To the extent required, Borrower has filed (or has obtained effective extensions for filing) all federal, state, commonwealth, district and local tax returns required to be filed by Borrower on or prior to the date of the Amazon Seattle Loan Agreement and has paid or made adequate provision for the payment of all federal, state, commonwealth, district and local taxes, charges and assessments payable by Borrower. Borrower’s tax returns (if any) properly reflect the income and taxes of Borrower for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.

19.   No Fraudulent Transfer. Borrower (i) has not entered into the transaction or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and (ii) has received reasonably equivalent value in exchange for its Obligations under the Amazon Seattle Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds as of the date of the Amazon Seattle Loan Agreement and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is, as of the date of the Amazon Seattle Loan Agreement, and immediately following the making of the Loan, will be, greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of the obligations of Borrower). No petition in bankruptcy has been filed against Borrower or Guarantor, and neither Borrower nor Guarantor has ever made a general assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower nor Guarantor is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or properties, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or Guarantor.

20.   Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

21.   Organizational Chart. The organizational chart attached as Schedule III to the Amazon Seattle Loan Agreement, relating to Borrower and certain Affiliates and other parties, is true, complete and correct on and as of the date of the Amazon Seattle Loan Agreement.

22.   Organizational Status. Borrower’s exact legal name is: KRE 300 Pine Owner LLC. Borrower is a single member limited liability company, and the jurisdiction in which Borrower is organized is: Delaware. Borrower’s Tax I.D. number is 86-2443396 and Borrower’s Delaware Organizational I.D. number is 5149828.

23.   Bank Holding Company. Borrower is not a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

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24.   No Casualty. The Improvements have suffered no material casualty or damage which has not been fully repaired and the cost thereof fully paid.

25.   Purchase Options. Neither the Property nor any part thereof are subject to any purchase options, rights of first refusal, rights of first offer or other similar rights in favor of third parties.

26.   FIRPTA. Borrower, or if Borrower is a disregarded entity for U.S. federal income tax purposes, its regarded owner for U.S. federal income tax purposes, is not a “foreign person” within the meaning of Sections 1445 or 7701 of the Code.

27.   Investment Company Act. Borrower is not (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other United States federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

28.   Fiscal Year. Each fiscal year of Borrower commences on January 1.

29.   Other Debt. There is no Indebtedness with respect to the Property, whether secured or unsecured, other than Permitted Encumbrances and Permitted Indebtedness.

30.   Contracts.

(a)       Borrower has not entered into, and is not bound by, any Major Contract which continues in existence, except those previously disclosed in writing to Lender.

(b)       Each of the Major Contracts is in full force and effect, there are no monetary or other material defaults by Borrower thereunder and, to Borrower’s knowledge, there are no monetary or other material defaults thereunder by any other party thereto. Neither Borrower nor any other Person acting on Borrower’s behalf has given or received any notice of default under any of the Major Contracts that remains uncured or in dispute.

(c)       Borrower has delivered true, correct and complete copies of the Major Contracts (including all amendments and supplements thereto) to Lender.

(d)       Except as delivered to Lender in accordance with this Section 30, no Major Contract has as a party an Affiliate of Borrower.

31.   Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained in the Amazon Seattle Loan Agreement or therein not misleading in any material respect. There is no material fact presently known to Borrower which has not been disclosed to Lender which materially and adversely affects, nor as far as Borrower can reasonably foresee, would materially and adversely affect, the Property or the business, operations or condition (financial or otherwise) of Borrower or Guarantor, including any Lease Sweep Lease or any Tenant under any Lease Sweep Lease.

32.   Other Obligations and Liabilities. Borrower has no liabilities or other obligations that arose or accrued prior to the date of the Amazon Seattle Loan Agreement that, either individually or in the aggregate, are reasonably likely to have a Material Adverse Effect.

33.   Intellectual Property/Websites. Borrower (i) does not have or hold any tradenames, trademarks, servicemarks, logos, copyrights, patents or other intellectual property (collectively, “Intellectual Property”) with respect to the Property and (ii) is the registered holder of any website with respect to the Property (other than Tenant websites).

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34.   Operations Agreements. To Borrower’s knowledge, each Operations Agreement is in full force and effect and neither Borrower nor, to Borrower’s knowledge, any other party to any Operations Agreement, is in default thereunder, and to Borrower’s knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder.

35.   Management Agreement. (i) Borrower has delivered to Lender a true, correct and complete copy of the Management Agreement, (ii) the Management Agreement has not been amended, modified, restated, replaced or supplemented except in accordance with this Agreement and (iii) Borrower has not sent or received a written notice of default under the Management Agreement for which such default has not been cured.

36.   Illegal Activity. No portion of the Property has been or will be purchased with proceeds of any illegal activity and to the best of Borrower’s knowledge, there are no illegal commercial activities or commercial activities relating to controlled substances at the Property (including, without limitation, any growing, distributing and/or dispensing of marijuana for commercial purposes, medical or otherwise for so long as the foregoing is a violation of a Legal Requirement of any applicable Governmental Authority).

37.   Condominium Representations. Except as set forth on Schedule I to this Annex C:

(a)       Borrower has delivered to Lender true, correct and complete copies of each of the Condominium Documents. There are no other material agreements, instruments or other documents to which Borrower is a party or, to Borrower’s knowledge, by which Borrower may be bound, relating to the creation and/or governance of the Condominium Project. The Condominium Documents are in full force and effect.

(b)       The Condominium Documents are in compliance with, and the Condominium Project is a validly created condominium under, the Condominium Act.

(c)       Neither Borrower, nor to Borrower’s knowledge, any other party to the Condominium Documents is in material default thereunder, and, to Borrower’s knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a material default thereunder.

(d)       All Condominium Charges payable by Borrower through the date immediately preceding the Closing Date have been paid, and, to Borrower’s knowledge, there are no billed but unpaid Condominium Charges that are due and payable by Borrower as of the date of the Amazon Seattle Loan Agreement. Borrower has not received written notice of any outstanding liens, claims, dues or charges in respect of any Unit. The Condominium Board has not levied any special assessments that are due and payable on or after the date of the Amazon Seattle Loan Agreement.

(e)       The current use and operation of the Units complies in all material respects with any use covenants or operating requirements contained in the Condominium Documents.

(f)       Upon the recordation of the Mortgage encumbering the Property and Lender’s notice to the secretary of the Condominium Association in accordance with the Declaration, the Mortgage shall be a “First Mortgage” and Lender shall be the “Eligible Mortgagee” within the meaning of, and for all purposes under, the Declaration with respect to the Units, and shall be entitled to all of the rights and remedies granted to a “First Mortgagee” and “Eligible Mortgagee” thereunder, including Section 26.2 of the Declaration.

(g)       As of the date of the Amazon Seattle Loan Agreement, Michael Whyte, Billy Butcher, Matthew Sherman, Vladimir Beko and Peter Sundheim constitute all of the directors of the Condominium Board appointed by Borrower.

(h)       Borrower is the “Declarant” under the Declaration.

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38.   Landmark Designation. The Landmark Designation Documents are in full force and effect and have not been modified or amended.

39.   Leasing Agreements.

(a)       (i) Borrower has delivered to Lender a true, correct and complete copy of the Leasing Agreement, (ii) the Leasing Agreement has not been amended, modified, restated, replaced or supplemented except pursuant to the assignment of Leasing Agreement from Seller to Borrower and the Assignment of Leasing Agreement entered into on the date of the Amazon Seattle Loan Agreement and (iii) Borrower has not sent or received a written notice of default under the Leasing Agreement for which such default has not been cured.

(b)       Borrower represents and warrants to Lender that (i) Borrower’s monetary obligations under the Existing Leasing Agreement consist solely of Borrower’s obligation to pay the leasing commissions as and when the same are due and payable thereunder (all of which have been deposited into the Existing TI/LC Account) and (ii) Borrower is not engaging the leasing agent under the Existing Leasing Agreement for any additional leasing services with respect to the Property.

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SCHEDULE I TO EXHIBIT C

EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES OF THE AMAZON SEATTLE BORROWER

Paragraph 17(a)

clause (iv)

•	Obligations of Landlord pursuant to the Retail Lease dated as of March 26, 2021 by and between Pine Street Owner II, L.P. and Knot Springs Seattle, LLC (“Knots Springs Tenant”), as assigned to Borrower (“Knots Springs Lease”)

clause (v)

•	Victrola tenant is entitled to a rent abatement through 4/1/2021 (the “Victrola Rent Abatement”)
•	Future rent credits pursuant to the terms of the Knot Springs Lease clause (x)

•	The Victrola Rent Abatement
•	Future free rent credits pursuant to the Knots Springs Lease clause (xi)

•	Commission due to Colliers International WA, LLC (Amazon Tenant)
•	Commission due to RST LLC d/b/a Real Retail (Knot Springs Tenant)

clause (xv)

•	The Victrola Rent Abatement

Paragraph 33

Borrower is taking an assignment of the below trademarks from Seller.

•	15 Seconds of Stardom, registration #1080725 with the Secretary of State of the State of Washington issued on 12/14/20
•	The Bon Marche, registration #1080689 with the Secretary of State of the State of Washington issued on 11/20/20

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